    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1996

                                                       REGISTRATION NO. 33-94882
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

U.S.            SECURITIES           AND           EXCHANGE           COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 7


                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           HOMEOWNERS FINANCIAL CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                            ------------------------

         DELAWARE                    6162                   13-2747380
     (STATE OR OTHER          (PRIMARY STANDARD           (IRS EMPLOYER
      JURISDICTION OF             INDUSTRIAL           IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                            ------------------------

                                                      MR. CHRISTIAN W. PFLUGER, III
                                                                PRESIDENT
          HOMEOWNERS FINANCIAL CORP.                    HOMEOWNERS FINANCIAL CORP.
          2075 West Big Beaver Road                     2075 WEST BIG BEAVER ROAD
                  Suite 550                                     SUITE 550
             Troy, Michigan 48084                          TROY, MICHIGAN 48084
                (800) 723-6001                                (800) 723-6001
(ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S          (NAME, ADDRESS AND TELEPHONE
                  PRINCIPAL                            NUMBER OF AGENT FOR SERVICE)
   EXECUTIVE OFFICES AND PRINCIPAL PLACE OF
                  BUSINESS)
                                         COPIES TO:
             RICHARD FEINER, ESQ.                         LAWRENCE NUSBAUM, ESQ.
              JOHN B. LOWY, P.C.                          GUSRAE, KAPLAN & BRUNO
               645 Fifth Avenue                              120 Wall Street
                  Suite 403                                     11th Floor
           New York, New York 10022                      New York, New York 10005
   Phone (212) 371-7799 Fax (212) 371-8527       Phone (212) 269-1400 Fax (212) 809-5449
           (COUNSEL FOR REGISTRANT)                     (COUNSEL FOR UNDERWRITER)

                            ------------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED OCTOBER 30, 1996


                           HOMEOWNERS FINANCIAL CORP.
                          A MINIMUM OF 550,000 SHARES
             A MAXIMUM OF 1,270,000 SHARES AND 1,270,000 A WARRANTS
             OFFERING PRICE: $5.50 PER SHARE AND $.15 PER A WARRANT


     Homeowners Financial Corp. (the "Company") is offering hereby up to 1,270,000 shares of the common stock of the Company, $.01 par value (the "Common Stock") and redeemable warrants to purchase up to 1,270,000 shares of Common Stock (the "A Warrants"). The Common Stock and A Warrants are sometimes hereinafter referred to as the "Securities." The Common Stock and A Warrants are not being sold as a Unit. The A Warrants are separately tradeable upon issuance. Each A Warrant entitles the registered holder thereof to purchase one share of
Common Stock at a price of $          , subject to adjustment in certain
circumstances, at any time until                     , 2001 (five years from the
date of this Prospectus). The A Warrants are redeemable by the Company at any
time commencing                     , 1997 (one year from the date of this
Prospectus)(or earlier with the consent of the Underwriters), upon notice of not less than 30 days, at a price of $.15 per A Warrant, provided that the closing bid quotation of the Common Stock for a period of 15 consecutive trading days ending on the third day prior to the day on which the Company gives notice has been at least $7.50 per share (subject to adjustment). See "Description of Securities -- A Warrants."



     The Common Stock currently trades sporadically in the over-the-counter market under the symbol "HOFC." On October 29, 1996, the closing bid quotation of the Common Stock was $3.50. See "Market Price of Securities." Prior to this offering (the "Offering"), there has been no public market for the A Warrants and there can be no assurance that any sustained public market will develop for the Common Stock or the A Warrants. The Company has applied for listing of the Common Stock and A Warrants for quotation on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "HOFC" and "HOFCW," respectively. The offering prices of the Common Stock and A Warrants offered hereby, and the exercise price of the A Warrants, were determined pursuant to negotiations between the Company and Toluca Pacific Securities Corporation (the "Underwriter") and do not necessarily relate to the Company's book value or other established criteria of value. For a discussion of the factors considered in determining the offering prices, see "Risk Factors -- No Public Market for the Common Stock or Warrants; Arbitrary Determination of the Offering Price; Possible Price Volatility."


THESE SECURITIES ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
   SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT
     AFFORD THE LOSS OF HIS OR HER ENTIRE INVESTMENT. SEE "RISK FACTORS"
        (PAGE 5) AND "DILUTION" (PAGE 17).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY           REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.


----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                             PRICE TO        UNDERWRITING      PROCEEDS TO
                                            PUBLIC(1)       COMMISSION(2)       COMPANY(3)
----------------------------------------------------------------------------------------------
Per Share...............................         $                $                 $
----------------------------------------------------------------------------------------------
Per A Warrant...........................         $                $                 $
----------------------------------------------------------------------------------------------
Total Minimum Shares -- 550,000
  Shares................................         $                $                 $
----------------------------------------------------------------------------------------------
Total Maximum Shares -- 1,270,000
  Shares................................         $                $                 $
----------------------------------------------------------------------------------------------
Total Maximum Warrants -- 1,270,000 A
  Warrants..............................         $                $                 $
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------


                         (SEE NOTES ON FOLLOWING PAGE)


PAYMENT FOR THE SECURITIES IS TO BE MADE BY CHECK OR MONEY ORDER PAYABLE TO "ATLANTIC BANK OF NEW YORK, ESCROW AGENT -- HOMEOWNERS FINANCIAL CORP."


                     TOLUCA PACIFIC SECURITIES CORPORATION
           THE DATE OF THIS PROSPECTUS IS                     , 1996.

---------------


(1) The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to offer the Securities as agent for the Company on a "best efforts, 550,000 share minimum -- 1,270,000 share and 1,270,000 A Warrant maximum " basis. There is no minimum number of A Warrants that must be sold. Pending the sale of at least 550,000 shares, all proceeds of the Offering will be held in escrow in a non-interest bearing account with Atlantic Bank of New York, Escrow Agent. Unless at least 550,000 shares of Common Stock are sold within 120 days of the date of this Prospectus, or 210 days if extended by mutual consent of the Company and Underwriter, this Offering will terminate and all funds will be promptly returned to subscribers without interest thereon or deduction therefrom (see "Underwriting"). Closing of the Offering could take place as late as ten business days after the maximum 210 day offering period, to permit clearance
    of funds. Once subscriptions for 550,000 shares of Common Stock ($       )
    have been escrowed, there will be an initial closing after which the Offering will continue for the remaining 720,000 shares of Common Stock and 1,270,000 A Warrants on a "best efforts" basis subject to subsequent closings. There can be no assurance that any or all of the Securities being offered will be sold.



(2) Does not include the Underwriter's non-accountable expense allowance equal to three (3.0%) percent of the public offering price ($ per share and
    $.     per A Warrant), of which $5,000 has been prepaid. If the entire
    Offering is sold, the Underwriter will receive a non-accountable expense
    allowance of $       ; if the minimum Offering is sold, the Underwriter will
    receive a non-accountable expense allowance of $      . These figures do not
    include additional compensation to the Underwriter in the form of warrants to purchase up to 127,000 shares of Common Stock of the Company and warrants entitling the Underwriter to purchase up to 127,000 warrants (collectively,
    the "Underwriter's Warrants") at a price of $   per share and $.  per
    warrant, respectively; and (c) a five year right to designate one nominee for election to the Company's Board of Directors. Further, the Company will indemnify the Underwriter against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."



(3) The proceeds to the Company set forth in the table on the cover page of the Prospectus have been computed before deduction of expenses that will be incurred in connection with this Offering, including filing, printing,
    legal, accounting, transfer agent and other fees estimated at $       . The
    net proceeds to the Company, after deducting all commissions and expenses in
    connection with the Offering, are estimated to be $       if the minimum
    Offering is sold and $       if the maximum Offering is sold.


     The Securities are offered by the Underwriter as agent for the Company, subject to prior sale, acceptance of an offer to purchase, withdrawal, cancellation or modification of the Offering without notice. The Company and the Underwriter reserve the right in their sole discretion to reject any subscription in whole or in part, for the purchase of any of the Securities offered hereby.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form SB-2 (File No. 33-94882) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the schedules and exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference.

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Reports, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of each such document may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commission's Web site is located at http://www.sec.gov.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus and as part of the Registration Statement and Exhibits attached thereto. All of the information in this Prospectus assumes initial offering prices of $5.50 per share of Common Stock and $.15 per A Warrant and an A Warrant exercise price of $6.00 per share. These figures are subject to change. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

     Homeowners Financial Corp. (the "Company") is a full service mortgage banking company that services, originates, acquires and markets mortgage loans secured primarily by residential properties located in 48 states and the District of Columbia. All of the Company's substantive operations are conducted by Developers Mortgage Corp. ("DMC"), a wholly-owned subsidiary, and by Home Owners Funding Corp. of America ("HOFCA"), a subsidiary of FIS, Inc. ("FIS"). FIS is a wholly-owned subsidiary of the Company. During the nine months ended June 30, 1996 and the year ended September 30, 1995, the Company's primary sources of revenues were mortgage loan servicing (78.7% and 84.9%, respectively) and mortgage loan originations (9.8% and 3.1%, respectively). During the nine months ended June 30, 1996 and the year ended September 30, 1995, the Company realized net losses of $.4 million and $.9 million, respectively, on revenues of $2.4 million and $2.7 million, respectively.

     The Company's principal business activities are mortgage loan servicing and mortgage loan origination. Mortgage loan servicing includes collecting and processing homeowners' monthly mortgage loan payments, remitting payments of principal and interest to the investors who invested in the mortgages ("Mortgage Investors"), maintaining escrow accounts for the payment of taxes and insurance on behalf of borrowers, processing loan defaults and other general administrative functions.

     As of June 30, 1996, the Company's mortgage loan servicing portfolio aggregated approximately $614.0 million in unpaid principal balance.

     During the nine months ended June 30, 1996 and the year ended September 30, 1995, mortgage loans originated by the Company totalled $16.2 million and $12.4 million, respectively.

     The Company originates mortgage loans on a retail and wholesale basis. The Company receives an origination fee for each retail loan it closes and also earns fees for other origination functions. The Company sells the mortgage loans it originates to Mortgage Investors in the secondary mortgage market ("Secondary Market") and, from time to time, retains the servicing rights associated with the loans. The Company does not speculate on fluctuations in interest rates and, therefore, uses forward sales commitments to hedge against such fluctuations. When the Company retains mortgage loan servicing rights, the rights are then added to the Company's mortgage loan servicing portfolio, and the Company receives mortgage loan servicing income over the life of the loans. The Company typically holds the loans for 7 to 90 days prior to delivering them to Mortgage Investors in the Secondary Market and generally earns a net interest spread on the loans during that time period.

     The Company's strategy in the mortgage banking area is to increase the size, diversity and quality of its mortgage loan servicing portfolio and to expand its origination operations. The Company's acquisition of DMC (see "The Reorganization") is consistent with this strategy. The Company plans to increase the size of its mortgage loan servicing portfolio by selectively acquiring mortgage loan servicing rights and by retaining the servicing rights on a portion of the loans it originates. Management believes that the Company currently has the loan servicing capacity to increase the size of its mortgage loan servicing portfolio by an additional 40,000 loans without incurring significant additional capital expenditures or fixed costs. By increasing the size of the mortgage loan servicing portfolio and consolidating the mortgage loan servicing operations of DMC and HOFCA into DMC's Troy, Michigan facility, management believes that the Company can enhance its mortgage loan servicing efficiency and become profitable. Moreover, the Company believes that increasing the size, diversity, type and quality of its mortgage loan servicing portfolio will enable it to reduce the effects of unanticipated prepayments resulting from fluctuations in interest rates and defaults resulting from regional economic downturns.

     The Company has allocated approximately $400,000 (minimum offering) up to $4.0 million (maximum offering) from the net proceeds of this offering to expand its mortgage loan servicing portfolio (see "Use of Proceeds"). Management anticipates that such funds will enable the Company to purchase servicing rights to mortgage loans with between $40 million (minimum offering) and $400 million (maximum offering) in principal balances.

     The Company has begun the process of expanding its origination activities by acquiring DMC and by purchasing and reselling whole loan portfolios while retaining the servicing rights. Through the acquisition and expansion of DMC's origination operations and whole loan activity, the Company hopes to increase the volume of new loan originations to a level where originations exceed the volume of prepayments experienced in its mortgage loan servicing portfolio.

     If significantly less than all of the Securities offered herein are sold, the Company most likely will require additional financing (see "Risk Factors-Possible Need for Additional Financing").

                                  THE OFFERING

Securities Offered


  Minimum  .............550,000 shares of Common Stock and no A Warrants.


  Maximum  .............1,270,000 shares of Common Stock and 1,270,000 A
                        Warrants. The Common Stock and A Warrants may be purchased separately and are immediately separately tradeable.

Shares of Common Stock
Outstanding:

  Prior to the
Offering................4,131,213 Shares.

  After the
Offering(1).............
                       4,681,213 (minimum) Shares.
                        5,401,213 (maximum) Shares.

A Warrants

  A Warrants to be
  outstanding after
  this offering.........Up to 1,270,000 A Warrants.

  Exercise Terms........Each A Warrant is exercisable immediately, to purchase
                        one share of Common Stock at a price of $          per
                        share, subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. See "Description of Securities-A Warrants."

  Expiration Date.......               , 2001, five years from the date of this
                        Prospectus, subject to extension in the Company's discretion.


  Redemption............Redeemable by the Company at any time commencing
                                       , 1997 (one year from the date of this
                        Prospectus) (or earlier with the consent of the Underwriter), upon notice of not less than 30 days, at a price of $.15 per A Warrant, provided that the closing bid quotation of the Common Stock for a period of 15 consecutive trading days ending on the third day prior to the day on which the Company gives notice has been at least $7.50 per share (subject to adjustment). See "Description of Securities-A Warrants."


Use of Proceeds.........To purchase mortgage loan servicing rights, retire preferred stock, retire a bank loan and for working capital. See "Use of Proceeds."

Risk Factors............These Securities are speculative, involve a high degree of risk and immediate substantial dilution and should not be purchased by anyone who cannot afford the loss of his or her entire investment. Among the principal risk factors to be considered by investors are: default on a term loan and warehousing facility; possible need for additional financing; dilution; interest rate fluctuations; economic and default risk; competition; liability under representations and warranties to mortgage investors, insurers and others; possible fluctuations in quarterly performance; regulatory compliance; risks associated with sales of mortgage loans; federal programs and related agreements; seasonality; and dependence on management. See "Risk Factors" and "Dilution."

Proposed NASDAQ
Symbols(2)..............Common Stock... HOFC

                     ...A Warrants......... HOFCW
---------------

(1) Does not include: (i) up to 254,000 shares of Common Stock issuable upon the exercise of the Underwriter's Warrants and the warrants contained therein;
    (ii) 354,429 shares of Common Stock issuable upon exercise of Incentive Stock Options pursuant to the Company's 1994 Incentive Stock Option Plan and other outstanding options and warrants; (iii) 680,000 shares of Common Stock issuable upon exercise of existing Class C and Class B warrants; and (iv) approximately 58,608 shares of Common Stock issuable upon conversion of Series C Preferred Stock. See "Description of Securities" and "Underwriting."

(2) The Company has applied for listing of the Common Stock and A Warrants on the NASDAQ SmallCap Market. However, no assurance can be given that the listings will be granted or maintained. See "Risk Factors-Offering and Market Related Considerations-Low Stock Prices; Possible Inability To Sell in the Secondary Market."

                             SUMMARY FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following tables set forth summary consolidated financial information with respect to the Company (Successor) and, prior to April 30, 1994, HOFCA (Predecessor) for the periods indicated and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

     The summary consolidated financial information as of the nine months June 30, 1996, was derived from the unaudited consolidated financial statements included elsewhere herein and is not necessarily representative of operations for an entire year.

     As discussed elsewhere herein, FIS acquired HOFCA in April 1994; and the Company acquired FIS in September 1994. Due to the foregoing acquisitions and the resulting changes in cost bases as required by Generally Accepted Accounting Principles ("GAAP"), the financial information included herein for the periods and specific year stated is not comparable.

                                                                   PERIOD FROM
                                                                 APRIL 30, 1994     PERIOD FROM
                                 NINE MONTHS      YEAR ENDED           TO         OCTOBER 1, 1993
                                    ENDED        SEPTEMBER 30,    SEPTEMBER 30,    TO APRIL 29,
                                JUNE 30, 1996        1995             1994             1994
                                --------------  ---------------  ---------------  ---------------
                                 (SUCCESSOR)      (SUCCESSOR)      (SUCCESSOR)     (PREDECESSOR)
OPERATING DATA:
     Total revenue..............    $  2,404       $   2,674        $   1,923        $   4,318
     Total expenses(A)..........       2,770           3,573            1,383            2,776
     Net income/(loss)..........        (366)           (899)             540            1,542
     Preferred dividends paid...          96             192               16               --
     Per common share
       income/(loss)............        (.11)           (.27)             .32                *
OTHER DATA:
     Loan Originations..........    $ 16,200       $  12,400        $      --        $      --
     Servicing portfolio at end
       of period................    $614,008       $ 688,500        $  64,200        $ 132,758


                                                                       JUNE 30, 1996
                                                               -----------------------------
                                              SEPTEMBER 30,                  ADJUSTED(B)
                                                                          ------------------
                                                  1995         ACTUAL     MINIMUM    MAXIMUM
                                              -------------    -------    -------    -------
FINANCIAL CONDITION DATA:
     Total assets............................    $ 8,035       $9,981     $10,483    $14,094
     Purchased mortgage servicing rights.....      5,825       5,032       6,180      9,780
     Loans held for sale.....................        478       2,657       2,657      2,657
     Notes payable...........................      5,089       4,139       3,444      3,444
     Stockholders equity.....................      1,960       2,200       3,397      7,008


---------------
(A) Includes income taxes.

(B) Adjusted to reflect the sale of 550,000 shares of Common Stock (minimum) and 1,270,000 shares of Common Stock and 1,270,000 A Warrants (maximum) and the application of $748,000 of working capital. This available working capital results from the recovery from the gross proceeds of the Offering of $748,000 which represents offering expenses advanced through June 30, 1996. See "Use of Proceeds."

 * Share information is neither comparable nor meaningful as a result of the April 29, 1994 acquisition.

                                  RISK FACTORS

     THE SECURITIES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, ARE SPECULATIVE IN NATURE. THEY SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN LEGAL, TAX AND FINANCIAL ADVISORS IN RELATION TO THIS OFFERING.

THE COMPANY AND MORTGAGE BANKING OPERATIONS


     Default On First Term Loan and Warehousing Facility. The Company was in default of the following three minimum financial requirements under its credit agreement with First Bank ("First Credit Agreement") concerning the Company's term loan ("First Term Loan") and its warehousing facility ("First Warehousing Facility") with First Bank: Adjusted Tangible Net Worth ("ATNW"), Adjusted Leverage Ratio ("ALR") and Debt Service Coverage Ratio ("DSCR"). The Company continues to be in default under the minimum DSCR requirement. The Company's ATNW (as defined in the First Credit Agreement) was $2.8 million at September 30, 1995. The minimum ATNW required under the First Credit Agreement at that time was $3.0 million. The maximum ALR allowed under the First Credit Agreement was 3.25 to 1.00. At February 29, 1996, the Company's ALR was 3.41 to 1.00. The minimum DSCR (as defined in the First Credit Agreement) was required to be 1.20 to 1.00. The Company's DSCR at December 31, 1995, March 31, 1996 and June 30, 1996 was .44 to 1.00, 0.72 to 1.00 and 1.07 to 1.00, respectively. In March 1996, the Company converted $503,000 of debt to equity in the form of Series B Preferred Stock ("B Preferred") (see "Certain Transactions"). As a result of this conversion, as of March 31, 1996 and June 30, 1996, the Company was in compliance with the minimum ATNW and ALR requirements. In May 1996, the Company received a waiver of the conditions of default until September 30, 1996 and First Bank lowered the minimum ATNW from $3.0 million to $2.7 million and increased the maximum ALR from 3.25 to 1.00 to 4.0 to 1.00. As a condition to granting the waiver, First Bank required the Company to suspend payments of all preferred stock dividends, approximately $69,000 on a quarterly basis, until the Company is in full compliance with all terms and provisions of the First Credit Agreement. The Company's management has reviewed with First Bank different cost reduction measures and additional sources of revenue to bring the DSCR condition of default into compliance, including consolidation of offices, staffing adjustments and cash management changes to reduce bank charges and increase interest income. No assurance can be given that the Company will be able to effect sufficient cost savings and find additional sources of revenue to cure the DSCR condition of default. Management believes that First Bank will continue to work with the Company. If the Company is unable to cure the DSCR condition of default and First Bank refuses to grant an additional waiver, First Bank may elect to demand full payment of the outstanding balances of the First Term Loan and the First Warehouse Facility, $3.2 and $1.1 million, respectively, at October 28, 1996. If First Bank elects to demand full payment under the Credit Agreement, and the Company is unable to refinance its debt to First Bank, the Company's business would be materially adversely affected. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations-Liquidity and Capital Resources."


     Possible Need for Additional Financing. If significantly less than all of the Securities offered herein are sold, the Company will most likely require additional funding to purchase mortgage loan servicing rights, operate at a profitable level and meet all of its financial obligations. If such additional funds are needed, the Company would seek to raise funds through bank financing or one or more additional equity and/or debt offerings. Even assuming sale of all of the Securities offered herein and the receipt of the net proceeds therefrom, the Company may need additional funds for the acquisition of additional mortgage loan servicing rights and the expansion of its loan origination activities (see "Use of Proceeds"). It also will need additional funds if it determines to pursue the acquisition of a bank. The Company plans to obtain the additional funds through bank financing and, possibly, exercise of warrants. If the Company decides to acquire a bank, it will most likely attempt to raise funds through an additional public offering. No assurance can be given that the

Company will be able to obtain any additional financing, if needed. If additional financing is required but unavailable, the Company's operations most likely will be materially and adversely affected.

     Interest Rate Fluctuations. As part of the loan origination process, an interest rate may be established for a mortgage loan at any time between the acceptance of the borrower's application and the closing of the mortgage loan, typically 45 to 90 days. A gain or loss on the subsequent sale of that loan may occur in the event that interest rates change during the period between the establishment of the interest rate and discount points the borrower will pay on the loan and the commitment by the Mortgage Investor to a purchase price for the loan. To hedge against this risk, the Company enters into forward commitments to sell loans where the borrowers have signed an agreement establishing their interest rate and discount points. These forward commitments are on a best efforts basis at no cost to the Company.

     In periods of declining interest rates, such as occurred from 1991 through 1993, mortgage loan originations typically increase due in part to increased prepayments of existing mortgages. In periods of rising interest rates, however, mortgage loan originations tend to decline. These fluctuations in origination volume may adversely affect the Company's results of operations to the extent that its existing origination capacity exceeds that which is required in a rising interest rate environment, which may cause revenues from loan origination activities to decline more rapidly than the related expenses. The Company's management addresses this risk in its mortgage loan origination operations through several measures, including (i) consideration of the underlying economic conditions and trends in markets in which the Company currently operates and in new markets prior to entry; and (ii) centralized loan processing and closing in its branch locations.

     Mortgage loan servicing revenue may also be affected by a change in interest rates. As interest rates decline, the number of prepayments may increase, leading to a faster than expected runoff of the Company's mortgage loan servicing portfolio. Faster than expected prepayments of loans serviced by the Company result in increased current operating costs, a reduction of future mortgage loan servicing income on such prepaid loans and increased non-cash expenses relating to amortization of purchased mortgage loan servicing rights. Management anticipates that, as the amount of unscheduled prepayments increases due to declining interest rates, the volume of loan originations through the Company's origination activities should increase, resulting in higher origination fees and, if the Company sells the mortgage loans retaining the loan servicing rights, the addition of new mortgage loan servicing rights on lower interest rate loans to the Company's mortgage loan servicing portfolio. However, at present, the Company's warehousing facility is limited to an aggregate of $5 million. Should prepayments in full increase significantly beyond that anticipated by management, the Company would need to increase the size of its warehousing facility and origination volume before increased revenues from origination activity might negate the decline in servicing revenues. No assurance can be given that the Company would be able to adequately increase its warehousing facility and origination volume. The Company's inability to increase its warehousing facility and mortgage loan originations in the event of significant unexpected prepayments most likely would have a material adverse impact on the Company's results of operations. Generally, mortgages carrying lower interest rates are less subject to prepayment risk and, therefore, the servicing rights associated with such mortgages are more valuable.

     The value of portfolios of mortgage loan servicing rights the Company acquires may also be adversely affected by unexpected declines in interest rates. The Company purchases mortgage loan servicing rights based upon certain assumptions with respect to, among other things, the prepayment rates on the loans underlying the mortgage loan servicing rights. To the extent the loans are prepaid earlier than expected, the mortgage loan servicing income received over the life of the acquired mortgage loan servicing portfolio would be less than expected and the related amortization of such purchased mortgage loan service contracts would increase proportionately.

     Economic and Default Risk. Economic downturns can have a negative impact on a mortgage banker's profitability as default ratios increase. The Company's liability for default risk on the mortgage loans it sells to Mortgage Investors is limited to liability under representations and warranties (see "Risk Factors-Liabilities Under Representations and Warranties"). In some cases, the Mortgage Investors will retain the option to require repurchase of a mortgage loan if it becomes delinquent within a specified, limited period of time following purchase. The Company may sustain a loss if proceeds from the foreclosure and disposition of property securing one of the loans for which it retains default risk are less than the remaining principal balance of the loan plus carrying and other costs. The Company's management addresses these default risks through: (i) its selection of markets in which to originate and acquire mortgage loan servicing rights; (ii) the implementation of controls, including strict underwriting guidelines and a quality control program, in the origination process to lessen the possibility of origination errors; and (iii) systems and management controls established in the servicing system to ensure compliance with Mortgage Investors' servicing requirements.

     Notwithstanding the foregoing, mortgage bankers retain exposure to default risk on certain loans in their mortgage loan servicing portfolios. The Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC") and the Government National Mortgage Association ("GNMA") (collectively, the "Agencies") and some private Mortgage Investors may require a servicer to advance delinquent principal and interest payments, certain escrow disbursements and other expenditures for prudent default processing activities. These advances and payments are not always fully reimbursed. Mortgage insurance and guarantees provided by the Federal Housing Administration ("FHA"), the Department of Veterans Affairs ("VA") and certain other government agencies typically cover most of the foreclosure expenses and advances of the servicer for defaulted government loans. Private mortgage insurance companies provide similar reimbursement for insured conventional loans. FHA covers 100% of the principal balance of any insured loan, but typically does not cover certain delinquent interest advances and legal fees (generally two months interest and one-third of the legal fees). A VA loan guarantee typically covers the lesser of
(i) 25% of the original loan balance or (ii) $46,000 for loans which exceed $144,000 and were originated since 1989 or $27,500 for loans originated prior to 1989. Despite this contractual limit, the VA historically had purchased a foreclosed property that it guaranteed at 100% of the remaining loan balance plus accrued interest. Since 1985, however, the VA in some cases elected to remit the maximum liability under its guarantee rather than to purchase the foreclosed property (known as a "VA No-Bid"). Accordingly, the Company and other mortgage servicers are subject to increased foreclosure risk with regard to VA loans in their mortgage loan servicing portfolios. VA loans comprised, approximately $10.5 million (1.7%) of the total principal balance of the Company's mortgage loan servicing portfolio at June 30, 1996. With regard to acquired loans, the Company attempts to negotiate indemnification from the seller for VA No-Bids for a period of time following the servicing transfer date. The Company utilizes a strategy to minimize its losses on defaulted VA loans. See "Business-Delinquency Management." Private mortgage insurers generally cover 25% of the original loan balance, but typically reimburse advances and other foreclosure expenses.

     Included in the Company's mortgage loan servicing portfolio at June 30, 1996 was approximately $1.8 million, or 0.3% of loans serviced, for which there is recourse or limited recourse against the Company in the event of foreclosure. HOFCA's seasoned servicing portfolio of recourse loans has declined 97.0% since September 30, 1993 because of the sale of $64.0 million of the portfolio (manufactured housing loan servicing). As a result, taking into account recoveries on foreclosed loans, there were no foreclosure losses relating to these loans for the nine months ended June 30, 1996 or the year ended September 30, 1995. The remaining $612.2 million of the Company's current mortgage loan servicing portfolio is serviced on a nonrecourse basis without risk of loss to the Company; however, the Company is generally required to advance certain payments for the loans it services, as described above.

     A determination of estimated losses in the mortgage loan servicing portfolio (on an undiscounted basis) based on the prevailing level of loan delinquencies is made as of the end of each reporting period. The Company maintained general reserves for servicing related losses of $182,000 at June 30, 1996. While management believes that adequate reserves have been established, there can be no assurance that such a level of reserves will continue to be adequate in the future.

     Competition. The mortgage banking business is highly competitive. The Company competes with financial intermediaries, such as other mortgage bankers, commercial banks, savings associations, credit unions, loan brokers and insurance companies in the origination of mortgage loans. The Company competes primarily by offering a broad menu of mortgage loan products with competitive features, by emphasizing the quality of its service and by pricing its range of products at competitive rates. Competition for loan servicing is equally diverse. Mortgage bankers, commercial banks and savings associations all engage in mortgage loan servicing activities, either for themselves or in sub-servicing arrangements for others, and each participates in the competitive bidding process associated with acquisitions of mortgage loan servicing portfolios. To the extent that market pricing becomes more aggressive, the Company may be unable to achieve its planned level of acquisitions at the desired cost. The Company plans to address this risk by expanding its origination activities as a source of additions to the mortgage loan servicing portfolio, although no assurance can be given that it will be able to do so (see "Business-Expansion Plans").

     Liability Under Representations and Warranties. Mortgage bankers customarily make certain representations and warranties to Mortgage Investors, Agencies or insurers of loans originated or purchased and sold by them relating to originating and servicing the loans in substantial conformance with state and federal law and the applicable Mortgage Investor guidelines and similar representations and warranties regarding the underlying servicing rights.

     In connection with purchases of mortgage loan servicing rights, mortgage bankers typically assume responsibility for the representations and warranties made by the originators or prior servicers of such mortgage loans. Generally, the Company's mortgage loan servicing purchase agreements obligate the sellers from whom it purchases loans and loan servicing rights to make similar representations and warranties to the Company and to provide indemnification or repurchase protection in the event a claim is made against the Company. However, the Company is subject to the risk that such sellers may not have the financial capacity to repurchase loans when requested to do so or to otherwise respond to demands made by the Company with respect to other contractual remedies. When selling mortgage loan servicing rights from its own portfolio, the Company typically negotiates a limit to the indemnification period under which a breach may be claimed. Although the Company has policies and procedures designed to ensure its ability to make and assume accurate representations and warranties, in the event of a material, incurable breach, the Company may become obligated to repurchase a loan or indemnify the purchaser against any losses, costs or expenses incurred by the purchaser as a result of a material, incurable breach. Significant obligations resulting from material breaches could have a material adverse effect on the Company's business.

     Possible Fluctuations in Quarterly Performance. The Company's quarterly operating results can fluctuate significantly as a result of a number of factors, including but not limited to the volume of mortgage loan originations, interest rates, changes in expected prepayment rates and the timing and level of sales of mortgage loan servicing rights.

     Regulatory Risk. The Company is subject to the rules and regulations of, and examinations by, FNMA, FHLMC, GNMA, FHA, HUD and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting the Company's activities. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate the assessment, collection, foreclosure and claims handling, regulate investment and interest payments on escrow balances, regulate payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of mortgage loan servicing contracts without compensation to the servicers, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     Although the Company believes that it has systems and procedures to insure compliance with these requirements and believes that currently it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance of full compliance with current laws, rules and regulations or that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. In the event that the Company is unable to comply, its business may be materially adversely affected.

     Certain states that the Company operates in require that interest must be paid to mortgagors on funds deposited by them in custodial accounts to cover mortgage-related payments such as property taxes and insurance premiums. See "Business-Government Regulations."

     Risks Associated with Sales of Mortgage Loans; Federal Programs and Related Agreements. The Company funds its mortgage loan production operations ultimately by selling or exchanging all mortgage loans that it originates and acquires in the Secondary Markets to Mortgage Investors. The Company's ability to sell mortgage loans in the Secondary Market is largely dependent upon the continuation of programs administered by the Agencies, which facilitate the pooling of those mortgage loans into mortgage-backed securities (either through directly purchasing mortgage loans from the Company or exchanging mortgage-backed securities for the Company's mortgage loans), as well as the Company's continued eligibility to participate in such programs. The discontinuation of or a significant reduction in, the eligibility to participate in such programs would have a material adverse effect on the Company's operations. The Company expects that it will continue to remain eligible to participate in these programs but any significant impairment of such eligibility would also materially adversely affect its operations. In addition, the products offered under these programs may be changed from time to time by the sponsor. The profitability of specific products may vary depending on a number of factors, including the administrative costs to the Company of originating these products.

     The Company is also dependent upon private Mortgage Investors other than the Agencies for the sales of mortgage loans that do not qualify (primarily as a result of limitations as to maximum loan size) for programs conducted by these Agencies. To the extent that private Mortgage Investors reduce their purchases, the price and level of the market for those mortgage loans will be negatively affected, which would materially adversely impact the Company's mortgage loan production volume and, potentially, its profitability.

     Seasonality. The mortgage banking business is generally subject to seasonal trends which reflect the pattern of home sales. These sales typically peak during the spring and summer and decline to lower levels from November through February. As a result, management anticipates that the Company's mortgage origination revenues and earnings typically will be higher in the second and third quarters of each calendar year than in the first and fourth quarters. Other aspects of the Company's business, such as servicing and acquisitions, are less affected by seasonality, except to the extent that the growth of the servicing portfolio is generally higher in periods of higher production.

     Dependence Upon Management. The Company is dependent upon the personal efforts and abilities of Christian W. Pfluger, III, the Company's President and Chief Executive Officer (see "Management"). The loss of Mr. Pfluger's services or the services of other key personnel could have a materially adverse effect on the Company's business. There is no employment agreement between the Company and Mr. Pfluger. The Company has key man insurance on the life of Mr. Pfluger in the amount of $2.0 million.

OFFERING AND MARKET RELATED CONSIDERATIONS

     Possible Restrictions on Market-Making Activities in the Company's Securities. The Underwriter has advised the Company that it may make a market in the Company's Securities. Rule 10b-6 under the Exchange Act prohibits the Underwriter from engaging in any market-making activities with regard to the Company's Securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to the commencement of this Offering until the final closing or termination of the Offering. Rule 10b-6 also may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's Securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the underwriter of the exercise of A Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of A Warrants following such solicitation. As a result, the Underwriter may be unable to act as a market-maker for the Company's Securities during certain periods while the A Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's Securities. See "Underwriting."

     No Public Market for the Common Stock or A Warrants; Arbitrary Determination of the Offering Price; Possible Price Volatility. Prior to this offering, there has been no sustained public market for the Company's

Common Stock and no public market for the Company's A Warrants, and there can be no assurance that an active trading market for the Common Stock or A Warrants will develop or be sustained after this offering. The initial public offering prices of the Common Stock and A Warrants and the exercise price of the A Warrants have been determined arbitrarily by negotiations between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth, results of operations or any other established criteria of value and should not be considered to be indicative of the prices that may prevail in the public market. In addition, factors such as quarterly variations in the Company's actual or anticipated results of operations may cause the market price of the Common Stock and A Warrants to fluctuate significantly. Furthermore, the stock market may experience extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the Company's Common Stock and A Warrants. See "Underwriting."

     Limited Experience of Underwriter. While certain of the officers of the Underwriter have significant experience in corporate finance and the underwriting of securities, the Underwriter has previously underwritten only four public offerings. No assurance can be given that the Underwriter's inexperience in public offerings will not adversely affect the Offering and the subsequent development of a trading market for the Common Stock and Warrants, if any.


     Immediate Substantial Dilution. As of June 30, 1996, the net tangible book value of the Company's Common Stock was $.30 per share, substantially less than the $5.50 per share to be paid by public investors, giving no value to the A Warrants. Upon completion of this offering, the net tangible book value per share will have decreased by approximately $4.72 per share (85.8%) if the minimum offering is sold and $4.15 per share (75.5%) if the maximum offering is sold (giving no effect to the A Warrants), as compared to the price paid by the public investors. See "Dilution."



     Best Efforts Offering; Escrow of Investors' Funds for up to 210 Days. This Offering is being made on a "Best efforts, 550,000 share minimum" basis. Unless
and until 550,000 shares of Common Stock ($          ) are sold, the Offering
will not close. No assurance can be given that the Underwriter will be able to sell the minimum offering. Consequently, investors may tie up their funds for up to 210 days, if the Offering Period is extended. Although the proceeds will be escrowed and will not be subject to loss during the Offering Period, there will be no interest paid on the escrowed funds.


     Effect of Outstanding Options and Warrants. As of the date of this Prospectus, there are outstanding private options and warrants to purchase an aggregate of 884,429 shares of Common Stock at prices between $1.75 and $3.50 per share. In addition, there are outstanding warrants to purchase 150,000
shares at $          per share [the exercise price of the A Warrants] which
shares may be freely tradable commencing 41 days after their issuance. To the extent that these outstanding stock options and warrants are exercised, dilution of the percentage ownership of the Company's shareholders will occur, and, any sales in the public market of the Common Stock underlying options and warrants may adversely affect the market prices for the Common Stock. See "Description of Securities - Common Stock Warrants and Options."


     Shares Available for Future Sale; Possible Depressive Effect on Market Price. 3,782,601 of the 4,131,213 issued and outstanding shares of the Company's Common Stock presently issued and outstanding as of the date hereof are "restricted securities" as that term is defined under the Securities Act of 1933 (the "Act") and in the future may be sold in compliance with Rule 144 of the Act or pursuant to a registration statement filed under the Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of two (2) years may sell those securities in unsolicited brokerage transactions or in transactions with a market-maker, in an amount equal to one (1%) percent of the Company's outstanding Common Stock every three (3) months. Additionally, Rule 144 requires that there be available adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Exchange Act and of Rule 15c2-11 thereunder. Rule 144 also permits, under certain circumstances, the sale of shares of Common Stock by a person who is not an affiliate of the Company and who has satisfied a three year holding period without any quantity limitation and whether or not there is adequate current public information available. 2,838,000 of the issued and outstanding shares are eligible for sale pursuant to Rule 144, subject to the above limitations and public information requirements. However, the Company's officers, directors and certain other stockholders who own in the aggregate approximately 3,000,000 shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any of the shares owned by them, without the written consent of the Underwriter, for a period of 12 months after the final closing date of this offering. In addition, the Company has sold 58,608 shares of Series C Preferred Stock ("C Preferred") which are now convertible into approximately a like number of freely tradable shares of Common Stock and 150,000 warrants that will be convertible into a like number of shares of Common Stock which shares will be freely tradable commencing 41 days after their issuance (see "Certain Transactions"). Purchasers should be aware that sales under Rule 144, pursuant to a registration statement filed under the Act, pursuant to the conversion of Series C Preferred and/or pursuant to exercise of the aforementioned warrants may have a depressive effect on the market price of the Company's securities.


     Significant Number of Authorized But Unissued Preferred Shares; Possible AntiTakeover Effect. The Board of Directors has total discretion in the issuance and the determination of the rights and privileges of any shares of Preferred Stock which may be issued in the future, which rights and privileges may be detrimental to the holders of the Common Stock of the Company. The Board of Directors could issue shares of Preferred Stock with such rights and preferences that could discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Company is authorized to issue 1,000,000 shares of its Preferred Stock (only 60,861 shares of which are presently issued and outstanding and a portion of which are to be redeemed with the proceeds of this Offering). See "Description of Securities-Preferred Stock" and "Description of Securities-Delaware Anti-Takeover Law."

     Potential Adverse Effect of Redemption of A Warrants. Commencing one year following the date of the Prospectus, the A Warrants are subject to redemption by the Company, at a redemption price of $.15 per A Warrant, on 30 days' written notice; provided that the closing bid quotation of the Common Stock for a period of 30 consecutive trading days ending on the third day prior to the date on which the Company gives notice has been at least $7.50 per share (subject to adjustment). Redemption of the A Warrants could force the holders (i) to exercise the A Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so; (ii) to sell the A Warrants at the then current market price when they might otherwise wish to hold the A Warrants; or (iii) to accept the nominal redemption price which, at the time the A Warrants are called for redemption, is likely to be substantially less than the market value of the A Warrants. Although the Warrant Agreement (as defined herein) requires the Company to have in effect a current prospectus under the Act, relating to the securities underlying the A Warrants, as of the date of redemption (if and when the A Warrants become redeemable by the terms thereof), the Company will not be required to qualify the underlying securities for sale under all applicable state securities laws prior to exercising its redemption rights. See "Description of Securities - A Warrants."

     Low Stock Prices; Possible Inability to Sell in the Secondary
Market. Management has applied to have the Company's Common Stock and A Warrants listed on the NASDAQ SmallCap Market and believes, but cannot assure, that the Company will meet the initial listing requirements for NASDAQ upon the closing of the minimum portion of this Offering and that NASDAQ will approve such listing application. Assuming that the Company's listing application is approved, the trading of the Company's Securities on NASDAQ is conditioned upon the Company meeting certain asset, capital surplus and stock price tests. To maintain eligibility on NASDAQ the Company is required to maintain total assets in excess of $2,000,000, capital and surplus in excess of $1,000,000 and (subject to certain exceptions) a bid price of $1.00 per share. If the Company fails any of these tests, the Securities may be delisted from trading on NASDAQ. The effects of delisting or failure to obtain initial listing include the limited release of the market price of the Company's Securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's Securities and materially adversely affect the trading market and prices for such Securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatility of stock prices and possible delisting, low price stocks are subject to the additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Securities are not listed or subsequently were delisted from trading on NASDAQ and the trading price of the Common Stock or A Warrants dropped below $5.00 per security, the Securities could be subject to Rule 15g-9 under the Exchange Act which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. In such case, the Company's Securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Company's Securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's Securities and the ability of purchasers in this Offering to sell their Securities in the secondary market.

     Necessity for Continuing Registration. The shares of Common Stock issuable upon exercise of the A Warrants offered hereby can be publicly sold only pursuant to an effective registration statement and a current prospectus under the Act. There is no assurance that the Company will be able to keep the Registration Statement of which this Prospectus is a part current or pay the legal and related costs of doing so. In addition, it is a condition to the Company's ability to issue the securities underlying the A Warrants that such securities remain qualified for issuance under the securities laws of the states in which holders of A Warrants reside, and there is no assurance that such securities will remain so qualified (see "Risk Factors-Non-Registration in Certain Jurisdictions of Securities Issuable Upon Exercise of The A Warrants"). If the Prospectus ceases to be current with respect to such securities, the holders of the A Warrants may be prevented from exercising their A Warrants.

     Non-Registration in Certain Jurisdictions of Securities Issuable Upon Exercise of the A Warrants. The A Warrants are immediately separately tradeable. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, persons may buy Securities in any aftermarket which may develop or may move to jurisdictions in which the Securities are not so registered or qualified during the period which the A Warrants are exercisable. In this event, the Company would be unable to issue the underlying shares of Common Stock to those persons desiring to exercise their A Warrants unless and until such securities could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. No assurances can be given that the Company will be able to effect any required registration or qualification. Moreover, the Company is under no obligation to register underlying shares of Common Stock in any states to which warrant holders may move or in which persons may purchase A Warrants in the aftermarket.

                                  THE COMPANY

     Homeowners Financial Corp. is a full service mortgage banking company that services, originates, acquires and markets mortgage loans secured primarily by residential properties located in 48 states and the District of Columbia. All of the Company's substantive operations are conducted by its wholly-owned subsidiary, DMC, and by HOFCA. During the nine months ended June 30, 1996 and the year ended September 30, 1995, the Company's primary sources of revenues were mortgage loan servicing (78.7% and 84.9%, respectively) and mortgage loan originations (9.8% and 3.1%, respectively).

     The Company acquired HOFCA's parent, FIS (and thus acquired HOFCA) on September 30, 1994. The Company acquired DMC from Inter Savings Bank, fsb, a Federal savings bank ("ISB") and certain mortgage loan servicing rights and fixed assets from Aurora Service Corp., formerly, Developers Service Corp. ("ASC") on April 28, 1995.

     Unless the text indicates otherwise: (i) all references herein to the Company, include its two subsidiaries and HOFCA; and (ii) all data related to mortgage banking operations includes the operations of HOFCA and DMC and the mortgage loan servicing rights acquired from ASC (the servicing rights acquired from ASC are hereinafter referred to as "ASC-PMSR") even though the foregoing companies and assets were not necessarily owned by the Company for all or part of the periods discussed.

     The Company's executive offices are located at the facilities of DMC, 2075 West Big Beaver Road, Suite 550, Troy, Michigan 48084, with telephone (800) 723-6001. See "Business -- Facilities."

                               THE REORGANIZATION

     The Company was incorporated in the state of Delaware in 1973 as By-Word Corporation, and changed its name to B W Group, Inc. in 1984. From inception through 1984, the Company provided interpretive systems to museums and historic sites. The interpretive systems are devices (receivers) that picked up recordings (i.e., music and specific information) as a spectator nears a specific exhibit. The Company sold all of its assets to a competitor in 1984 and remained dormant until its reverse acquisition of FIS.

     On December 17, 1993, Christian W. Pfluger, III incorporated FIS in the state of Texas for the purpose of acquiring HOFCA.

     On September 30, 1994, the Company acquired by reverse acquisition all of the Common Stock and Preferred Stock of FIS and changed its corporate name to its current name (see "Certain Transactions").

     HOFCA was incorporated on October 10, 1984 under the laws of the State of Massachusetts. Until February 1992, HOFCA was a wholly-owned subsidiary of Knutson Mortgage Corporation, a mortgage banking company headquartered in Minnesota, which was a wholly-owned subsidiary of Home Owners Savings Bank F.S.B. ("Home Owners Savings") headquartered in Massachusetts. In April 1990, the Office of Thrift Supervision ("OTS") appointed the Resolution Trust Corporation ("RTC") as conservator of HOFCA's ultimate parent at that time, Home Owners Savings. As a result, RTC took possession of Home Owners Savings and succeeded to all rights, titles, powers and privileges of Home Owners Savings, including ownership of all of the outstanding stock of HOFCA. In September 1990, the OTS declared Home Owners Savings to be insolvent and appointed RTC as sole receiver of Home Owners Savings. In February 1992, RTC, as receiver of Home Owners Savings, sold all of the issued and outstanding shares of Common Stock of HOFCA to NLI, Inc., a corporation wholly-owned by the then senior management of HOFCA. Effective November 1992, HOFCA changed its corporate structure as follows: two of HOFCA's subsidiaries were sold to the stockholders of HOFCA, two other HOFCA subsidiaries were merged into HOFCA, and a downstream merger between HOFCA and its former parent, NLI, Inc., occurred. The acquisition by NLI was unassisted by the RTC; NLI received no monetary assistance or representations or warranties outside of the scope of normal business operations in the industry from the RTC.

     On April 29, 1994, FIS acquired all of the issued and outstanding shares of HOFCA Common Stock for $1.5 million. The purchase price takes into account the distribution of approximately $10.1 million in assets to HOFCA's prior stockholders immediately prior to the effectuation of the acquisition of HOFCA by FIS. Pursuant to the HOFCA acquisition agreement, HOFCA entered into employment agreements with HOFCA's seven principals. Each employment agreement was for a term of one year, unless terminated earlier, and provided for annual compensation of $100,000, a minimum annual performance bonus of $50,000 and certain benefits (e.g. health). In the event of early termination, each employee is to have been guaranteed to have received a minimum of $75,000 in compensation under the employment agreements. Between June 1994 and January 1995, all seven employees resigned. Subsequent legal proceedings between the Company and these seven former employees were settled in February 1996 (see "Legal Proceedings").

     On April 28, 1995, the Company acquired: (i) all of the issued and outstanding stock of DMC, a Maryland corporation engaged in mortgage origination and servicing; (ii) certain servicing rights of ISB's parent, ASC, with regard to mortgage servicing rights with an aggregate principal balance as of April 28, 1995 of approximately $129.8 million (these ASC servicing rights are hereinafter referred to as "ASC-PMSR"); (iii) accounts receivable related to the ASC-PMSR;
(iv) certain furniture, fixtures and equipment and any contracts or leases related thereto; and (v) ASC's lease for the facilities in Troy, Michigan. The Company also acquired the right to subservice certain mortgages held by ISB. The ASC-PMSR were transferred to DMC immediately prior to the Company's acquisition of DMC. As of April 28, 1995, DMC's mortgage servicing portfolio, which included the ASC-PMSR, totalled $363.0 million.

     The definitive purchase price for DMC, the ASC-PMSR and certain fixed assets of ASC was approximately $2.89 million. The Company had the right, within one year, to require the repurchase or correction of any loans acquired in the transaction that do not meet certain Agency eligibility standards. The

Company has filed a timely repurchase notice with ASC. As of the date hereof, management believes that approximately $500,000 of the loans acquired do not meet agency eligibility standards.


     The Company obtained a portion of the funds used to purchase DMC and the other assets discussed above from two loans - a $695,489 loan from Barnett Bank ("Barnett") and a $675,000 loan from ISB. The Barnett loan accrues interest at
 .75% over Barnett's prime rate; interest only is payable monthly and the principal was due and payable on or before April 27, 1996. In April 1996, August 1996 and September 1996, the Company obtained extensions of the Barnett loan due date in consideration of the payment of fees by the Company equal to .25% of the loan amount on each extension date ($5,217 in the aggregate). The Barnett loan now expires on December 27, 1996. The Company intends to pay off the loan with a portion of the proceeds of this offering (see "Use of Proceeds"). The Barnett loan is principally secured by specific assets (bonds, certificates of deposit, treasury notes and shares of stock) of certain stockholders of the Company (see "Description of Securities-Common Stock Warrants and Options"). The ISB loan accrued interest at the rate of 10% per annum. All of the principal and accrued interest under the ISB loan were repaid on August 30, 1995. Management paid the balance of the purchase price and repaid the ISB loan from the proceeds of a $4.0 million term loan from First Bank National Association ("First Bank"). See Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources."


     On April 10, 1995, the Company executed an agreement to purchase all of the issued and outstanding shares of Common Stock of ISB, a Federal Savings Bank organized under the laws of the United States, from ASC. In November 1995, the Company terminated that agreement. While the Company may acquire ISB or another bank in the future, the Company has decided to concentrate on its mortgage banking activities (see "Risk Factors-Possible Need for Additional Financing"). The Company had paid $50,000 towards the ISB purchase price.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company, after deducting all of the expenses of the Offering, will total approximately $1,681,750 if the minimum Offering is sold, and $5,292,685 if the maximum Offering is sold. Such proceeds shall be applied approximately and generally in the order presented.



                                                          ASSUMING                    ASSUMING
                                                        MINIMUM SOLD                MAXIMUM SOLD
                                                   -----------------------     -----------------------
                                                   APPROXIMATE                 APPROXIMATE
                                                     AMOUNT        PERCENT       AMOUNT        PERCENT
                                                   -----------     -------     -----------     -------
Retirement of Barnett Loan.......................  $   695,500       41.4%     $   695,500       13.1%
Retirement of Preferred Stock(1).................  $   484,500       28.8%     $   484,500        9.2%
Purchase of Mortgage Loan
  Servicing Rights(2)............................  $   400,000       23.8%     $ 4,000,000       75.6%
Working Capital..................................  $   101,750        6.0%     $   112,685        2.1%
                                                    ----------      -----       ----------      -----
          Total..................................  $ 1,681,750      100.0%     $ 5,292,685      100.0%
                                                    ==========      =====       ==========      =====


---------------
(1) The Company's 1,750 issued shares of B Preferred are redeemable by the Company upon 30 days notice at 102% of the liquidation preference value, plus accrued and unpaid dividends to the date of redemption. The Company and its B Preferred Stockholders have agreed to the redemption of a portion of the Preferred Stock. See "Description of Securities-Preferred Stock."
(2) See "Business-Expansion Plans."

     Although the Company does not contemplate any material changes in the proposed use of proceeds, the Company may change an application or adjust an amount to the extent that the Company finds that such a change or adjustment is required by reason of then existing business conditions. Material conditions or contingencies which may arise in the future and which may require such a change or adjustment include a significant downward shift in interest rates making it inadvisable to acquire additional mortgage loan servicing rights or whole loan portfolios. If market conditions are such that it is inadvisable to purchase additional mortgage loan servicing rights, funds allocated for that purpose might be reallocated to increasing mortgage loan origination operations.

     Management believes that the net proceeds from the maximum offering combined with anticipated revenues should be sufficient to sustain the Company's operations for at least the next 12 months. If significantly less than all of the Securities offered herein are sold, the Company will most likely require additional funding to purchase mortgage loan servicing rights, operate at a profitable level and meet all of its financial obligations. If such additional funds are needed, the Company would seek to raise funds through bank financing or one or more additional equity and/or debt offerings. No assurance can be given that such funding would be available or, if available, that such funding would be available on terms acceptable to the Company. If such additional funding were not available, the Company's operations most likely would be materially and adversely affected. See "Risk Factors-Possible Need For Additional Financing" and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations." None of the proceeds will be used for compensation of officers and directors.

     Pending their utilization, the net proceeds may be invested temporarily in certificates of deposit, insured savings accounts, short term commercial paper, money market funds or government securities. The Company does not intend to register under the Investment Company Act of 1940 and, therefore, will be limited as to the types of investments which may be temporarily made with the proceeds.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the sale of the 550,000 shares of Common Stock (minimum) and 1,270,000 shares of Common Stock and 1,270,000 A Warrants (maximum) offered herein and the application of the estimated net proceeds therefrom. The table should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Prospectus. All dollar amounts are in thousands, except share and per share amounts.


                                                                         JUNE 30, 1996
                                                                -------------------------------
                                                                        AS ADJUSTED(1)
                                                                -------------------------------
                                                                ACTUAL      MINIMUM     MAXIMUM
                                                                -------     -------     -------
Long-term debt(2).............................................. $ 3,400     $ 3,400     $ 3,400
Stockholders' Equity:
  Preferred Stock $.10 par value; 1,000,000 shares authorized,
     1,750
     designated as Series A, 1,750 issued and outstanding, and
     1,275
     issued and outstanding, as adjusted; 1,000 designated as
     Series B,                                                        *          **          **
     503 issued and outstanding and issued and outstanding as
     adjusted;                                                      ***         ***         ***
     65,000 designated as Series C, 58,608 shares issued and
     outstanding and issued and outstanding as adjusted........       6           6           6*
  Common Stock $.01 par value; 10,000,000 shares authorized,
     4,131,213 issued and outstanding, and 4,681,213 (minimum)
     and 5,401,213 (maximum) issued and outstanding, as
     adjusted..................................................      41          47          54
  Additional paid-in capital...................................   3,166       4,357       7,961
  Retained Earnings (Deficit)..................................  (1,013)     (1,013)     (1,013)
                                                                 ------     -------
  Stockholders' Equity......................................... $ 2,200     $ 3,397     $ 7,008
                                                                 ------     -------
          Total Capitalization................................. $ 5,600     $ 6,797     $10,408
                                                                 ======     =======


---------------
  * Amount prior to rounding was $175.
 ** Amount prior to rounding was $128.
*** Amount prior to rounding was $50.

(1) Does not include: (i) up to 1,270,000 shares of Common Stock issuable upon exercise of the A Warrants; (ii) up to 254,000 shares of Common Stock issuable upon the exercise of the Underwriter's Warrants and the warrants contained therein; (iii) 354,429 shares of Common Stock issuable upon exercise of Incentive Stock Options pursuant to the Company's 1994 Incentive Stock Option Plan and other outstanding options and warrants; and (iv) 680,000 shares of Common Stock issuable upon exercise of existing Class B and Class C warrants. See "Description of Securities" and "Underwriting."

(2) Includes current portion of long-term debt in the amount of $.8 million.

                                    DILUTION


     The net tangible book value of the Company as of June 30, 1996 was $1,228,000. Net tangible book value consists of the net tangible assets of the Company (total assets less total liabilities and intangible assets) (see "Financial Statements"). As of June 30, 1996, there were 4,131,213 shares of the Company's Common Stock outstanding. Therefore, the net tangible book value of the Company's Common Stock as of that date was approximately $.30 per Share.



     In the event that all of the Securities offered hereby are sold, the net tangible book value of the Common Stock as of June 30, 1996 would be approximately $7,269,685 or approximately $1.35 per share. In the event that the minimum number of Securities (550,000 shares) offered hereby are sold, the net tangible book value of the Common Stock as of June 30, 1996 would be $3,658,750 or approximately $.78 per share. These figures give effect to the deduction of all of the estimated expenses, including filing, printing, legal, accounting, transfer agent and other fees. The net tangible book value per share will have increased by approximately $1.05 per share to the present stockholders, and decreased by approximately $4.15 per share to the public investors if the entire Offering is sold; and, if the minimum Offering is sold, the net tangible book value will have increased by approximately $.48 per share to the present stockholders and decreased by approximately $4.72 per share to the public investors.


     Dilution represents the difference between the public offering price and the net tangible book value per share immediately after the completion of the public offering. Dilution arises from the decision by the Company and the Underwriter as to the offering price per share. Dilution of the value of the shares purchased by the public in this offering will also be due, in part, to the far lower book value of the shares presently outstanding, and in part, to expenses incurred in connection with the public offering.


                                                                 MINIMUM     MAXIMUM
                                                                 -------     -------
          Public Offering Price Per Share......................   $5.50       $5.50
               Net Tangible Book Value Per Share Before
                 Offering......................................   $ .30       $ .30
               Increase Per Share Attributable to Payment by
                 Public
                 Investors.....................................   $ .48       $1.05
                                                                  -----
          Net Tangible Book Value Per Share After Offering.....   $ .78       $1.35
                                                                  =====
          Dilution Per Share to Public Investors...............   $4.72       $4.15
                                                                  =====

                            SELECTED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following tables set forth selected consolidated financial information with respect to the Company (Successor) and, prior to April 30, 1994, HOFCA (Predecessor) for the periods indicated and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included elsewhere in this Prospectus.

     The selected consolidated financial information as of and for the nine months ended June 30, 1996 was derived from the unaudited consolidated financial statements included elsewhere herein and is not necessarily representative of operations for an entire year.

     As discussed elsewhere herein, FIS acquired HOFCA in April 1994 and the Company acquired FIS in September 1994. Due to the foregoing acquisitions and the resulting changes in cost bases as required by Generally Accepted Accounting Principles ("GAAP"), the financial information included herein is presented for the periods and specific year stated and is not comparable.

                                                            YEAR             PERIOD FROM
                                                           ENDED          APRIL 30, 1994 TO
                                                     SEPTEMBER 30, 1995   SEPTEMBER 30, 1994
                                     NINE MONTHS     ------------------   ------------------
                                        ENDED
                                    JUNE 30, 1996       (SUCCESSOR)          (SUCCESSOR)
                                    --------------                                                PERIOD FROM
                                                                                                OCTOBER 1, 1993
                                     (SUCCESSOR)                                               TO APRIL 29, 1994
                                                                                               -----------------
                                                                                                 (PREDECESSOR)
SELECTED OPERATING DATA:
  Revenues:
     Net operating interest
       income.....................     $    136           $     93             $    123             $   435
     Origination income...........          234                 83                   --                  --
     Loan servicing and
       subservicing...............        1,891              2,269                  701               1,452
     Gain on sale of loans........           17                178                  157                 837
     Gain on sale of mortgage
       servicing rights...........           38                 51                  942                  --
     Amortization of net assets in
       excess of acquisition
       cost.......................           --                 --                   --               1,594
     Other........................           88                 --                   --                  --
                                        -------            -------              -------             -------
          Total Revenue...........        2,404              2,674                1,923               4,318
Total expenses(A).................        2,770             (3,573)              (1,383)             (2,776)
                                        -------            -------              -------             -------
Net income (loss).................         (366)              (899)                 540               1,542
Cumulative preferred stock
  dividends.......................          (96)              (192)                 (16)                 --
                                        -------            -------              -------             -------
Income/(loss) attributable to
  common stock....................     $   (462)          $ (1,091)            $    524             $ 1,542
                                        -------            -------              -------             -------
Per common share income/(loss)....     $   (.11)          $   (.27)            $    .32             $     *
                                        -------            -------              -------             -------

                                                                       SEPTEMBER 30,           APRIL 29,
                                                                 -------------------------       1994
                                                                    1995          1994       -------------
                                                    JUNE 30,     -----------   -----------
                                                      1996                                   (PREDECESSOR)
                                                   -----------   (SUCCESSOR)   (SUCCESSOR)
                                                   (SUCCESSOR)
FINANCIAL CONDITION DATA
  Total assets...................................   $   9,981     $   8,035      $ 5,442       $   5,026
  Purchased mortgage servicing rights............       5,032         5,825          678              85
  Notes payable..................................       4,139         5,089           --           2,298
  Stockholders equity............................       2,200         1,960        2,881          (6,659)
OTHER DATA
  Servicing portfolio............................   $ 614,008     $ 688,500      $64,200       $ 132,758
  Number of loans serviced(B)....................       9,960        12,248        2,481           7,689
  Average loan size(B)...........................      61,647        56,210       25,900          17,266

---------------
 * Share information is neither comparable nor meaningful as a result of the April 29, 1994 acquisition.

(A) Includes income taxes.

(B) Actual, not rounded in thousands.

                           HOMEOWNERS FINANCIAL CORP.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                 JUNE 30, 1996
                                  (UNAUDITED)

     The following unaudited Pro Forma Consolidated Balance Sheet is presented as if the stock offering and the related use of proceeds had occurred on June 30, 1996. It should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this document.

     This unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at June 30, 1996, nor does it purport to represent the future financial position of the Company.


                                                        EFFECTS OF OFFERING          PRO FORMA
                                          COMPANY       -------------------     -------------------
                                         HISTORICAL     MINIMUM     MAXIMUM     MINIMUM     MAXIMUM
                                         ----------     -------     -------     -------     -------
Cash and restricted cash...............   $    286      $  102 (a)  $  113 (a)  $  388      $  399
Receivables............................        417          --          --         417         417
Mortgage loans held for sale...........      2,657          --          --       2,657       2,657
Purchased mortgage servicing rights....      5,032       1,148 (b)   4,748 (b)   6,180       9,780
Property and equipment.................        153          --          --         153         153
Goodwill...............................        189          --          --         189         189
Deferred Stock Issuance Costs..........        748        (748 )(c)   (748 )(c)     --          --
Other assets...........................        499          --          --         499         499
                                           -------      ------      ------      -------     -------
                                          $  9,981      $  502      $4,113      $10,483     $14,094
                                           =======      ======      ======      =======     =======
Notes payable..........................   $  4,139      $ (695 )(d) $ (695 )(d) $3,444      $3,444
Repurchase agreement...................      2,624          --          --       2,624       2,624
Accounts payable and other
  liabilities..........................      1,018          --          --       1,018       1,018
                                           -------      ------      ------      -------     -------
                                             7,781        (695 )      (695 )     7,086       7,086
                                           -------      ------      ------      -------     -------
Stockholders' equity
  Preferred stock......................          6           * (e)       * (e)       6           6
  Common stock.........................         41           6 (f)      13 (f)      47          54
  Paid-in capital......................      3,166       1,191 (g)   4,795 (g)   4,357       7,961
  Accumulated deficit..................     (1,013)         --          --      (1,013 )    (1,013 )
                                           -------      ------      ------      -------     -------
                                             2,200       1,197       4,808       3,397       7,008
                                           -------      ------      ------      -------     -------
                                          $  9,981      $  502      $4,113      $10,483     $14,094
                                           =======      ======      ======      =======     =======


---------------
* Preferred stock adjustment prior to rounding to thousands was $48.

                    See accompanying notes on the next page.

                           HOMEOWNERS FINANCIAL CORP.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996
                                  (UNAUDITED)

     The pro forma adjustments represent adjustments necessary to present the Pro Forma Consolidated Balance Sheet as if the stock offering and the related use of proceeds had occurred on June 30, 1996.

          (a) Represents the net cash proceeds of the offering after the expected use of the proceeds discussed herein.


          (b) Represents the use of stock offering proceeds and available working capital of $748,000 to acquire residential mortgage servicing rights. This available working capital results from the recovery from the gross proceeds of the Offering of $748,000 which represents offering expenses advanced through June 30, 1996.



          (c) Represents the reclassification of the carrying value of deferred stock issuance costs to additional paid-in capital.


          (d) Represents the retirement of the Barnett loan bank debt.

          (e) Represents the par value redemption of the 475 shares of the cumulative callable preferred stock.

          (f) Represents the issuance of 550,000 shares (minimum)/1,270,000 shares (maximum) in this offering with a par value of $.01 per share.


          (g) Represents the paid-in capital from this offering's proceeds, $1,681,750 (minimum)/5,292,685 (maximum), less the paid-in capital of the preferred stock redeemed, $484,500.

                           HOMEOWNERS FINANCIAL CORP.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                        NINE MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

     The following unaudited Pro Forma Consolidated Statement of Operations is presented as if the Offering and the related use of proceeds had occurred on October 1, 1995. It should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this document.

     This unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations of the Company would have been, nor does it purport to represent the results of operations for future periods.

                                                 PRO FORMA ADJUSTMENTS                PRO FORMA
                                 COMPANY       -------------------------       -----------------------
                                HISTORICAL      MINIMUM         MAXIMUM         MINIMUM       MAXIMUM
                                ----------     ---------       ---------       ---------     ---------
Net operating interest income
  (expense):
  Interest income.............. $      136     $      --       $      --       $     136     $     136
  Interest expense.............        155           (50)(a)         (50)(a)         105           105
                                 ---------     ---------       ---------       ---------     ---------
                                       (19)           50              50              31            31
                                 ---------     ---------       ---------       ---------     ---------
Non interest income:
  Loan servicing...............      1,891           272(b)        1,122(b)        2,163         3,013
  Origination income...........        234            --              --             234           234
  Other........................        143            --              --             143           143
                                 ---------     ---------       ---------       ---------     ---------
                                     2,268           272           1,122           2,540         3,390
                                 ---------     ---------       ---------       ---------     ---------
Expenses:
  Compensation.................      1,029            --              --           1,029         1,029
  Occupancy....................        147            --              --             147           147
  Depreciation and
     amortization..............        846           164(c)          677(c)        1,010         1,523
  Professional fees............         98            --              --              98            98
  Loan servicing...............        152            41(d)          169(d)          193           321
  Office.......................        269            --              --             269           269
  General, administration and
     other.....................         74            --              --              74            74
                                 ---------     ---------       ---------       ---------     ---------
                                     2,615           205             846           2,820         3,461
                                 ---------     ---------       ---------       ---------     ---------
Net income (loss) before income
  taxes........................       (366)          117             326            (249)          (40)
Income tax benefit (expense)...         --            --              --              --            --
                                 ---------     ---------       ---------       ---------     ---------
Net income (loss)..............       (366)          117             326            (249)          (40)
  Less cumulative preferred
     stock dividends...........        (96)           --              --             (96)          (96)
                                 ---------     ---------       ---------       ---------     ---------
  Income (loss) attributable to
     common stock.............. $     (462)    $     117       $     326       $    (345)    $    (136)
                                 =========     =========       =========       =========     =========
Net income (loss) per common
  share........................ $     (.11)    $     .21       $     .26       $    (.07)    $    (.03)
                                 =========     =========       =========       =========     =========
Weighted average number of
  common shares................  4,126,669       550,000       1,270,000       4,672,125     5,392,125
                                 =========     =========       =========       =========     =========

                    See accompanying notes on the next page.

                           HOMEOWNERS FINANCIAL CORP.

                   NOTES TO PRO FORMA CONSOLIDATED STATEMENT
                                 OF OPERATIONS

                        NINE MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

     The pro forma adjustments represent adjustments necessary to present the Pro Forma Consolidated Statement of Operations as if the Offering and the related use of proceeds had occurred on October 1, 1995.

          a. Represents the reduction of interest expense attributable to the retirement of the Barnett loan of $695,489 with proceeds from this Offering. Interest accrues on the Barnett loan at an annual rate equal to Barnett's prime rate, currently 8.25%, plus .75%. The adjustment was rounded to the nearest ten thousand.


          b. Represents incremental loan service fee income earned at an annual rate of .315% from the acquisition of residential mortgage loan servicing rights on $115 million (minimum)/$475 million (maximum) of outstanding principal balances to be funded with proceeds from this Offering and $748,000 of available working capital.



          c. Represents amortization at an annual rate equal to 19.0% of the $1.15 million (minimum)/$4.75 million (maximum) purchase price of the residential mortgage loan servicing rights on $115 million (minimum)/$475 million (maximum) of outstanding principal loan balances to be funded with proceeds from this Offering and $748,000 of available working capital. The amortization rate is equivalent to an average loan life of approximately 5.25 years.


          d. Represents incremental loan servicing operating costs of $45 per loan associated with the acquisition of the residential mortgage loan servicing rights, approximately 1,200 loans (minimum/5,000 loans (maximum), to be funded with the proceeds of this Offering.

                           HOMEOWNERS FINANCIAL CORP.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                      FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

     The following unaudited Pro Forma Consolidated Statement of Operations is presented as if the acquisition of DMC, the Offering and related use of proceeds had occurred on October 1, 1994. It should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this document.

     This unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations of the Company would have been, nor does it purport to represent the results of operations for future periods.

                                                            EFFECTS OF OFFERING
                                                           PRO FORMA ADJUSTMENTS              PRO FORMA
                                  COMPANY       DMC       -----------------------     -------------------------
                                    (A)         (B)       MAXIMUM       MINIMUM        MAXIMUM        MINIMUM
                                 ---------     ------     --------     ----------     ----------     ----------
Net operating interest income
  Interest income..............  $      93     $  148           --             --     $      241     $      241
  Interest expense.............        191        123          (60)(c)        (60)(c)        254            254
                                   -------     ------     --------     ----------     ----------     ----------
                                       (98)        25           60             60            (13)           (13)
                                   -------     ------     --------     ----------     ----------     ----------
Noninterest income:
  Loan servicing...............      2,269        267          362(d)       1,496(d)       2,898          4,032
  Gain on sale of loans........        261        460           --             --            721            721
  Gain on sale of mortgage
     servicing rights..........         51         --           --             --             51             51
  Other........................         --         81           --             --             81             81
                                   -------     ------     --------     ----------     ----------     ----------
                                     2,581        808          362          1,496          3,751          4,885
                                   -------     ------     --------     ----------     ----------     ----------
Expenses:
  Compensation.................      1,272        949           --             --          2,221          2,221
  General, administrative and
     other.....................        828        406           54(e)         225(e)       1,288          1,459
  Occupancy....................        322         85           --             --            407            407
  Professional fees............        464         33           --             --            497            497
  Provision for losses.........         53         --           --             --             53             53
  Amortization of mortgage
     servicing rights..........        504        173          218(f)         902(f)         895          1,579
                                   -------     ------     --------     ----------     ----------     ----------
                                     3,443      1,646          272          1,127          5,361          6,216
                                   -------     ------     --------     ----------     ----------     ----------
Net income (loss) before income
  taxes........................       (960)      (813)         150            429         (1,623)        (1,344)
Income tax (expense) benefit...         61         --           --             --             61             61
                                   -------     ------     --------     ----------     ----------     ----------
Net income (loss)..............       (899)      (813)         150            429         (1,562)        (1,283)
  Less cumulative preferred
     stock dividends...........       (192)        --           --             --           (192)          (192)
                                   -------     ------     --------     ----------     ----------     ----------
  Income (loss) attributable to
     common stock..............  $  (1,091)    $ (813)    $    150     $      429     $   (1,754)    $   (1,475)
                                   -------     ------     --------     ----------     ----------     ----------
Net income (loss) per common
  share........................  $    (.27)        NA     $    .27     $      .34     $     (.38)    $     (.27)
                                   -------     ------     --------     ----------     ----------     ----------
Weighted average number of
  common shares................  4,087,875         NA      550,000      1,270,000      4,646,125      5,366,125
                                   -------     ------     --------     ----------     ----------     ----------

                    See accompanying notes on the next page.

                           HOMEOWNERS FINANCIAL CORP.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

     The pro forma adjustments represent adjustments necessary to present the Pro Forma Consolidated Statement of Operations as if the acquisition of DMC, the offering and related use of proceeds had occurred on October 1, 1994. It should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this document.

     a. The historical information of the Company represents the results of operations for the Company from October 1, 1994 to September 30, 1995, including the results of DMC from April 29, 1995 (its effective date of acquisition by the Company) to September 30, 1995.

     b. The historical information of DMC represents the results of operations for DMC from October 1, 1994 to April 29, 1995 (its effective date of acquisition by the Company).

     c. Represents the reduction of interest expense attributable to the retirement of the Barnett loan of $695,489 with proceeds from this offering. Interest accrues on the Barnett loan at an annual rate equal to Barnett's prime rate, currently 8.25%, plus .75%. The adjustment was rounded to the nearest ten thousand.


     d. Represents incremental loan service fee income earned at an annual rate of .315% from the acquisition of residential mortgage loan servicing rights on $115 million (minimum)/$475 million (maximum) of outstanding principal balances to be funded with proceeds from this offering and $748,000 of available working capital.


     e. Represents incremental loan servicing operating costs of $45 per loan associated with the acquisition of the residential mortgage loan servicing rights, approximately 1,200 loans (minimum)/5,000 loans (maximum), to be funded with the proceeds of this offering.


     f. Represents amortization at an annual rate equal to 19.0% of the $1.15 million (minimum)/$4.75 (maximum) purchase price of the residential mortgage loan servicing rights on $115 million (minimum)/$475 million (maximum) of outstanding principal loan balances to be funded with proceeds from this Offering and $748,000 of available working capital. The amortization rate is equivalent to an average loan life of approximately 5.25 years.

                           MARKET PRICE OF SECURITIES

     The principal U.S. market in which the Company's Common Stock ($.01 par value, all of which are one class) is traded is in the over-the-counter market (Bulletin Board Symbol: "HOFC"). The Company has applied to list the Common Stock and A Warrants on NASDAQ under the symbols HOFC and HOFCW, respectively. Management anticipates, but cannot assure, that such NASDAQ listing will be approved on or before the date of this Prospectus.


     The following table sets forth the range of high and low bid prices for the Company's Common Stock on a quarterly basis for the last nine quarters ended September 30, 1996, as reported by the National Quotation Bureau (which reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions). According to the National Quotation Bureau, during at least the seven quarters prior thereto, the Common Stock was unpriced. As of October 29, 1996, the closing bid price for the Company's Common Stock was $3.50 per share. The foregoing and following information should not be taken as an indication of the existence of an established public trading market for the Company's Common Stock.



                                                                      BID PRICES
                                                                   ----------------
                                                                    HIGH      LOW
                                                                   ------    ------
          Quarter ended September 30, 1994*.......................   1/16      1/16
          October 3, 1994 - October 17, 1994*.....................    3/8      1/16
          October 18, 1994 - December 30, 1994.................... $ 3.50    $ 3.00
          Quarter ended March 31, 1995............................ $4 1/8    $ 1.00
          Quarter ended June 30, 1995............................. $ 3.50    $ 1.00
          Quarter ended September 30, 1995........................ $ 4.25    $ 2.00
          Quarter ended December 31, 1995......................... $ 6.00    $ 2.00
          Quarter ended March 31, 1996............................ $ 6.00       3/4
          Quarter ended June 30, 1996............................. $ 6.50    $4 7/8
          Quarter ended September 30, 1996........................ $5 5/8    $ 4.75


---------------
* Does not take into account the reverse split of the Company's Common Stock on a one-for-seven basis effected on October 14, 1994.


     The approximate number of record holders of the Company's Common Stock as of October 28, 1996 was 238, inclusive of those brokerage firms and/or clearing houses holding the Company's common shares for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS(1)

     HOFCA and DMC are the Company's only operating entities. The Company has no material operations other than those of HOFCA and DMC. FIS, a wholly-owned subsidiary of the Company, also has no substantive operations other than those of HOFCA.

     The following discussion of the results of operations and financial condition should be read in conjunction with the audited financial statements and related notes appearing subsequently under the caption "Financial Statements."

GENERAL

Effect Of Interest Rate Fluctuations. Long-term interest rates declined throughout the period from 1991 into 1993 and reached historically low levels in 1993. That interest rate environment generally favored loan origination activities. Such low interest rates normally expand the market demand for new loan financing, and increase mortgage loan activity and revenue associated with such operations. However, partly because of competition, the net interest margin earned on a given loan held for sale usually decreases in such an environment. Commencing in late 1993, interest rates increased until approximately mid-1995 and then generally declined until late February 1996. Since February 1996, long-term interest rates have increased approximately 100 basis points. While current interest rates are not high by historical standards, the increase in interest rates had a materially negative effect on loan origination volume throughout the industry during 1994 and early 1995. If interest rates continue to increase, it is uncertain whether the Company will be able to maintain it's origination volume. If interest rates decrease, the Company's origination volume should increase.

     Lower interest rates generally have the effect of increasing prepayments in the Company's servicing portfolio because they tend to stimulate a higher level of home purchases and refinancing of existing mortgage debt. However, with the expansion of it's mortgage loan servicing rights acquisition activities, the Company has been able to add a significant volume of servicing rights to it's servicing portfolio. These acquisitions have served to offset the sale of manufactured housing loan servicing. If origination and acquisitions activity cannot continue to replace prepayments, future loan servicing revenues will decline. Higher levels of loan prepayments also increase the Company's amortization of purchased mortgage servicing rights to reflect a shorter expected life of loans serviced. The Company's servicing portfolio carries a weighted average interest rate of approximately 8.04% resulting in stable and expected prepayment levels for the Company.

     Higher interest rates historically slow prepayments in the Company's servicing portfolio because they tend to decrease the level of home purchases and refinancing of existing mortgage debt. Although interest rates had until recently dropped, management believes that the decline was not sufficient, in light of the recent historically low interest rates, to affect levels of loan prepayments. See "Amortization of Mortgage Loan Servicing Contracts."

     Variations in interest rates may also impact revenue from the sale of servicing rights. To the extent that it's origination volume varies, the Company may have more or less servicing rights available for sale or retention. Market expectations regarding future mortgage loan prepayments and other supply and demand factors may influence the price the Company receives for servicing rights. At June 30, 1996, the principal

---------------

     (1) Financial information for the year ended September 30, 1994 is presented combining the results of operations of HOFCA (the predecessor) from October 1, 1993 through April 29, 1994 with that of the Company from April 30, 1994 through September 30, 1994. All adjustments necessary to reflect the predecessor's operations on the same basis of accounting as that of the Company have been made. Any material results of operations related to the predecessor's basis of accounting prior to April 29, 1994 have been adequately discussed. In addition, DMC's results of operations from April 28, 1995, the date of the Company's acquisition of DMC, through September 30, 1995 are included in the Company's Results of Operations for the year ended September 30, 1995 in accordance with the purchase method of accounting. Any material variances caused by such inclusion have been appropriately discussed.

balance of mortgage loans in the Company's servicing portfolio were primarily located in the states of California (31.5%), Maryland (12.1%), Virginia (11.1%), New York (9.6%) and Washington (7.6%) (see the "Geographic Distribution of Mortgage Loan Servicing Portfolio" table in "Business-Mortgage Loan Servicing"). Economic slow downs in the states in which the Company's business is conducted, may result in a decline in the Company's results of operations in the future to the extent such decline affects loan origination volumes or levels of loan delinquency and defaults.

Effect of Inflation. The Company's mortgage banking operations are affected by inflation primarily through its impact on interest rates. See above.

Accounting for Mortgage Banking Activities. For the year ended September 30, 1995 and all prior years, the cost of purchased mortgage servicing rights ("PMSR") is capitalized and amortized over the estimated remaining life of the related loans proportionate to the estimated discounted net servicing income on a disaggregated basis. The Company monitors changes in interest rates, prepayment and default experience on the mortgage loans underlying its PMSR's and, to the extent unanticipated mortgage prepayments and/or defaults occur, adjusts the anticipated amortization on a prospective basis. To the extent that unanticipated mortgage prepayments result in the carrying value of purchased servicing rights exceeding estimated discounted future net servicing income, a write-down of the PMSRs would be made through a charge to current earnings. The PMSR portfolio is disaggregated by (i) investor type; (ii) remittance type;
(iii) term of loans; (iv) average loan balance; (v) weighted average interest rate; (vi) weighted average servicing fee; (vii) average custodial account balances; and (viii) credit worthiness, to include delinquencies, foreclosures and bankruptcies. Since November 1994, when the Company made its first bulk purchase of PMSRs, the Company's PMSR portfolio has not experienced any impairment from higher than anticipated prepayments or defaults. See "Effect Of Interest Rate Fluctuations" above and "Risk Factors-Interest Rate Fluctuations" and "Risk Factors-Economic and Default Risk."

     In May 1995, FASB issued SFAS No.122 "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" issued for fiscal years beginning after December 15, 1995. The Company has adopted SFAS No. 122 for the year ending September 30, 1996. Under SFAS No. 122, when an enterprise purchases or originates mortgage loans, and the enterprise sells or securitizes the loans and retains the servicing rights ("MSR"), the enterprise should allocate the cost of the mortgage loans to the MSRs and the loans based upon their relative fair values. Currently, because of the small volume of mortgage loan originations, the majority of the Company's originations are sold with mortgage loan servicing released to the purchasers. As a result, management does not anticipate any material effect resulting from the adoption of SFAS No. 122 on the Company's financial condition or statement of operations for the fiscal year ending September 30, 1996. However, as the Company increases its origination activity in the future, management anticipates that a proportionately larger share of the mortgage loan servicing rights will be retained and not sold. At such time, the adoption of SFAS No. 122 may have an impact on the Company's financial condition and statement of operations. As these effects are directly related to future interest rates and future expenses, as well as management's internal decisions regarding retention of such rights, it is currently impossible to quantify the impact of such events.

     SFAS No.122 also requires establishment of a valuation allowance for the excess of the carrying amount of capitalized MSRs over estimated fair value. Since the beginning of the fiscal year ending September 30, 1996, on a periodic basis for purposes of measuring impairment, MSRs are disaggregated and stratified on predominant risk characteristics, primarily loan type, interest rate and investor type. Management does not anticipate any material effect resulting from the adoption of SFAS No. 122 on the Company's financial condition or statement of operations for the fiscal year ending September 30, 1996.

Organization. In December 1993, FIS was incorporated for the purpose of acquiring and operating a mortgage/financial services company. Shortly thereafter, FIS raised $1.75 million through a private offering of securities for the purpose of acquiring all of the outstanding shares of HOFCA.

     On April 29, 1994, FIS purchased all the capital stock of HOFCA from unrelated individuals. The acquisition was accounted for as a purchase and accordingly, the basis of the assets and liabilities of HOFCA were restated to fair value. As a result, the statements of operations for the fiscal year ended September 30,

1993, and the seven months ended April 29, 1994 are not directly comparable to the subsequent periods primarily due to a substantial difference in the basis of the assets, liabilities, and the capital structure of HOFCA in the pre and post sale period.

     On September 30, 1994, the Company (then known as BW Group, Inc.) acquired FIS, in a reverse acquisition stock exchange. The transaction was accounted for as a recapitalization of FIS because the stockholders of FIS received a majority interest (approximately 97%) in the Company in the transaction. Immediately after the acquisition, the Company changed it's name to Homeowners Financial Corp.

     On April 28, 1995, the Company acquired 100% of the outstanding stock of DMC, the ASC-PMSR and related assets. The financial statements for the nine month period ended June 30, 1996 include the results of operations of DMC for the entire period. However, the financial statements for the year ended September 30, 1995 include the results of operations of DMC only for the period from May 1, 1995 through September 30, 1995. Accordingly, the results of operations of the Company for the nine months ended June 30, 1996 and for the year ended September 30, 1995 are not directly comparable to prior periods. See "The Reorganization."

RESULTS OF OPERATIONS

     The Company is a diversified residential mortgage banker which services, originates and, in most cases, sells mortgage loans secured by one-to-four family residences. The Company provides a range of mortgage loan products including, but not limited to fixed rate and adjustable rate loans with a variety of terms.

     In April 1994, as part of the transaction in which FIS acquired HOFCA, HOFCA distributed approximately $10.1 million in assets to former shareholders. Thereafter, current management undertook a program of consolidation and expense reduction, including office closures and staff reductions. In this regard, the Company has closed operating offices in Waltham, Massachusetts, Charlotte, North Carolina, and Dallas, Texas, and consolidated those operations into the Troy, Michigan office. See "Personnel Costs" and "Occupancy, Office and Professional Expenses" below.

     In addition, HOFCA undertook to change its focus from a manufactured home loan servicer and lender to a one-to-four family residential mortgage loan servicer and lender. Historically, HOFCA originated a large volume of manufactured housing loans and income therefrom was significant prior to April 1994. During the period from April 1994 through September 1994, HOFCA ceased such activities and sold most of its manufactured housing loans and servicing rights. As a result, the revenue from manufactured housing loan originations and servicing has substantially decreased.

     The majority of the revenue from operations for the Company currently is derived from mortgage servicing operations (see "Business - Mortgage Loan Servicing"). From April 1994 through September 1994, only approximately 36.5% of the income of the Company was the result of mortgage loan servicing. During the nine months ended June 30, 1996 and the fiscal year ended September 30, 1995, mortgage loan servicing represented approximately 78.7% and 84.9%, respectively, of the Company's income.

     Also during the period from April 29, 1994 through September 30, 1994, the Company reported revenue from sale of mortgage loan servicing rights amounting to approximately 49.0% of the revenue of the Company. While the Company does routinely sell certain mortgage loan servicing rights, the majority of this revenue resulted from the sale of manufactured housing loan servicing rights. The sale of these rights was consistent with the closing of the manufactured housing loan operation. The sale transaction produced revenue of approximately $.9 million during this period. Had the transaction not taken place the results of operations for the period from April 1994 through September 1994 would have been substantially different. The Company had revenue of $38,000 from the sale of servicing rights during the nine months ended June 30, 1996 and had revenue of approximately $319,000 from the sale of $37.1 million of GNMA servicing rights during the fiscal year ended September 30, 1995.

     The Company's current loan originations are financed through a warehousing facility from First Bank. Advances under the Facility may not exceed 100% of the "Warehouse Collateral Value" of the eligible mortgage loans. The maximum amount of such borrowing under the current revolving facility is $5.0 million. Interest is charged based upon one of the following three methods: "Fixed Rate," "Reference Rate" or

"Floating Eurodollar Rate." The applicable method of interest calculation is at the option of the Company. See "Liquidity and Capital Resources" and "Business -- Mortgage Loan Origination -- Funding of Mortgage Originations and Purchases."

     During the fiscal year ended September 30, 1994, the Company entered into definitive agreements to acquire approximately $355.0 million of single family mortgage loan servicing rights. These rights were acquired to replace manufactured housing rights sold during the year. All servicing acquisitions contemplated under these definitive agreements were completed in the first quarter of fiscal 1995. On April 28, 1995, the Company acquired DMC and the ASC-PMSR, which increased the single family mortgage loan servicing portfolio by approximately $363 million.

  NINE MONTHS ENDED JUNE 30, 1996 COMPARED WITH NINE MONTHS ENDED JUNE 30, 1995

Overview. The Company's net loss for the nine months ended June 30, 1996 was $366,000 before preferred dividends of $96,000 as compared to a net loss of $747,000 before preferred dividends of $144,000 for the nine months ended June 30, 1995, a decrease in loss of $381,000, approximately 51.0%. The decrease in loss was primarily attributable to additional loan origination income of $201,000 and an increase in mortgage servicing and subservicing income of $87,000 net of amortization for purchased mortgage servicing rights.

Loan Servicing. Mortgage servicing and subservicing income increased from $1.3 million for the nine months ended June 30, 1995 to $1.9 million for the nine months ended June 30, 1996. This increase in mortgage loan servicing income of $580,000, approximately 44.2%, was primarily the result of servicing fees from the DMC and ASC-PMSR portfolios.

     During the nine months ended June 30, 1996, loans paid in full were $39.1 million which represents an annualized prepayment rate of approximately 7.6%. During the nine months ended June 30, 1995, loans paid in full were $24.8 million which represents an annualized prepayment rate of approximately 7.8%.

     Regular principal reductions, transfers, bulk sales, other reductions and foreclosures during the nine months ended June 30, 1996 were $80.5 million as compared to $35.3 million during the nine months ended June 30, 1995, an increase of $45.2 million, approximately 128.0%. The increase is primarily attributable to the transfer of the ISB portfolio and a private investor portfolio to another servicing company.

     At June 30, 1996, mortgage loans serviced were $614.0 million as compared to $712.4 million at June 30, 1995, a decrease of $98.4 million, approximately 13.8%. This decrease primarily results from loans paid in full and the transfer of the ISB portfolio and a private investor portfolio to another servicing company.

     For the nine months ended June 30, 1996 and 1995, foreclosures were $.65 million and $.26 million, an increase of $390,000.

Loan Origination. Loan origination revenue, which includes the fees associated with the origination process and the net gains or losses on the sale of loans, was $234,000 for the nine months ended June 30, 1996 compared with $33,000 for the nine months ended June 30, 1995. This increase of $201,000 reflected nine months of origination activity during the 1996 period compared to two months of origination activity during the 1995 period.

                     ANALYSIS OF LOAN ORIGINATION REVENUES

                                                                       NINE MONTHS
                                                                          ENDED
                                                                         JUNE 30,
                                                                     ----------------
                                                                      1996        1995
                                                                     ------       ---
                                                                          ($000)
        Loan origination fees......................................   $234        $33
        Net Marketing gains........................................   $ 17        $52
                                                                     ------       ---
        Loan origination revenues..................................   $251        $85
                                                                     ======       ===

Net Interest. The Company's net interest cost for the nine months ended June 30, 1996 was $19,000 compared with a net interest cost of $36,000 for the nine months ended June 30, 1995. The decrease of $17,000 was primarily due to an increase in interest income on mortgage loans held for sale.

     Because the Company generally holds loans in inventory for less than 90 days, the rate of interest earned by the Company generally trends up or down with changes in prevailing mortgage interest rates. The cost of the related debt used to fund mortgage loans generally trends with movements in short term interest rates, but is less sensitive to these changes due to the level of compensating balances maintained by the Company at its creditor banks.

                                                                   BREAKDOWN OF NET
                                                                    INTEREST MARGIN
                                                                 ---------------------
                                                                   NINE MONTHS ENDED
                                                                       JUNE 30,
                                                                 ---------------------
                                                                  1996          1995
                                                                 -------       -------
                                                                        ($000)
        Net Interest margin:
          Interest income......................................  $   136       $    29
          Interest expense on warehouse and other operating
             debt..............................................  $  (155)      $   (65)
                                                                 -------       -------
          Net interest (cost)..................................  $   (19)      $   (36)
                                                                 =======       =======


Gain on Sale of Mortgage Loans Held For Sale. Gain on the sale of mortgage loans held for sale was $40,000 for the nine month period ended June 30, 1996 and $52,000 for the nine months period ended June 30, 1995. The $12,000 decrease in the gain on sale of mortgage loans held for sale resulted from a $5.0 million whole loan sale transaction during the 1995 period.



Gain on Sale of Mortgage Loan Servicing Rights. Gain on the sale of mortgage loan servicing rights was $15,000 for the nine month period ended June 30, 1996. There was no gain on the sale of mortgage servicing rights for the nine months period ended June 30, 1995. The gain for the 1996 period resulted primarily from the sale of approximately $20 million of land contract servicing rights.


Other Income. Other income was $88,000 for the nine month period ended June 30, 1996. There was no other income for the nine month period ended June 30, 1995. Other income for the 1996 period primarily represented recoveries in excess of amounts previously charged off for costs and expenses related to the servicing of foreclosure loans with partial recourse to the Company.

Personnel Costs. Personnel costs for the nine months ended June 30, 1996 were $1.0 million compared to $912,000 for the nine months ended June 30, 1995, an increase of $117,000 or approximately 12.8%. This increase reflects the Company's growth in personnel due to the DMC and ASC-PMSR acquisitions, partially offset by staff reductions resulting from the closing of the Company's servicing office in Dallas, Texas. Approximately $42,000 in commissions were paid during the nine months ended June 30, 1996, no commissions were paid during the nine months ended June 30, 1995 and approximately $18,000 in commissions were paid during the fiscal year ended September 30, 1995. Commissions are generally calculated as a percentage of the loan origination fee, and, the percentage is based upon the volume of business produced monthly by the loan officer. This allows the Company to match more closely the origination fee income with the related commission expense. The payment of commissions does not reflect a change in Company policy. No commissions were paid during 1994 because loan origination volume during this period did not meet the minimum volume required for the payment of commissions. The Company does not anticipate that the amount of commissions to be paid in future periods will be material to either its financial condition or its results of operations.

Occupancy, Office and Professional Expenses. Occupancy, office and professional expenses decreased to $514,000 for the nine months ended June 30, 1996 from $787,000 for the nine months ended June 30, 1995. The decrease of $273,000, approximately 34.7%, was primarily due to the consolidation of the DMC and HOFCA loan servicing facilities.

Provision for Loan Losses. There was no additional provision for loan losses for the nine months ended June 30, 1996 and for the nine month period ended June 30, 1995. The provision is determined by analysis of such factors as the prevailing level of loan delinquencies, anticipated reinstatement rates from the various stages of delinquency, and loss experience on similar loans serviced. The Company acts as the agent for the Mortgage Investor in filing the foreclosure action, and is indemnified for all costs, losses and claims resulting from the foreclosure process. Management believes that the reserve of approximately $182,000 remaining on the Company's books is sufficient to cover the limited amount of recourse exposure in the loan servicing portfolio. Essentially all of the Company's loan originations were sold with servicing released to the purchaser. The Company does not require a loan loss reserve for origination activities because, generally, it retains neither the loans nor the servicing rights of the loans originated. The Company's purchase during the three months ended December 31, 1994 of $355.0 million in loan servicing rights resulted in the Company acquiring from a private, non-RTC seller, servicing rights to a residential mortgage loan portfolio with no delinquency or foreclosure recourse to the Company. The DMC and ASC-PMSR portfolios were essentially without recourse to the Company. The Mortgage Investors for whom the portfolios are serviced by the Company are responsible for all costs, losses and claims resulting from the servicing of the loans, including loan delinquencies and foreclosure actions. Therefore, no additional provision for loan losses is required for the $355.0 million acquisition of loan servicing rights and the DMC and ASC-PMSR portfolios. In the future, as the Company increases originations with servicing rights retained, the Company will review and adjust its provision for loan losses as required by its analysis of prevailing risk factors.

Amortization of Mortgage Loan Servicing Contracts. Amortization of mortgage loan servicing contracts was $810,000 for the nine months ended June 30, 1996 compared to $317,000 for the nine months ended June 30, 1995. The increase of $493,000, approximately 155.5%, is due to the acquisition of $355.0 million of mortgage loan servicing rights in November 1994 and the acquisition of DMC and the ASC-PMSR loan servicing portfolios.

     Management expects that prepayment rates for servicing rights will remain constant or increase slightly. The effect of lower interest rates, resulting in potentially greater prepayment risk, is counterbalanced by the economic threat posed by inflation, which stabilizes or increases interest rates, thereby reducing prepayment risk. The Company anticipates that long-term interest rates will range between 7.50% and 8.50%. The overall weighted average interest rate for the Company's portfolio is approximately 8.04%, therefore, management believes that any material increase in prepayments would not take place until mortgage interest rates reach or drop below 7.00%. Currently long-term mortgage interest rates are approximately 8.25%.

     Nationwide, prepayment speeds for interest rates of 9.00% or more increased more than 40% during calendar year 1995 and prepayment speeds on interest rates of 8.00% or less remained constant. Results of operations and liquidity for the Company are not likely to be affected materially by changes in prepayment speeds unless mortgage interest rates decline to the 7.00% level. Management believes that, if interest rates were to fall to a level where increased prepayment speeds materially impact results of operations and liquidity, increased loan fee income from the Company's Minnesota office could significantly offset the negative impact on results of operations and liquidity (see "Risk Factors-Interest Rate Fluctuations"). The Company could seek to refinance that portion of its portfolio that was most susceptible to prepayment, retaining the servicing rights on the refinanced loans. During periods of declining interest rates, the Company would seek to refinance that portion of its servicing portfolio that was most susceptible to prepayment, retaining the loan servicing rights on the refinanced loans.

     The $355 million servicing rights acquisition and the DMC and ASC-PMSR portfolios were not purchased directly from RTC. The Company has not experienced and does not anticipate any significant or extraordinary servicing costs or problems including delinquencies from these portfolios.

Other Operating Expenses. Other operating expenses for the nine months ended June 30, 1996 were $262,000 compared to $163,000 for the nine months ended June 30, 1995. This increase of $99,000, is primarily attributable to servicing expenses connected with the consolidation of the loan servicing operations in Troy, Michigan.

Income Taxes. There was no income tax expense or benefit for the nine months ended June 30, 1996 because of the Company's net operating loss of $366,000. For the nine months ended June 30, 1995, there was an income tax benefit of $72,000 resulting from the Company's net operating loss carryforward against intangible assets.

  FISCAL YEAR ENDED SEPTEMBER 30, 1995 COMPARED WITH FISCAL YEAR ENDED SEPTEMBER 30, 1994.

Overview. The Company's net loss for the fiscal year ended September 30, 1995 was $899,000 before preferred dividends of $192,000 as compared with net income of $2.1 million for the fiscal year ended September 30, 1994 before preferred dividends of $16,000. Net Income for the fiscal year ended September 30, 1994 included $1.6 million of income from amortization of net assets in excess of acquisition costs (commonly referred to as negative goodwill); excluding negative goodwill, HOFCA had net income of $488,000. The elimination of amortization of negative goodwill of $1.6 million, a reduction in the gain on sale of servicing rights of approximately $891,000, from $942,000 during fiscal 1994 to $51,000 during fiscal 1995, a 94.6% reduction, and a reduction in gains on sale of loans held for sale of $733,000 from $994,000 during fiscal 1994 to $261,000 during fiscal 1995, a 73.7% reduction, resulted in a net loss of $899,000 during fiscal 1995, as compared to $2.1 million in net income during fiscal 1994.

Loan Servicing. Mortgage loan servicing revenue increased from $2.2 million for the fiscal year ended September 30, 1994 to $2.3 million for the fiscal year ended September 30, 1995. This increase in mortgage loan servicing revenue of $116,000, approximately 5.4%, was primarily the result of additional servicing fee income from the DMC and ASC-PMSR portfolios, partially offset by the sale of manufactured housing servicing rights. During the fiscal year ended September 30, 1995, the Company replaced the $64.0 million in manufactured housing loan servicing rights that it sold during the fiscal year ended September 30, 1994 with $355.0 million of single family mortgage loan servicing rights and the DMC and ASC-PMSR Portfolios. The majority of the $355.0 million of mortgage loan servicing rights were acquired by purchase. The acquisition of these mortgage loan servicing rights was delayed approximately 60 days because of the sellers' inability to deliver proper title to such rights. During this time, the Company had in place systems and personnel necessary to service such loans. The Company would have realized approximately $175,000 in additional revenue during the year ended September 30, 1995 had the transfer of such mortgage loan servicing rights taken place as originally scheduled. Costs attributed to personnel, occupancy and systems incurred during this period were expensed as period costs.

     During the fiscal year ended September 30, 1995, loans paid in full were $35.9 million which represents an annualized prepayment rate of approximately 5.9%. During the fiscal year ended September 30, 1994, loans paid in full were $16.9 million which represents an annualized prepayment rate of approximately 12.0%. The lower prepayment rate for fiscal 1995 resulted from a larger servicing portfolio base in 1995 due to the acquisition of $355.0 million in bulk PMSRs and the DMC and ASC-PMSR portfolios in fiscal 1995.

     Regular principal reductions, transfers, bulk sales, other reductions and foreclosures during fiscal 1995 were $113.6 million as compared to $75.4 million during fiscal 1994, an increase of $38.2 million, approximately 50.7%. The increase is primarily attributable to the acquisition of $355.0 million in bulk PMSRs and the DMC and ASC-PMSR portfolios in fiscal 1995.

     At September 30, 1995, mortgage loans serviced were $688.5 million as compared to $64.2 million at September 30, 1994, an increase of $624.3 million, approximately 972%. The significant increase results from the fact that the Company sold most of its manufactured housing loan servicing rights during fiscal 1994 and acquired the $355.0 million in bulk PMSRs and the DMC and ASC-PMSR portfolios in fiscal 1995.

     For the fiscal years ended September 30, 1995 and 1994, foreclosures were $.4 million and $1.2 million, a decrease of $.8 million, approximately 67.0%. The decrease is primarily attributable to the sale of the Company's manufactured housing loan servicing rights and the acquisition of single family mortgage loan servicing rights which traditionally have a lower foreclosure rate.

Loan Origination. Loan origination revenue, which includes the fees associated with the origination process and the net gains or losses on the sale of loans, was $261,000 for the fiscal year ended September 30, 1995 compared with $994,000 for the same period in 1994. This decrease of $733,000, approximately 73.7%, reflects the discontinuation of manufactured housing originations, partially offset by loan origination revenue of $83,000 from the operations of DMC for the period from May through September 1995.

                     ANALYSIS OF LOAN ORIGINATION REVENUES

                                                                  FOR THE YEAR ENDED
                                                                     SEPTEMBER 30,
                                                                  -------------------
                                                                   1995         1994
                                                                  ------       ------
                                                                        ($000)
        Loan origination fees...................................   $ 83         $-0-
        Net Marketing gains.....................................    178          994
                                                                  ------       ------
        Loan origination revenues...............................   $261         $994
                                                                  ======       ======

Net Interest. The Company's net interest cost before interest expense on non-operating debt for the fiscal year ended September 30, 1995 was $98,000 compared with $427,000 of net interest income for the fiscal year ended September 30, 1994. The significant decrease was due to lower interest income resulting from a decline in mortgage loans held for sale to $478,000 at September 30, 1995 from $1.1 million at September 30, 1994, partially offset by increased warehouse balances. Interest expense on non-operating debt increased from $131,000 for the fiscal year ended September 30, 1994 to $191,000 for the same period in 1995. The increase of $60,000 in non-operating interest expense is primarily due to debt associated with the purchase of mortgage loan servicing rights and the DMC and the ASC-PMSR acquisitions.

     Interest spread on loans held for sale average 6.1% and 12.50% for the fiscal year ended September 30, 1995 and 1994, respectively. Because the Company generally holds loans in inventory for less than 90 days, the rate of interest earned by the Company generally trends up or down with changes in prevailing mortgage interest rates. The cost of the related debt used to fund mortgage loans generally trends with movements in short term interest rates, but is less sensitive to these changes due to the level of compensating balances maintained by the Company at its creditor banks. While the 1994 interest spread is high industry wide, management believes that the 1994 interest spread, which primarily reflects manufactured housing loans (most of which have been sold) which were internally funded, is reasonable for the manufactured housing loan segment of the market.

                                                                   BREAKDOWN OF NET
                                                                    INTEREST MARGIN
                                                                 ---------------------
                                                                      YEAR ENDED
                                                                     SEPTEMBER 30,
                                                                 ---------------------
                                                                  1995          1994
                                                                 -------       -------
                                                                        ($000)
        Net Interest margin:
          Interest income......................................  $    93       $   558
          Interest expense on warehouse and other operating
             debt..............................................     (191)         (131)
                                                                 -------       -------
          Net interest margin (cost)...........................  $   (98)      $   427
                                                                 =======       =======

Personnel Costs. Personnel costs for the fiscal year ended September 30, 1995 were $1.3 million compared to $2.1 million for fiscal 1994, a decrease of $803,000, approximately 38.7%. This decrease largely reflects the Company's down sizing of its loan origination and servicing operations during 1994 and 1995. No Commissions were paid on loan originations during 1994 and approximately $18,000 in commissions were paid during the fiscal year ended September 30, 1995. Commissions are generally calculated as a percentage of the loan origination fee, and, the percentage is based upon the volume of business produced monthly by the loan officer. This allows the Company to match more closely the origination fee income with the related commission expense. The payment of commissions does not reflect a change in Company policy. No commissions were paid during 1994 because loan origination volume during this period did not meet the minimum volume required for the payment of commissions. The Company does not anticipate that the amount of commissions to be paid in future periods will be material to either its financial condition or its results of operations.

     Occupancy, Office and Professional Expenses. Occupancy, office and professional expenses increased $186,000, or approximately 21.6%, from $861,000 during fiscal 1994 to $1.0 million for during fiscal 1995, primarily due to the acquisition of DMC and the ASC-PMSR, partially offset by the closure of HOFCA branch offices.

     Provision for Loan Losses. Provisions for loan losses for the fiscal year ended September 30, 1995 were $53,000 compared with $277,000 for fiscal 1994. The decrease of $224,000 represented approximately 80.9%. The provision is determined by analysis of such factors as the prevailing level of loan delinquencies, anticipated reinstatement rates from the various stages of delinquency, and loss experience on similar loans serviced. The Company acts as the agent for the Mortgage Investor in filing the foreclosure action, and is indemnified for all costs, losses and claims resulting from the foreclosure process. Management believes that the reserve remaining on the Company's books is sufficient to cover the limited amount of recourse exposure in the loan servicing portfolio. Essentially all of the Company's loan originations were sold with servicing released to the purchaser. The Company does not require a loan loss reserve for origination activities because it retained neither the loans nor the servicing rights of the loans originated during 1994 and 1995. The Company's purchase of $355.0 million in loan servicing rights resulted in the Company acquiring from a private, non-RTC seller servicing rights to a residential mortgage loan portfolio with no delinquency or foreclosure recourse to the Company. The DMC and ASC-PMSR portfolios were essentially without recourse to the Company. The investors for whom the portfolios are serviced by the Company is responsible for all costs, losses and claims resulting from the servicing of the loans, including loan delinquencies and foreclosure actions. Therefore no additional provision for loan losses is required. In the future, as the Company increases originations with servicing rights retained, the Company will review and adjust its provision for loan losses.

     Amortization of Mortgage Loan Servicing Contracts. Amortization of mortgage loan servicing contracts was $504,000 for the fiscal year ended September 30, 1995 compared with $50,000 for the same time period in 1994. The difference is due to the acquisition of $355.0 million of mortgage loan servicing rights during the first quarter of the fiscal year ended September 30, 1995 and the acquisition of DMC and the ASC-PMSR on April 28, 1995.

     Management expects that prepayment rates for servicing rights will remain constant or increase slightly. The effect of lower interest rates, resulting in potentially greater prepayment risk, is counterbalanced by the economic threat posed by inflation, which stabilizes or increases interest rates, thereby reducing prepayment risk. The Company anticipates that the long-term interest rates will range between 7.50% and 8.50%. The overall weighted average interest rate for the Company's portfolio is approximately 7.85%, therefore, management believes that any material increase in prepayments would not take place until mortgage interest rates reach and remain below 7.00% for a sustained period.

     Nationwide, prepayment speeds for interest rates of 9.00% or more have increased more than 40% during calendar year 1995, prepayment speeds on interest rates of 8.00% or less have remained constant. Results of operations and liquidity for the Company are not likely to be affected materially by changes in prepayment speeds unless mortgage interest rates decline to or below the 7.00% level for a sustained period. Management believes that, if interest rates were to fall to the level where prepayment speeds increase to the level where results of operations and liquidity are affected, increased fee income from loan origination volume from the Company's Minnesota office would significantly offset the impact on results of operations and liquidity. The Company would seek to refinance that portion of its servicing portfolio that was most susceptible to prepayment, retaining the loan servicing rights on the refinanced loans (see "Risk Factors -- Interest Rate Fluctuations").

     The $355.0 million servicing rights acquisition and the DMC and ASC-PMSR portfolios were not directly purchased from RTC. The Company has not experienced and does not anticipate any significant or extraordinary servicing costs or problems including delinquencies from these portfolios.

     Other Operating Expenses. Other operating expenses were $567,000 during fiscal 1995 compared with $628,000 during fiscal 1994, decrease of $61,000, or approximately 9.7%. This is reflective of increases in loan origination and servicing expenses attributable to the acquisition of DMC and the ASC-PMSR.

     Income Taxes. Income tax expense reflected a tax benefit of $61,000 for the fiscal year ended September 30, 1995 compared to an income tax provision of $137,000 for the fiscal year ended September 30, 1994. The difference between the effective tax rate and the statutory rate is principally due to the application of net operating losses.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary short-term liquidity requirements are for its mortgage loan fundings and advances that it is required to make related to its obligations as a servicer of loans. These requirements are generally met through short-term warehouse borrowings, other short-term borrowings and from cash flow from operations. The Company also has longer term liquidity requirements, principally related to acquired mortgage loan servicing contracts, which are funded with longer term debt.

     During the nine months ended June 30, 1996 and the nine months ended June 30, 1995, the Company had a net decrease in cash and cash equivalents of $13,000 and $1.7 million, respectively. Net cash used in operating activities of $2.9 million for the nine months ended June 30, 1996 and net cash provided by operating activities of $173,000 during the nine months ended June 30, 1995, reflected net losses of $366,000 and $747,000, respectively, plus adjustments to the net losses of $2.6 million and $920,000, respectively, which consisted of noncash amortization of mortgage loan servicing contracts, an increase in accrued income and servicing receivables and purchase and sale of mortgage loans held for sale and the proceeds from such sales. Net cash provided by investing activities was $137,000 for the nine months ended June 30, 1996 and net cash used in investing activities was $5.0 million for the nine months ended June 30, 1995. Net cash provided by financing activities of $2.8 million and $3.1 million, respectively, was primarily due to a repurchase agreement financing transaction and an increase in term debt, respectively.

     Changes in the level of mortgage loans held for sale and the related warehouse debt reflect, among other factors, the general level of, and trends in, mortgage interest rates, the seasonality of home purchase activity and the discontinuance of manufactured home lending activities and the shift to one-to-four family residential mortgage lending.

     In order to finance a portion of the acquisition of the $355.0 million in mortgage loan servicing rights, on November 18, 1994, the Company entered into a nonrevolving 36-month term loan agreement with Franklin Federal Bancorp ("Franklin") in the amount of $2.0 million which enabled the Company to finance the purchase of the mortgage loan servicing rights. The Franklin term loan was refinanced with part of the proceeds from a term loan from First Bank (see below). The remainder of the $3.3 million purchase price for the $355.0 million in mortgage loan servicing rights was funded from proceeds from the sale of manufactured housing servicing rights and funds on hand (primarily from the proceeds of FIS' private offering of preferred stock, common stock and warrants).

     On April 28, 1995, the Company acquired all of the issued and outstanding stock of DMC, the ASC-PMSR and related assets for approximately $2.89 million. The Company had the right, within one year, to require the repurchase or correction of any loans acquired in the transaction that do not meet certain Agency eligibility standards. The Company has filed a timely repurchase notice with ASC. As of the date hereof, management believes that approximately $500,000 of the loans acquired do not meet such standards.


     The Company obtained a portion of the funds used to purchase DMC and the other assets discussed above from two loans - a $695,489 loan from Barnett Bank ("Barnett") and a $675,000 loan from ISB. The Barnett loan accrues interest at
 .75% over Barnett's prime rate; interest only is payable monthly and the principal was due and payable on or before April 27, 1996. In April 1996, August 1996 and September 1996, the Company obtained extensions of the Barnett loan due date in consideration of the payment of fees by the Company equal to .25% of the loan amount on each extension date ($5,217 in the aggregate). The Barnett loan now expires on December 27, 1996. The Company intends to pay off the loan with a portion of the proceeds of this offering (see "Use of Proceeds"). The Barnett loan is principally secured by specific assets (bonds, certificates of deposit, treasury notes and shares of stock) of certain stockholders of the Company (see "The Reorganization" and "Description of Securities-Common Stock Warrants and Options"). The ISB loan accrued interest at the rate of 10% per annum. All of the principal and accrued interest under the ISB loan were repaid on August 30, 1995. Management paid the balance of the purchase price and repaid the ISB loan from the proceeds of a $4.0 million term loan from First Bank (see below).

     On August 30, 1995, the Company entered into a credit agreement with First Bank, pursuant to which First Bank committed to loan the Company up to $4.0 million ("First Term Loan") and provide a warehousing facility to the Company of up to $5.0 million ("First Warehousing Facility").


     As of October 28, 1996, the Company's outstanding principal balance under the First Term Loan is $3.2 million. The Company used the proceeds from this loan to pay the balance of the purchase price for DMC, the ASC-PMSR and related assets, to repay the ISB loan and repay the Franklin term loan. Principal under the First Term Loan accrues interest at the fixed rate of 2.75%. Interest is payable monthly and five percent of the original principal balance ($200,000) is payable quarterly. All remaining principal and accrued interest is payable on or before August 30, 2000 or sooner in the event of a default. Events of default include failure to make required payments, breaches of the terms, representations or warranties under the First Credit Agreement and related documents, insolvency and material judgments. The Company must also maintain the following minimum financial criteria (as defined in the First Credit Agreement as amended): "Adjusted Tangible Net Worth" ("ATNW") must be at least $2.7 million; the "Adjusted Leverage Ratio" ("ALR") must be no greater than 4.0-to-1.0; the "Debt Service Coverage Ratio" ("DSCR") must be at least 1.2-to-1.0; the aggregate principal balance of mortgage loans serviced must be at least $500 million; and the report of independent auditor in the Company's audited consolidated financial statements cannot contain a "going concern" explanatory paragraph.



     The Company was in default of the following three minimum financial requirements under the First Credit Agreement concerning the First Term Loan and the First Warehousing Facility: ATNW, ALR and DSCR, and continues to be in default under the minimum DSCR requirement. The Company's ATNW (as defined in the First Credit Agreement) was $2.8 million at September 30, 1995. The minimum ATNW required under the First Credit Agreement at that time was $3.0 million. The maximum ALR allowed under the First Credit Agreement was 3.25 to 1.00. At February 29, 1996, the Company's ALR was 3.41 to 1.00. The minimum DSCR (as defined in the First Credit Agreement) was required to be 1.20 to 1.00. The Company's DSCR at June 30, 1996 was 1.07 to 1.00. In March 1996, the Company converted $503,000 of debt to equity in the form of Series B Preferred Stock (see "Certain Transactions"). As a result of this conversion, as of March 31, 1996 and June 30, 1996, the Company was in compliance with the minimum ATNW and ALR requirements. In May 1996, the Company received a waiver of the conditions of default until September 30, 1996 and First Bank amended the First Credit Agreement in which it lowered the minimum ATNW from $3.0 million to $2.7 million and increased the maximum ALR from 3.25 to 1.00 to 4.0 to 1.00. As a condition to granting the waiver, First Bank required the Company to suspend payments of all preferred stock dividends, approximately $69,000 on a quarterly basis, until the Company is in full compliance with all terms and provisions of the First Credit Agreement. The Company's management has reviewed with First Bank different cost reduction measures and additional sources of revenue to bring the DSCR condition of default in to compliance, including consolidation of offices, staffing adjustments and cash management changes to reduce bank charges and increase interest income. No assurance can be given that the Company will be able to effect sufficient cost savings and find additional sources of revenue to cure the DSCR condition of default. Management believes that First Bank will continue to work with the Company. If the Company is unable to cure the DSCR condition of default and First Bank refuses to grant an additional waiver, First Bank may elect to demand full payment of the outstanding balances of the First Term Loan and the First Warehouse Facility, $3.2 million and 1.1 million, respectively, at October 28, 1996. If First Bank elects to demand full payment under the Credit Agreement, and the Company is unable to refinance its debt to First Bank, the Company's business would be materially adversely affected. See "Risk Factors-Default On First Term Loan and Warehousing Facility."


     Payment under the First Term Loan is secured by all of the assets of the Company, including all servicing rights owned by the Company and securities owned by the Company and FIS. The Company is required to make additional payments of principal when the outstanding principal balance on the First Term Loan exceeds the "Qualified Servicing Portfolio Collateral Value" (the lesser of 65% of the value of qualified servicing rights or one percent of the aggregate principal amount of Mortgage Loans serviced).

     The First Warehousing Facility permits the Company to finance mortgage loan acquisitions and originations up to an aggregate of $5.0 million. Advances under the Facility may not exceed 100% of the "Warehouse Collateral Value" of the eligible mortgage loans ("WCV"). The WCV is the lesser of: (a) 98% of the lesser of the origination or acquisition price of the mortgage loan; the weighted average purchase price under a Firm or Standby Take-Out Commitment (a commitment from an investor to purchase a mortgage loan within a specific time period, under which commitment, respectively, the Company is obligated or has the right to sell the mortgage loan); or the fair market value of the mortgage loan; and
(b) 100% of the remaining unpaid principal balance of the pledged mortgage loan. A mortgage loan will be deemed to have no value WCV if: (i) more than 90 days elapse from the date the mortgage loan was pledged; (ii) more than 45 days elapse from the date the mortgage loan was delivered to an investor for examination and purchase; (iii) more than 21 days elapse from the date certain Collateral documents were delivered to an investor for correction or completion;
(iv) a delinquency of at least 60 days has occurred on the mortgage loan; (v) the mortgage loan ceases to be an eligible mortgage loan (i.e., it is not entirely owned by the Company, it does not qualify as an Agency eligible mortgage loan or it does not qualify for purchase under an existing Take-Out Commitment); or (vi) First Bank notifies the Company that, in its reasonable opinion, the mortgage loan is not marketable. Interest is charged based upon one of the following three methods: "Fixed Rate," "Reference Rate" or "Floating Eurodollar Rate." The applicable method of interest calculation is at the option of the Company. The Fixed Rate is a rate equal to 2.75% for the Term Loan and 1.875% for the Warehouse Loan. The Company must maintain at First Bank unencumbered deposit balances equal to one hundred percent (100%) of the loan balances outstanding, plus, regulatory reserve requirements, in order to obtain the Fixed Rate. The Company maintains sufficient balances as of the date hereof to obtain the Fixed Rate. In the event that deposit balances drop below one hundred percent (100%) of the loan balances outstanding, the Company will pay a fee on the deficiency at a floating per annum rate which is tied to the "Libor rate." The Reference Rate is equal to the bank's published rate for its customers, more commonly known as the "prime rate." The Floating Eurodollar Rate, more commonly known as the "Libor rate," is based on the daily London Interbank Bank Offered Rates as published in the Wall Street Journal, plus 1.875% for borrowings against the Warehouse Loan and 2.75% for borrowings against the Term Loan. The Company also pays a monthly facility fee of approximately $1,000. All principal and accrued interest is payable on or before May 29, 1997 or sooner in the event of a default (as discussed above). The Company must also maintain the above discussed minimum financial criteria. Payment under the First Warehousing Facility is secured by all of the assets of the Company.

     Immediately upon acquisition of DMC and the assets and operations of ASC, the Company effected significant cost reductions, including the following: (i) reducing staff by approximately 80% in the Minnesota office of DMC, the effect of such actions was to reduce monthly personnel expenses by approximately $60,000 without affecting origination income; (ii) closing the Dallas, Texas servicing center and consolidating servicing operations in Troy, Michigan, effective June 1, 1995, thereby saving the Company approximately $75,000 in monthly personnel and other operating expenses; (iii) replacing the Company's mainframe servicing software with a less expensive and more efficient computer network system, as a result of which, the system support staff for the mainframe based system was no longer needed and these positions were eliminated. The effect of these cost savings has reduced expenses to a level at which the Company's management believes that the Company can operate profitably.

     In addition to the cost cutting activities mentioned above and in "Results of Operations" above, the Company's refinancing of the Franklin debt with First Bank resulted in additional savings. Interest on the First Bank debt is calculated at 2.75% on a fixed rate basis, resulting in an annual savings of approximately $35,000. The term of the loan has been extended to sixty (60) months, resulting in annual cash savings of approximately $225,000. The First Term Loan also provided funding for the balance of the purchase price due DMC and refinanced the ISB loan. Annual cash savings resulting from refinancing the Franklin debt is equal to approximately fifty (50) percent of the annual debt service for the balance of the term loan, which was used to refinance the ISB loan and to fund the balance due on the DMC acquisition.

     On September 1, 1995, the Company sold mortgage loan servicing rights on outstanding principal balances of approximately $37.1 million of residential mortgage loans. The sale generated approximately $300,000 of working capital for the Company.

     In April 1996, DMC acquired the servicing rights to residential mortgage loans with an aggregate outstanding principal balance of approximately $23.6 million pursuant to a pooling and servicing agreement between Homeowner's Financial Structured Finance Corporation ("HFSFC"), DMC and the Bank of New York, as Trustee. HFSFC is a special purpose corporation, incorporated in Delaware by the Company solely for the purpose of issuing mortgage pass-through securities. The Company anticipates that it will receive approximately $100,000 annually in additional servicing fee revenue from the servicing of mortgages under the pooling and servicing agreement.


     On June 26, 1996, the Company entered into an agreement to sell approximately $2.6 million of residential mortgage loans to another mortgage corporation and to repurchase the residential mortgage loans within one hundred eighty (180) days. This transaction, commonly called a "repurchase" or "repo", is a form of short-term borrowing permitted under the terms of the First Credit Agreement, providing, for an interim period of time, additional loan funding capacity in excess of that allowed under the First Warehousing Facility. The Company continues to service the residential mortgage loans during the repo period, receiving a monthly fee of $10 per loan from the mortgage company who purchased the loans. The other mortgage company in turn receives a financing fee equal to 10.25% on an annual basis calculated on the outstanding balance of the residential mortgage loans purchased. This fee is essentially offset by the interest collected from the mortgage payments by the Company.



     The Company is currently generating sufficient cash flow from operations to cover the principal and interest payments due on the First Term Loan and the interest payment due on the Barnett loan. If long term interest rates remain above 7.00%, the Company's management believes that net cash flows from operations will continue to be sufficient to cover principal and interest payments due on the First Term Loan and interest payments due on the Barnett loan for a minimum additional twelve month period. Proceeds of the Offering will be used to retire the Barnett Loan (see "Use of Proceeds"). The Barnett loan is due by December 27, 1996. If the Company is unable to timely repay the loan or obtain an extension, the Company would have to raise sufficient additional capital to retire the Barnett loan (see above).


     Pursuant to an agreement between the Company and GNMA that was in effect prior to February 1992, the Company was required to establish two restricted cash accounts totaling $1.0 million. Prior to September 30, 1994 and in accordance with the terms of this agreement, the Company had withdrawn approximately $300,000. In February 1995, GNMA reduced the restrictions placed on these Company cash accounts thus releasing approximately $700,000 in funds to the Company for use in its operations.

     The Company continues to maintain a restricted cash account in the amount of $255,000 which was established as the result of a loan sale and servicing agreement entered into in July 1992. The Company can only use these funds to reimburse itself as servicer for expenses it advances in collection, bankruptcy and collateral protection concerning these loans. Additionally, the purchaser of the loans has a security interest in these accounts and may make claim to them to reimburse purchaser for losses attributable to loan defaults. The Company believes that this restricted cash amount is sufficient to cover any future collection, bankruptcy and collateral protection losses and expenses related to these loans.

Potential Liability. HOFCA has received informal notice from GNMA of a potential claim wherein the Company, under its former ownership and management, allegedly overcharged GNMA under the terms of certain sub-servicing Agreements. Management believes that these claims are essentially without merit and special counsel to the Company has reviewed the claim and the relevant transactions and has informed the Company of its belief that there are reasonable defenses to GNMA's claims in any amount which might be material to the Company. However, if this matter results in substantial liability, the Company's business could be materially adversely affected. See "Legal Proceedings."

Expansion Plans. The Company's strategy in the mortgage banking area is to increase the size, diversity and quality of its mortgage loan servicing portfolio and to expand its origination operations. The Company's acquisition of DMC is consistent with this strategy. The Company plans to increase the size of its mortgage loan servicing portfolio by selectively acquiring mortgage loan servicing rights and by retaining the servicing rights on a portion of the loans it originates. Management believes that the Company currently has the loan servicing capacity to increase the size of its mortgage loan servicing portfolio by an additional 40,000 loans without incurring significant additional capital expenditures or fixed costs. By increasing the size of the mortgage loan servicing portfolio and consolidating the mortgage loan servicing operations of DMC and HOFCA into DMC's Troy, Michigan facility, management believes that the Company can enhance its mortgage loan servicing efficiency and become profitable. Moreover, the Company believes that increasing the size, diversity, type and quality of its mortgage loan servicing portfolio will enable it to reduce the effects of unanticipated prepayments resulting from fluctuations in interest rates and defaults resulting from regional economic downturns.


     The Company has allocated approximately $400,000 (minimum)/up to $4.0 million (maximum) from the net proceeds of this Offering to expand its mortgage loan servicing portfolio. Management anticipates that such funds will enable the Company to purchase servicing rights to mortgage loans with between $40 million (minimum) and $400 million (maximum) in principal balances. Management believes that it will be able to purchase additional mortgage loan servicing rights with approximately $75 million of outstanding principal balances using working capital of approximately $748,000 resulting from the recovery to the Company from the gross proceeds of the Offering of funds expended through June 30, 1996 for expenses related to the Offering.


     The Company has begun the process of expanding its origination activities by acquiring DMC and by purchasing and reselling whole loan portfolios while retaining the servicing rights. Through the acquisition and expansion of DMC's origination operations and whole loan activity, the Company hopes to increase the volume of new loan originations to a level where originations exceed the volume of prepayments experienced in its mortgage loan servicing portfolio.

     If significantly less than all of the Securities offered herein are sold, the Company most likely will require additional funding to purchase mortgage loan servicing rights, operate at a profitable level and meet all of its financial obligations. If such additional funds are needed, the Company would seek to raise funds through bank financing or one or more additional equity and/or debt offerings. No assurance can be given that such funding would be available or, if available, that such funding would be available on terms acceptable to the Company. If such additional funding were not available, the Company's operations would most likely be materially and adversely affected. See "Risk Factors -- Possible Need For Additional Financing."

                                      DMC

RESULTS OF OPERATIONS2

SEVEN MONTHS ENDED APRIL 28, 1995 COMPARED WITH SEVEN MONTHS ENDED APRIL 30,
1994

Overview. DMC's net loss was $.8 million for the period ended April 28, 1995 compared with a net loss of $.3 million for the period ended April 30, 1994. Total revenues of $.8 million decreased $4.2 million from total revenues of $5.0 million for the period ended April 30, 1994, while expenses of $1.6 million decreased $3.7 million from the $5.3 million reported in the period ended April 30, 1994. These decreases reflect the decrease in combined retail and wholesale origination volumes of $193.9 million or 93.3% from $207.9 million in the period ended April 30, 1994 to $14.0 million for the period ended April 28, 1995. This decrease was the result of a decrease in production volume and the sale of the Virginia operations on November 30, 1994.

Net Interest Income. Net interest income decreased by $.22 million or 88% from $.25 million for the period ended April 30, 1994, to $.03 million for the period ended April 28, 1995. This decrease reflects the significant decrease in origination volumes which resulted in substantially lower outstanding balances of loans held for sale during 1995.

     The following table provides a summary of the components of net interest income for the periods indicated:

                                                                       PERIODS ENDED
                                                                      APRIL 30, 1994
                                                                       AND APRIL 28,
                                                                           1995
                                                                    -------------------
                                                                     1994         1995
                                                                    ------       ------
                                                                    ($000)       ($000)
      Interest Income:
        Mortgage loans held for sale..............................  $1,022          128
        Loans receivable..........................................       3           20
                                                                    ------       ------
                                                                     1,025          148
      Interest expense:
        Warehouse borrowings......................................     739          104
        Other borrowings..........................................      40           19
                                                                    ------       ------
                                                                       779          123
                                                                    ------       ------
      Net interest income.........................................  $  246           25
                                                                    ======       ======

Non-Interest Income. Non-interest income for DMC decreased $3.4 million or 85%, from $4.0 million for the period ended April 30, 1994 to $.6 million for the period ended April 28, 1995. The decrease consisted of a decrease in gains on sales of mortgage loans held for sale of $3.2 million and a decrease in mortgage banking related fees of $.3 million offset by a $.1 million gain recognized on the sale of the Virginia operations in the period ended April 28, 1995. The decrease in non-interest income is primarily related to the decrease in the origination volumes experienced by DMC between these periods.

     Gains on sales of mortgage loans held for sale, which include the origination fee collected at origination and the net marketing gains and losses on the sales of the related loans, were $.5 million for the period ended April 28, 1995 compared with $3.7 million for the period ended April 30, 1994. This decline reflects the decrease in originations experienced during the 1995 period.

     Mortgage banking related fees include servicing fees net of sub-servicing and guarantee fees, amortization of purchased servicing rights and miscellaneous fees collected on the origination of loans. Mortgage banking related fees decreased $.31 million or 77.5% from $.4 million for the period ended April 30, 1994 to $.09 million for the period ended April 28, 1995. The decrease primarily relates to a decrease in mortgage production volumes.

---------------

2 Information subsequent to April 28, 1995 has not been included in this section because that information is consolidated with and included in the Results of Operations of the Company. For a discussion of liquidity and capital resources, see "Liquidity and Capital Resources" above.

Gain on Sale of Servicing Rights. DMC completed one bulk sale of servicing rights relating to approximately $46.0 million in mortgage loans during the period ended April 30, 1994. This resulted in a gain of $.4 million recognized on the sale. During the period ended April 28, 1995, there were no sales of servicing rights.

Compensation and Benefits. Compensation and benefits decreased $1.9 million or 65.5%, from $2.9 million for the period ended April 30, 1994 to $1.0 million for the period ended April 28, 1995. The decrease primarily resulted from the reduction in commissions paid to loan officers and a reduction in the number of employees due to the decrease in origination volumes during 1995.

Occupancy. Occupancy costs decreased by $.18 million or 69.2%, from $.26 million for the period ended April 30, 1994 to $.08 million for the period ended April 28, 1995. The decrease primarily reflects the leases terminated as a result of closing three branch offices of the Virginia operations during 1994. These decreases were partially offset by the addition in lease expense of the Minnesota operations.

Other Non-Interest Expenses. Other non-interest expenses decreased $1.0 million or 71.4%, from $1.4 million for the period ended April 30, 1994 to $.4 million for the period ended April 28, 1995. The decrease primarily relates to the general decline in expenses relating to the lower production volumes in the 1995 period.

Income Tax Expense. Income tax expense was $0 for the period ended April 28, 1995. The $0 tax expense was due to the net loss for the period whereby the recognition of a benefit from net operating loss carryforwards was offset by the valuation allowance on deferred tax assets.

YEAR ENDED SEPTEMBER 30, 1994 COMPARED WITH YEAR ENDED SEPTEMBER 30, 1993.

Overview. DMC's net loss was $1.3 million for the year ended September 30, 1994 compared with earnings of $.7 million for the year ended September 30, 1993. Total revenues of $6.5 million decreased $2.7 million from revenues of $9.2 million for the prior year, while expenses of $7.7 million decreased $.5 million from the $8.2 million reported in 1993. These decreases reflect the decrease in combined retail and wholesale origination volumes of $114.3 million or 29.8%, from $384.1 million in the year ended September 30, 1993 to $269.8 million for the year ended September 30, 1994. This decrease was the result of a decrease in production volume due to the rise in interest rates during 1994. These decreases were slightly offset by the originations of the Minnesota based production operations which were acquired through the purchase of Evergreen Mortgage, Inc. These operations originated $33.5 million from January 1, 1994 through September 30, 1994.

Net Interest Income. Net interest income decreased by $.25 million or 72.2%, from $.35 million for the year ended September 30, 1993, to $.1 million for the year ended September 30, 1994. This decrease reflects the significant decrease in origination volumes which resulted in substantially lower outstanding balances of loans held for sale during 1994.

     The following table provides a summary of the components of net interest income for the periods indicated.

                                                                        YEARS ENDED
                                                                       SEPTEMBER 30,
                                                                    -------------------
                                                                     1994         1993
                                                                    ------       ------
                                                                    ($000)       ($000)
      Interest Income:
      Mortgage loans held for sale................................  $1,084       $2,015
      Loans receivable............................................      14           18
                                                                    ------       ------
                                                                     1,098        2,033
      Interest Expense:
      Warehouse borrowings........................................     934        1,575
      Other borrowings............................................      67          109
                                                                    ------       ------
                                                                     1,001        1,684
                                                                    ------       ------
      Net interest income.........................................  $   97       $  349
                                                                    ======       ======

Non-Interest income. Non-interest income for DMC decreased $1.8 million or 25.0%, from $7.2 million for the year ended September 30, 1993 to $5.4 million for the year ended September 30, 1994. The decrease consisted of a decrease in gains on sales of mortgage loans held for sale of $.4 million, a decrease in mortgage banking related fees of $.7 million and a decrease in the gains on sales of servicing of $.6 million. These decreases are primarily related to the decrease in the origination volumes experienced by DMC between these periods.

     Gains on sales of mortgage loans held for sale, which include the origination fee collected at origination and the net marketing gains and losses on the sales of the related loans, were $4.5 million for the year ended September 30, 1994 compared with $4.9 million for the year ended September 30, 1993. This decline reflects the decrease in originations experienced during 1994 offset by a decrease in the percentage of production sold with servicing rights retained during 1994. Mortgage loans sold with the servicing rights retained decreased $107.5 million or 72.8% from $147.6 million or 38.4% of total production during 1993 compared with servicing retained during 1994 of $40.1 million or 14.9% of total production. Accordingly, net marketing gains as a percentage of origination volumes during these periods increased from 1.28% for 1993 to 1.67% for 1994.

     Mortgage banking related fees include servicing fees net of sub-servicing and guarantee fees, amortization of purchased servicing rights and miscellaneous fees collected on the origination of loans. Mortgage banking related fees decreased $.6 million or 53.0%, from $1.2 million for the year ended September 30, 1993 to $.6 million for the year ended September 30, 1994. The decrease primarily relates to a decrease in miscellaneous fees of $.3 million or 28.4%, from $1.0 million for the year ended September 30, 1993 to $.7 million for the comparable period in 1994 due to the decline in mortgage production volumes. Servicing fees decreased $3,000 or 1.0% from $.3 million for the year ended September 30, 1993 to $.3 million for the comparable period in 1994. The total amortization of purchased servicing rights netted against mortgage banking fee income was $.45 million and $.33 million for the years ended September 30, 1994 and 1993, respectively. The increase primarily relates to an additional charge of $.12 million in amortization of purchased mortgage servicing rights taken during 1994 due to greater than expected run-off in the servicing portfolio.

Gain on Sale of Servicing Rights. DMC completed one bulk sale of servicing rights relating to approximately $46.0 million in mortgage loans during the year ended September 30, 1994. This resulted in a gain of $.4 million recognized on the sale. During the year ended September 30, 1993, DMC completed three bulk sales relating to approximately $205.4 million in mortgage loans which resulted in net gains of $1.1 million.

Compensation and Benefits. Compensation and benefits decreased $.34 million or 7.3%, from $4.7 million for the year ended September 30, 1993 compared to $4.4 million for the year ended September 30, 1994. The decrease primarily resulted from the reduction in commissions paid to loan officers and a reduction in the number of employees due to the decrease in origination volumes during 1994. Commission expense decreased $.4 million or 28.3%, from $1.5 million for the year ended September 30, 1993 to $1.1 million for 1994.

Occupancy. Occupancy costs increased by $.16 million or 46.4%, from $.34 million for the year ended September 30, 1993 to $.5 million for the year ended September 30, 1994. The increase primarily reflects the lease termination expenses recorded as a result of closing three branch offices of the Virginia operations at the end of fiscal 1994 and the addition in lease expense of the Minnesota operations. These increases were offset somewhat by a reduction in the lease expense during 1994 for the main location of the Virginia operations.

Other Non-Interest Expenses. Other non-interest expenses increased $.3 million or 20%, from $1.5 million for the year ended September 30, 1993 to $1.8 million for the year ended September 30, 1994. The increase primarily relates to the addition of the Minnesota operations during 1994 of $.4 million offset by the general decline in expenses relating to the lower production volumes in 1994.

Income Tax Expense. Income tax expense decreased by $.14 million, or 48.6%, from $.3 million for the year ended September 30, 1993, to $.15 million for the year ended September 30, 1994. The decrease was due to the net loss for fiscal 1994 whereby the recognition of a benefit from filing as a consolidated taxpayer with ISB was offset by the write-off of net deferred tax assets.

                                    BUSINESS

THE COMPANY

     Homeowners Financial Corp. (the "Company") is a full service mortgage banking company that services, originates, acquires and markets mortgage loans secured primarily by residential properties located in 48 states and the District of Columbia. All of the Company's substantive operations are conducted by Developers Mortgage Corp. ("DMC"), its wholly-owned subsidiary, and by Home Owners Funding Corp. of America ("HOFCA"), a wholly-owned subsidiary of FIS, Inc. ("FIS"). FIS is a wholly-owned subsidiary of the Company. During the nine months ended June 30, 1996 and the year ended September 30, 1995, the Company's primary sources of revenues were mortgage loan servicing (78.7% and 84.9%, respectively) and mortgage loan originations (9.8% and 3.1%, respectively).

     The Company acquired HOFCA's parent, FIS (and thus acquired HOFCA) on September 30, 1994. The Company acquired DMC from ISB and certain mortgage loan servicing rights and fixed assets from ASC on April 28, 1995.

     Unless the text indicates otherwise: (i) all references herein to the Company, include its two subsidiaries and HOFCA; and (ii) all data related to mortgage banking operations includes the operations of HOFCA and DMC and the ASC-PMSR, even though the foregoing companies and assets were not necessarily owned by the Company for all or part of the periods discussed.

MORTGAGE LOAN SERVICING

     Mortgage loan servicing primarily consists of receiving payments from mortgagors on mortgage loans; remitting principal and interest to various Mortgage Investors; receiving, escrowing and paying real estate taxes and homeowner's insurance; monitoring escrow accounts on certain loans and adjusting monthly payments to reflect changes in amounts required to be escrowed and, with regard to adjustable rate mortgages ("ARMs"), changes in interest rates. The Company also acts to rectify payment delinquencies through collection and, if necessary, foreclosure.

     Mortgage Investors include Agencies (FNMA, FHLMC and GNMA) and other private investors that include, but are not limited to, brokerage houses, banks, savings and loan associations, insurance companies and other institutional and individual financial investors.

     Servicing of mortgage loans is generally done in accordance with the terms of a servicing agreement (or in the case of servicing done on behalf of Agencies, Seller/Servicer agreements) ("Servicing Agreements"). Servicing Agreements provide the general terms and framework under which loan servicing is to be performed and provide mechanisms for reporting the results of, among other things, each month's mortgage loan servicing activity to the Mortgage Investors. Servicing Agreements also delineate the compensation available to the Company for servicing the loans, including but not limited to servicing fees, late charges and other forms of ancillary income, as well as the expenses which the Company is responsible for and any risk of loss to which the Company has accepted exposure. Such Agreements may give the Mortgage Investor certain rights to seize, without compensation to the Company, the mortgage loan servicing rights for violations and/or breaches in the Agreement.

     The following represents information with regard to loan servicing activities for the major Mortgage Investors as of June 30, 1996.

                                                         UNPAID PRINCIPAL     PERCENTAGE
                          INVESTOR NAME                    BALANCE (UPB)      OF UPB
          ---------------------------------------------- -----------------    -------
                                                            ($000,000)
          FHLMC.........................................      $ 318.6          51.89%
          FNMA..........................................        117.8          19.18%
          Riggs.........................................         44.4           7.23%
          Virginia Housing..............................         32.6           5.31%
          MAGNA Funding.................................         23.3           3.79%
          GNMA..........................................          0.6           0.10%
          Other.........................................         76.7          12.50%
                                                             --------
                    Total...............................      $ 614.0         100.00%
                                                             ========

     As of June 30, 1996, the Company's mortgage loan servicing portfolio aggregated approximately $614.0 million in unpaid principal balance and consisted of the following:

                                                WEIGHTED        AVERAGE
UNPAID PRINCIPAL     NUMBER      AVERAGE         AVERAGE       REMAINING
 BALANCE 6/30/96    OF LOANS    LOAN SIZE       INTEREST          TERM
-----------------   ---------   ----------      ---------      ----------
   ($000,000)                     ($000)
     $ 614.0           9,960      $ 61.6          8.04%          246.9

     Mortgage loan servicing fees consist of a small portion of the interest collected on the outstanding principal balances on the mortgages being serviced. Excluded from such fees are additional income derived from late charges and charges for other ancillary mortgage loan servicing activities. The Company also received revenues from interest income earned on mortgage loans while they are held pending sale to Mortgage Investors in the secondary market (as hereinafter defined), gains on the bulk sale of mortgage loans and gains from the bulk sale of mortgage servicing rights. Such service fees are collected as part of regular mortgage payments.

     As of June 30, 1996, the Company's mortgage loan servicing fees (in basis points) averaged as follows:

MANUFACTURED            1-4 SINGLE           MULTI-
   HOUSING          FAMILY RESIDENCES        FAMILY
-------------       ------------------       -------
    146.9                  33.0                7.9

     The Company analyzes the rate at which it anticipates the various underlying mortgage loans may prepay. If loans prepay faster than anticipated, the Company will realize less income over time than it anticipates. When analyzing loan portfolios for purchase, the time which a loan can be expected to produce income is an important factor in determining the value of those rights. Generally, loans with a shorter life have less value than those with a longer expected life.

     In an attempt to determine the estimated life of a specific loan or group of loans (sometimes referred to as pools or portfolios), the Company reviews established criteria regarding such prepayments as made available from various brokerage houses for such loan groups as FNMA, GNMA, FHLMC and others. These brokerage houses estimate the speed at which loans will prepay based on, among other things, interest rate changes ("Speeds"). Speeds are calculated from mathematical algorithms based upon, in many cases, actual experience of the portfolio or in others, assumed portfolio characteristics. These estimated Speeds are then useful in determining the length of time that the income stream will be available after purchase of the mortgage loan servicing rights.

Sub-Servicing. Sub-servicing consists of providing certain loan administration services on behalf of another entity that has ownership of the mortgage loan servicing rights and primary servicing responsibility for specified loans. Sub-servicing fees are usually agreed to be paid on a per loan basis calculated as a monthly or annual dollar amount, rather than as a percentage of monthly loan collections. Although sub-servicing fees are typically less than would be received for primary servicing, such arrangements can be attractive for several reasons. First, no capitalized expense or third-party financing is normally required to acquire such sub-servicing rights. Second, sub-servicing can be used to employ otherwise under-utilized servicing capacity, and third, risk of default and liability for advances is generally borne by the primary servicer. Currently, non-affiliated sub-servicing does not provide a significant portion of the Company's revenues. Through April 1995, servicing rights retained by ISB on mortgage loans originated by ISB were subserviced by ASC. Since May 1995, the Company has been providing such subservicing.

                   SELECTED MORTGAGE SERVICING PORTFOLIO DATA

                               AS OF JUNE 30,           AS OF SEPTEMBER 30,        AS OF SEPTEMBER 30,
                                    1996                       1995                       1994
                           -----------------------    -----------------------    -----------------------
                             AGGREGATE       % OF       AGGREGATE       % OF       AGGREGATE       % OF
                           PRINCIPAL BAL    TOTAL     PRINCIPAL BAL    TOTAL     PRINCIPAL BAL    TOTAL
                           --------------   ------    --------------   ------    --------------   ------
                             (IN $000)                  (IN $000)                  (IN $000)
Loan Type:
     FHA..................   $ 59,147.8       9.63%     $ 64,472.1       9.36%     $  6,981.4      10.87%
     VA (subserviced).....     10,487.4       1.71%       14,034.2       2.04%        1,618.3       2.52%
     Multi family.........     52,737.2       8.59%       53,176.0       7.72%             --         --
     Land contracts.......          0.0       0.00%       21,579.7       3.13%             --         --
     Conventional.........    491,636.0      80.07%      535,196.4      77.75%       55,649.6      86.61%
                                            -------                    -------                    -------
                                                 -                          -                          -
                             ----------                 ----------                 ----------
Total Servicing
  Portfolio...............   $614,008.4     100.00%     $688,458.4     100.00%     $ 64,249.3     100.00%
                             ==========     ========    ==========     ========    ==========     ========
Number of Loans...................   9,960                   12,248                   2,481
Avg. Loan Size.................... $61,647                  $56,210                 $25,897
Weighted Avg. Interest Rate.......    8.04%                    7.85%                   9.85%
Weighted Avg. Remaining
  Maturity........................   246.9                    240.2                     168

     The Company is a nationwide servicer with loans in 48 states and the District of Columbia. At June 30, 1996, the servicing portfolio included predominantly fixed rate loans, with ARMs making up only 5.4% of the total number of loans and 6.9% of the outstanding principal balance. Other loan types (buydowns, graduated payment mortgages, call/balloon loans and government subsidy loans) represented 2.0% of the total number of loans and 3.7% of the outstanding principal balance.

     The following table sets forth certain information regarding the interest rate composition of the Company's servicing portfolio at June 30, 1996.

                         BREAKDOWN BY INTEREST RATE OF
                          MORTGAGE SERVICING PORTFOLIO

                                                          PERCENT                        PERCENT
                                             LOAN           OF         PRINCIPAL      OF PRINCIPAL
               INTEREST RATE                COUNT          LOAN         BALANCE          BALANCE
------------------------------------------- ------        ------       ----------     -------------
                                                                       ($000,000)
 0.00 to  6.99%............................  1,600         16.06%        $120.3            19.59%
 7.00 to  7.99%............................  2,635         26.46%         257.8            41.99%
 8.00 to  8.99%............................  2,310         23.19%         117.9            19.20%
 9.00 to  9.99%............................  1,255         12.60%          57.9             9.43%
10.00 to 10.99%............................    538          5.40%          22.7             3.70%
11.00 and over.............................  1,622         16.29%          37.4             6.09%
                                            -------
                                                 -
                                                          ------       ------- -
          Total............................  9,960        100.00%        $614.0           100.00%
                                            ========      ======       ========

     To lessen the risks associated with geographic concentration, management seeks to maintain diversification in the composition of its servicing portfolio. The following table provides certain information regarding the geographic distribution of the Company's servicing portfolio at June 30, 1996.

                            GEOGRAPHIC DISTRIBUTION
                        OF MORTGAGE SERVICING PORTFOLIO
                              AS OF JUNE 30, 1996

                                                          PERCENT                        PERCENT
                                               LOAN         OF        PRINCIPAL       OF PRINCIPAL
                    STATE                     COUNT        LOAN        BALANCE           BALANCE
--------------------------------------------- ------      ------      ----------      -------------
                                                                      ($000,000)
California...................................  1,719       17.26%       $193.6             31.54%
Maryland.....................................    196        1.97%         74.4             12.11%
Virginia.....................................    744        7.47%         68.5             11.16%
New York.....................................  1,656       16.63%         59.0              9.60%
Washington...................................    549        5.51%         46.9              7.64%
Minnesota....................................  1,207       12.12%         23.1              3.76%
Texas........................................    473        4.75%         27.3              4.45%
North Dakota.................................    501        5.03%         12.3              2.01%
Illinois.....................................    195        1.96%         13.4              2.19%
Florida......................................    238        2.39%         10.8              1.75%
Michigan.....................................    793        7.96%         11.2              1.82%
Colorado.....................................     76        0.76%          4.5              0.73%
Others.......................................  1,613       16.19%         69.0             11.24%
                                              -------
                                                   -
                                                          ------      ------- -
          Total..............................  9,960       100.0%       $614.0             100.0%
                                              ========    ======      ========

     The seasoning of a servicing portfolio can be a factor contributing to prepayment risk. The following table sets forth certain information regarding the age of the mortgage servicing portfolio at June 30, 1996.

                          BREAKDOWN BY AVERAGE AGE OF
                          MORTGAGE SERVICING PORTFOLIO

                                                         PERCENT                        PERCENT
                                              LOAN         OF        PRINCIPAL       OF PRINCIPAL
              ORIGINATION YEAR               COUNT        LOAN        BALANCE           BALANCE
-------------------------------------------- ------      ------      ----------      -------------
                                                                     ($000,000)
PRE 1986....................................  3,307       33.20%       $111.2             18.10%
1986........................................    326        3.27%         13.5              2.20%
1987........................................    271        2.72%         14.1              2.30%
1988........................................    168        1.69%         12.6              2.05%
1989........................................    153        1.54%          8.0              1.30%
1990........................................    196        1.97%          8.8              1.44%
1991........................................    234        2.35%         12.0              1.95%
1992........................................    576        5.78%         51.6              8.41%
1993........................................  2,326       23.35%        256.9             41.84%
1994........................................  1,528       15.34%         95.7             15.59%
1995........................................    484        4.86%         17.0              2.77%
1996........................................    391        3.93%         12.6              2.05%
                                             -------
                                                  -
                                                         ------      ------- -
          Total.............................  9,960      100.00%       $614.0            100.00%
                                             ========    ======      ========

     The following table sets forth information regarding the sources of additions and reductions in the servicing portfolio:

                          ADDITIONS AND REDUCTIONS TO
                          MORTGAGE SERVICING PORTFOLIO

                                               NINE MONTHS ENDED         FISCAL YEAR ENDED
                                                   JUNE 30,                SEPTEMBER 30,
                                                     1996             ------------------------
                                               -----------------        1995            1994
                                                    ($000)            --------        --------
                                                                       ($000)          ($000)
Beginning Balance.............................     $ 688,458          $ 64,249        $140,765
Additions.....................................        45,219           773,688          15,754
Reductions:
     Loans Paid Off...........................       (39,135)          (35,871)        (16,871)
     Foreclosures.............................          (646)             (408)         (1,208)
     Sales and Transfers......................       (64,179)         (100,565)        (62,610)
     Payments.................................       (15,709)          (12,635)        (11,581)
                                                    --------          --------        --------
          Total Reductions....................      (119,669)         (149,479)        (92,270)
                                                    --------          --------        --------
Ending Balance................................     $ 614,008          $688,458        $ 64,249
                                                    ========          ========        ========

  Mortgage Loan Servicing Acquisitions

     The Company actively pursues selective acquisitions of mortgage loan servicing rights through bulk acquisitions. Overall, the Company utilizes acquisitions as a means to increase the size of its mortgage loan servicing portfolio in order to take advantage of economies of scale in servicing mortgage loans, to diversify the risks associated with geographic concentration and to enhance the revenue generating capacity of the Company's operations. In considering potential acquisitions, the Company examines each mortgage loan servicing portfolio's individual characteristics as well as its effect upon the composition of the Company's overall mortgage loan servicing portfolio. The Company focuses its acquisition activities on residential mortgage loan servicing rights, however it might on rare occasions acquire a small volume of commercial mortgage loan servicing rights in conjunction with the purchase of a larger mortgage loan servicing portfolio.

     The Company bases the prices it pays for mortgage loan servicing rights on the net present value of the estimated future cash flows of the mortgage loan servicing assets being acquired. The Company employs a computer simulation model to project and value cash flow streams after management has evaluated each mortgage loan servicing portfolio. Some of the factors that determine mortgage loan servicing value include servicing portfolio-specific characteristics such as principal balance, geographic dispersion, weighted average interest rate, weighted average remaining maturity, custodial balances and weighted average servicing fee rate. The model also incorporates projections for future prepayment rates and delinquency ratios. The Company bases its assumptions for these factors on historical and expected experience rather than on conditions prevailing at any one point in time. Management determines an acceptable discount rate to apply to projected cash flows after considering mortgage loan servicing portfolio risk, market conditions and the Company's own internal return requirements.

     The Company conducts a due diligence review of each party with whom it contracts to purchase mortgage loan servicing rights. The procedure includes a financial review, verification of information regarding the product being purchased and a review of the seller's origination, marketing and servicing procedures, as applicable. Purchase contracts require sellers to provide representations and warranties relative to the mortgage loans and prior servicing activities at least as comprehensive as those the Company must make to the applicable Mortgage Investor. In the event such representations or warranties are breached, the Company requires the seller to repurchase the affected loan at its current principal balance plus other charges and expenses or to indemnify the Company against any losses or costs associated with the breach whichever is applicable under Mortgage Investor or Agency guidelines. These contractual remedies reduce the Company's exposure to losses on acquired mortgage loan servicing rights.

     Subsequent to entering into a definitive agreement to purchase a specific portfolio, the Company, together with the seller, usually must request in accordance with standardized procedures permission from the Mortgage Investor to transfer the mortgage loan servicing rights from the seller to the Company. Each Mortgage Investor has its own criteria for evaluation of such transfers, including the Company's current status as a "Seller/Servicer" for the particular Mortgage Investor. Such approval must be received prior to effecting the transfer of mortgage loan servicing rights.

     Most of the larger Mortgage Investors grant approval to be a Seller/Servicer on a national basis, without geographic restrictions. Generally, for a company to become a Seller/Servicer for a Mortgage Investor that company must: (i) have as its principal business purpose, the origination and servicing of mortgage loans; (ii) have demonstrated a proven ability to originate and service mortgage loans; (iii) be properly licensed or authorized to originate and service mortgage loans in the jurisdictions in which it does business; and
(iv) meet various net worth requirements as set by Mortgage Investors. Additionally, a Seller/Servicer must: (v) maintain quality control and management systems to evaluate and monitor the overall quality of its loan production and servicing activities; (vi) have in effect a fidelity bond and errors and omissions coverages that meet certain coverage requirements; and
(vii) agree to maintain, after approval as a Seller/Servicer, certain net worth standards. Seller/Servicers are required to provide Mortgage Investors with annual audited financial statements together with, in the case of GNMA, FNMA, and FHLMC, computations of required net worth and evidence of required insurance described in (vi) above. All Mortgage Investors require written agreements between the company and the Mortgage Investor detailing the requirements and duties of the parties. The Agencies, GNMA, FNMA and FHLMC, generally require a net worth of $250,000 plus additional net worth that represents a small percentage (for example, .20% for FNMA) of the outstanding principal balance of the loan portfolio serviced for the particular Mortgage Investor. As of the date hereof, the Company is in compliance with the requirements of Mortgage Investors, including those of GNMA, FNMA and FHLMC. No assurance can be given that the Company will continue to be in compliance with such minimum requirements.

     Bulk Acquisitions. The Company makes selective bulk purchases of mortgage servicing rights from other mortgage bankers and financial institutions. Management believes the Company can continue to be a successful acquiror of bulk servicing packages by focusing on mortgage loan servicing portfolios that complement its servicing expertise. As a nationwide servicer, the Company has an advantage over smaller, regional mortgage bankers in bidding for geographically diverse mortgage loan servicing portfolios. The Company also has the systems, experienced personnel and financial resources needed to close and transfer mortgage loan servicing portfolios quickly. Finally, the Company's data processing systems give it the ability to efficiently service a wide variety of loan types under assorted Mortgage Investor reporting and remittance requirements. The Company acquired no bulk loan servicing during the nine months ended June 30, 1996.

     Flow Acquisitions. Under flow acquisition agreements, the Company may enter into contracts to purchase specific volumes of mortgage loans and servicing rights with certain specified characteristics over a set period of time at a pre-agreed price. The Company has developed the capacity for automated transfers for flow deliveries. However, The Company did not make any flow acquisitions during the nine months ended June 30, 1996 or the fiscal year ended September 30, 1995. Management evaluates the flow market on an ongoing basis for opportunities and may enter into flow agreements in the future.

  Delinquency Management

     The Company collects servicing fees by deducting them from the interest portion of mortgage payments as they are received. When a loan is delinquent or foreclosed, such fees are not received and administrative expenses relative to that loan increase. With respect to loans serviced for Agencies and certain private Mortgage Investors, the Company generally must advance mortgage payments to the Mortgage Investor whether or not they are received from borrowers and advance other expenses relating to the foreclosure and disposition of the collateral. The Company is reimbursed for such advances out of foreclosure or liquidation proceeds or by the Agencies or private mortgage insurers that insure or guarantee the loans. At its option, the Company may purchase foreclosed loans out of mortgage-backed securities ("MBS") pools prior to receipt of liquidation proceeds or proceeds of insurance claims which, in effect, limit the amount of principal and interest advances that must be made. The Company funds such advances, including foreclosure expenses, not covered by Mortgage Investors from working capital.

     The Company utilizes a non-proprietary automated collection and delinquency control system and has formulated comprehensive policies and procedures for the management of loans in default within the parameters set by Mortgage Investor and insurer guidelines. Collection efforts may begin when a loan is as few as nine days delinquent. The system maintains status information, records of mortgagor contacts and loan service reports. Historical collection activity for each loan is retained on-line and is available to all loan counselors. The system has the ability to automatically generate timely notices, letters and reports which comply with regulatory requirements on a state by state basis.

     FHA mortgage insurance and VA guarantees typically cover most of the foreclosure expenses and advances of the servicer for defaulted government loans. Private mortgage insurance companies provide similar coverage for insured conventional loans. FHA covers 100% of the principal balance of any insured loan, but typically does not cover two months of interest advances and approximately one-third of the legal fees associated with the foreclosure. Private mortgage insurers generally cover 25% of the original principal balance, but typically reimburse advances and other foreclosure expenses. A VA loan guarantee typically covers the lesser of: (i) 25% of the original loan balance or (ii) $46,000 for loans which exceed $144,000 and were originated since 1989 or $27,500 for loans originated prior to 1989. Notwithstanding this contractual limit, the VA historically had purchased a foreclosed property that it guaranteed at 100% of the remaining loan balance plus accrued interest. Beginning in 1985, however, the VA has occasionally elected to remit the maximum lability under its guarantee rather than to purchase the foreclosed property (known as a "VA No-Bid"). Accordingly, the Company is subject to increased foreclosure risk with regard to the VA loans in its mortgage loan servicing portfolio. During September 1995, the Company sold virtually all of the VA loans serviced by it with servicing rights released to the purchaser. When the VA issues a No-Bid for a defaulted loan in the Company's mortgage loan servicing portfolio, the Company acquires ownership of that property upon completion of the foreclosure sale.

     Property acquired through the foreclosure process and which is not conveyed to the FHA, VA or the Mortgage Investor is known as "real estate owned" or "REO." If the Company is forced to foreclose on a mortgaged property, it then must liquidate the property at an amount which in many cases results in a loss. Losses occur with respect to REOs primarily when sale proceeds of the property underlying the defaulted loan are less than the outstanding principal balance of the loan and the costs of holding and disposing of property. VA No-Bids are a common source of REOs. In some cases, however, the Company is able to avoid a VA No-Bid and the resulting transfer to REO by paying a portion of the outstanding principal balance of a defaulted VA loan on behalf of the borrower to the point it qualifies for conveyance to the VA (a "VA Buydown"). This procedure allows the Company to minimize its losses on such defaulted loans. By utilizing a VA Buydown, the Company is able to reduce the loss it might otherwise experience in connection with a VA No-Bid because the Company is able to avoid taking the property as a REO and incurring the carrying costs, marketing costs and administration costs associated with selling the property. The Company executes this procedure in every case where it believes that it is cost effective to do so.

     The Company's losses in connection with VA-Buydowns, or REOs from VA No-Bids and other sources (primarily comprised of unreimbursed interest expenses, legal fees and losses from the liquidation of related property) were as follows for the nine months ended June 30, 1996 the fiscal year ended September 30, 1995:

              NINE MONTHS ENDED JUNE 30, 1996      FISCAL YEAR ENDED SEPTEMBER 30, 1995
            -----------------------------------    -------------------------------------
              TOTAL                   AVERAGE         TOTAL                    AVERAGE
              LOSSES      NUMBER       LOSS          LOSSES       NUMBER        LOSS
              OF VA      OF LOANS    PER LOAN         OF VA      OF LOANS     PER LOAN
            ----------   --------   -----------    -----------   ---------   -----------
              ($000)                  ($000)         ($000)                    ($000)
              $   --          --       $  --          $53.4           6         $ 8.9

     The Company's mortgage loan servicing portfolio consists primarily of loans which it services on a non-recourse basis. At June 30, 1996 the Company had the following recourse and partial recourse loans:

                            LOANS WITH COMPLETE RECOURSE AS TO PRINCIPAL
                  ----------------------------------------------------------------
                                              TOTAL                  PERCENTAGE OF
                  TOTAL LOAN    NUMBER      RECOURSE       NUMBER        TOTAL
                  PORTFOLIO    OF LOANS       LOANS        OF LOAN     PORTFOLIO
                  ----------   --------   -------------   ---------  -------------
                    ($000)                   ($000)
                    $614.0       9,960        $  .6           73          .09%

                            LOANS WITH PARTIAL RECOURSE AS TO PRINCIPAL
                  ----------------------------------------------------------------
                                             PARTIAL                 PERCENTAGE OF
                  TOTAL LOAN    NUMBER      RECOURSE       NUMBER        TOTAL
                  PORTFOLIO    OF LOANS       LOANS        OF LOAN     PORTFOLIO
                  ----------   --------   -------------   ---------  -------------
                    ($000)                   ($000)
                    $614.0       9,960        $ 1.2           90          .19%

     The remaining loan servicing portfolio is serviced on a non-recourse basis without risk of loss to the Company other than expenses related to FHA and VA loans described above. As of June 30, 1996, the Company maintained allowances for uncollectible advances and other payments made with regard to servicing such loans as follows:

                            TOTAL LOAN                  PERCENTAGE OF
                            PORTFOLIO                       TOTAL
                            ----------                    PORTFOLIO
                              ($000)                    -------------
                                          ALLOWANCES       ($000)
                                          FOR LOSSES
                                         -------------
                                            ($000)
                              $614.0         $ .18           .03%

                     BREAKDOWN OF LOAN DELINQUENCY RATES OF
                          MORTGAGE SERVICING PORTFOLIO
                                AT JUNE 30, 1996

                                                      PERCENT OF                      PERCENT OF
                                             LOAN       TOTAL          PRINCIPAL      PRINCIPAL
DELINQUENCY STATUS                          COUNT       LOANS          BALANCE         BALANCE
                                            ------    ----------       --------       ----------
                                                                        ($000)
30 Day.....................................   383        3.85%         $17,252.2         2.81%
60 Day.....................................   129        1.30%          5,810.0          0.95%
90 Day.....................................    61        0.61%          2,340.4          0.38%
120 Day....................................   111        1.11%          1.958.1          0.32%
                                            ------      -----          --------         -----
Net Delinquency............................   684        6.87%         $27,360.7         4.46%
                                            ======    ==========       ========       ==========
Foreclosure................................    59        0.59%         $3,668.9          0.59%
Delinquent Bankruptcy......................    26        0.26%         $1,150.0          0.18%

     The following table sets forth the Company's average delinquency rates expressed as a percentage of the number of loans in the mortgage loan servicing portfolio for the time periods indicated:

                     BREAKDOWN OF LOAN DELINQUENCY RATES OF
                          MORTGAGE SERVICING PORTFOLIO

                                                     AS OF           AS OF SEPTEMBER 30,
                                                    JUNE 30,        ---------------------
        DELINQUENCY STATUS                            1996           1995           1994
                                                  ------------      ------         ------
        30 Day...................................     3.91%          3.33%          4.59%
        60 Day...................................     1.03%          0.76%          0.89%
        90 Day...................................     0.61%          0.32%          0.28%
        120 Day..................................     1.44%          0.88%          0.24%
                                                     -----          ------         ------
        Net Delinquency..........................     6.99%          5.29%          6.00%
                                                  ============      ======         ======
        Foreclosure..............................     0.34%          0.26%          0.44%
        Delinquent Bankruptcy....................     0.26%          0.51%          1.17%

     The Company maintains a reserve for estimated future foreclosure losses associated with the Company's responsibilities as servicer for loans. The required level of reserves is determined by monthly analysis of such factors as loan delinquencies, anticipated reinstatement rates from the various stages of delinquency and loss experience on similar loans serviced. The reserve is increased by provisions charged to earnings and by purchase price adjustments on certain acquisitions of mortgage loan administration contracts. The reserve is reduced by charge-offs, net of recoveries. The Company's reserve was $182,000 at June 30, 1996. While management believes that adequate reserves have been established, there can be no assurance that such a level of reserves will continue to be adequate in the future.

     REO is recorded at the lower of cost or fair value, less estimated selling cost, on its acquisition date and at the lower of such initial amount or current fair value, less estimated selling cost, thereafter. Differences between the carrying amount and fair value, less estimated selling cost, are charged to earnings through provision for foreclosure costs.

  Funding of the Purchase of Mortgage Loan Servicing Rights

     The acquisition of the $355.0 million in mortgage loan servicing rights was funded by a $2.0 million nonrevolving 36-month term loan from Franklin, from proceeds from the sale of manufactured housing servicing rights and funds on hand (primarily from the proceeds of FIS' private offering of preferred stock, common stock and warrants). The Franklin term loan was refinanced with part of the proceeds from a term loan from First Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."


     The Company has allocated approximately $400,000 (minimum)/$4.0 million (maximum) from the net proceeds of this Offering to expand its mortgage loan servicing portfolio. Management anticipates that such funds will enable the Company to purchase servicing rights to mortgage loans with between $40 million (minimum) and $400 million (maximum) in principal balances. The $4.0 million will represent 100% of the price of such servicing rights. Management believes that it will be able to purchase additional mortgage loan servicing rights with approximately $75 million of outstanding principal balances using working capital of approximately $748,000 resulting from the recovery to the Company from the gross proceeds of the Offering of funds expended through June 30, 1996 for expenses related to the Offering.

                           MORTGAGE LOAN ORIGINATION

     The Company originates residential loans on a retail and wholesale basis, which, during the nine months ended June 30, 1996, consisted of $16.2 million in originations. The Company's originations primarily occurred in two states-Florida (22.8%) and Minnesota (66.7%).

     Loan origination volume has been as follows:

                                            YEAR ENDED SEPTEMBER 30,
                                           ---------------------------
                           NINE MONTHS                         1994
                          ENDED 6/30/96    1995 LOANS          LOANS
                          ORIGINATIONS     ORIGINATIONS      ORIGINATIONS
                          -------------    -----------       ---------
                           ($000,000)      ($000,000)        ($000,000)
                              $16.2           $12.4            $ -0-

     During the nine months ended June 30, 1996, mortgage loans originated by the Company consisted of:

                     TOTAL LOANS    MANUFACTURED     MULTI-       1-4 SINGLE
                     ORIGINATIONS     HOUSING        FAMILY     FAMILY HOUSING
                     -----------    -----------     ---------   ---------------
                     ($000,000)     ($000,000)      ($000,000)    ($000,000)
                        $16.2          $ -0-          $ -0-          $16.2

     During the year ended September 30, 1995, mortgage loans originated by the Company consisted of:

                     TOTAL LOANS    MANUFACTURED     MULTI-       1-4 SINGLE
                     ORIGINATIONS     HOUSING        FAMILY     FAMILY HOUSING
                     -----------    -----------     ---------   ---------------
                     ($000,000)     ($000,000)      ($000,000)    ($000,000)
                        $12.4          $ -0-          $ -0-          $12.4

     During the year ended September 30, 1994*, mortgage loans originated by the Company consisted of:

                     TOTAL LOANS    MANUFACTURED     MULTI-       1-4 SINGLE
                     ORIGINATIONS    HOUSING*        FAMILY     FAMILY HOUSING
                     -----------    -----------     ---------   ---------------
                     ($000,000)     ($000,000)      ($000,000)    ($000,000)
                        $ -0-          $ -0-          $ -0-          $ -0-

---------------

* During the year ended September 30, 1994, HOFCA stopped originating manufactured housing loans and sold substantially all of its manufactured housing loan servicing rights. Includes HOFCA from April 29, 1994, the date of its acquisition by the Company.

     The Company offers a broad menu of mortgage loan programs to borrowers. The staff maintains pricing matrices which include various product, rate and lock period combinations and has safeguards to ensure adherence to the Company's pricing standards and its underwriting guidelines. Branch personnel cannot commit to a loan that falls outside the parameters set on the pricing matrix. The Company's senior management can add, delete or adjust any program, rate, lock period or price at any time and has the sole authority to approve loans that do not conform to prevailing parameters.

     In addition, senior management is actively involved in the monitoring and setting of the various loan programs offered and related pricing structures.

     At present, the Company maintains one retail origination office located in Minnesota.

  Sales of Loans - Secondary Marketing; Risk Management

     The Company sells the mortgage loans it originates through its retail operation in the Secondary Market in the form of whole loans and MBS. The Secondary Market consists of all mortgage transactions that occur after the original lender closes a loan. The Secondary Market matches excess demand for mortgage funds in one area with an excess supply in another and is a vehicle for linking the mortgage market with the broader capital market. Secondary Market transactions can involve two private lenders, a private lender and an Agency or a private lender and a private conduit company.

     The Company employs several methods of selling loans in the Secondary Market. FHA, VA and conventional conforming loans are typically pooled to form MBS issued or guaranteed by the Agencies. The Company then sells the securities it receives for the loans to investment banking firms that are primary dealers in government securities. The Company also sells conventional conforming whole loans to either FNMA or FHLMC for cash or to private Mortgage Investors when pricing conditions are favorable. Non-conforming conventional loans are sold directly to private Mortgage Investors, often servicing released.

     The Company's express policy is to hedge against, rather than speculate on, fluctuations in interest rates. The Company manages the interest rate risk associated with the origination of mortgage loans using hedging strategies, primarily forward sales of mortgage loans.

     The Company has identified fluctuations in interest rates as one of the most significant risks affecting the income potential of its mortgage loan origination activities.

     Interest risk management is putting into place hedging methodologies to budget and manage loss on the sale of loan production. The success of this risk management function rests on the ability to identify and monitor exposure as loans move through the origination process. The origination process is divided into two stages: the production stage - the time between the taking of the loan application from the borrower through the time of the loan closing; and the inventory stage - the time between the loan closing and the sale of the loan into the Secondary Market.

     The risk on loans which are already closed and warehoused is different than that of loans which have not closed or may not close. A determination of the precise amount of interest rate risk is made through the monitoring of the production stages of each loan and is based on such factors as whether the interest rate is locked, floating, fixed or adjustable; the maturity date; and the type of transaction (purchase/refinance). The estimated closing date as well as the scheduled delivery requirements of a particular product type and/or Mortgage Investor are additional determinants in this process. The Company's inventory control system tracks the loans in process and provides detailed information about the Company's loan production and loan status. This breakdown allows the Company to monitor both fallout and rate risk.

     Fallout risk is the risk of a borrower withdrawing the loan or having the loan rejected during the underwriting stage. During the production stage, fallout will manifest itself as the percentage of loans which fail to close. The primary reason applications are withdrawn is unexpected movements in interest rates. The loans in process will experience other fallout due to credit, appraisals, employment and deposit reasons. Fallout is monitored monthly through an inventory control system to compare rate lock-in and closing percentages. Currently, in order to minimize interest rate risk and manage loan pipeline fallout, the Company sells its loan production using individual loan-by-loan forward sale commitments under which the terms of the sale to the Mortgage Investor are determined prior to funding of the various loans.

     The following tables represent the information relative to loan fallout for the calendar years ended 1995 and 1994 for the Company:

       YEAR ENDED DECEMBER 31, 1995                  YEAR ENDED DECEMBER 31, 1994*
------------------------------------------     ------------------------------------------

                                   (NUMBERS OF LOANS)
TOTAL LOANS   TOTAL FALLOUT    PERCENTAGE      TOTAL LOANS   TOTAL FALLOUT    PERCENTAGE
 PROCESSED     ALL REASONS      FALLOUT         PROCESSED     ALL REASONS      FALLOUT
------------  --------------  ------------     ------------  --------------  ------------
      355             7            2.0%            3,461            20            0.6%

       YEAR ENDED DECEMBER 31, 1995                   YEAR ENDED DECEMBER 31, 1994
------------------------------------------     ------------------------------------------

                                       ($000,000)
TOTAL LOANS   TOTAL FALLOUT    PERCENTAGE      TOTAL LOANS   TOTAL FALLOUT    PERCENTAGE
 PROCESSED     ALL REASONS      FALLOUT         PROCESSED     ALL REASONS      FALLOUT
------------  --------------  ------------     ------------  --------------  ------------
   $ 35.4          $ .5            1.4%           $144.0          $1.6            1.1%

---------------

* Consists of activity during the calendar year by HOFCA prior to the Company's acquisition of HOFCA.

     Price risk, the risk of declining prices, is the most familiar type of risk because it accurately reflects the exposure of the Company in a rising interest rate environment. This risk is created in the application stage of the loan, during loan origination, based on the terms of the lock-in agreements offered to the borrowers. The period of time that "un-locked" loans spend between the time loan documents are drawn and the loan is closed and is ready to ship to the Secondary Market, is also where rate risk must be estimated and hedged. The Company has established a delivery date system that allows it to match precise delivery dates of the loan to the settlement securities, Secondary Market or Mortgage Investors. Management believes that the production function; processing, underwriting, closing and disbursement activities of the Company, can play a major role in the control, management and the timing of loan closing.

     There are several pricing factors that are considered on a daily basis such as the type of loans, e.g. conventional or government, fixed rate or ARM, 15 year or 30 year terms. Loan lock-ins are closely monitored by the Company to insure the lock-in rates are in line with daily rates in the Secondary Market. In the event that the interest rate market experiences significant price and/or rate movement during the day, the Company reserves the right to change posted daily rates as required by market conditions. The Company may also limit lock-ins during periods of severe rate increases.

     The sale of mortgage loans may generate a gain or loss to the Company primarily as a result of two factors. First, the Company may make a loan to a borrower at a price (interest rate plus discount points) which is higher or lower than the Company would receive if it immediately sold the loan in the Secondary Market. These pricing differences occur most often as a result of competitive conditions in a market area. Second, gains or losses may result from changes in interest rates which affect the market value of the loan from the time a price commitment is given to a borrower until than loan is committed to an Mortgage Investor, which typically is a period of 7 to 90 days.

     To limit losses associated with borrower default, it is the Company's policy to sell all loans without recourse. As is customary in the industry, the Company makes representations and warranties relating to compliance with laws, regulations and program standards and to accuracy of information in the origination process. The Company may be required to repurchase a loan or indemnify the Mortgage Investor in the event of a material, incurable breach of such a representation or warranty. The Company historically has repurchased only a nominal number of loans and is often successful in correcting any deficiencies associated with a repurchased loan to enable remarketing and sale. During the nine months ended June 30, 1996 and the year ended September 30, 1995, the Company did not repurchase any loans.

     To assure salability in the Secondary Market of loans that the Company plans to originate, the Company reviews retail loan documentation for credit worthiness and adequate security before funding or purchase. The Company has developed its own underwriting guidelines, which conform to or exceed the requirements set forth by the FHA, VA, FNMA, FHLMC, GNMA or private Mortgage Investors, as applicable.

     The Company uses a non-proprietary software program known as Mortgage Flex to manage many of the mortgage loan origination functions. The pipeline system monitors the loan pipeline and warehouse, maintaining an inventory of pertinent data on each loan. The commitment control system tracks master forward sale commitments and individual trades with Mortgage Investors.

UNDERWRITING

     All mortgage loan applications must be approved by the Company in accordance with its underwriting criteria, including loan-to-value ratios, borrower income qualifications, Mortgage Investor requirements, necessary insurance coverage and property appraisal requirements. Because a substantial majority of the individual mortgage loans originated by the Company may be sold directly to the FNMA or FHLMC, or pooled and exchanged for FNMA or FHLMC MBS, the Company's underwriting criteria for conventional conforming mortgage loans follow FNMA and FHLMC guidelines. The Company's underwriting standards for conventional mortgage loans that exceed the mortgage loan size limit established by FNMA and FHLMC (commonly referred to as "conventional nonconforming mortgage loans" or "Jumbo Loans") are designed to meet criteria established by private Mortgage Investors and the standards employed by the private mortgage insurers that the Company uses to insure those mortgage loans. Where conventional mortgage loans originated by the Company have a loan-to-value ratio greater than 80% at origination, that portion in excess of 80% is covered by private mortgage insurance.

QUALITY CONTROL

     The Company's quality control is performed by contract with Commonwealth Mortgage Assurance Corporation ("CMAC"), an unaffiliated company. The objective of quality control is to monitor overall mortgage loan quality to ensure that mortgage loan originations comply with the Company's quality standards as well as those of Mortgage Investors and mortgage insurers. CMAC re-underwrites and independently reverifies pertinent information and documentation used in the underwriting decision, reviews documentation for adequacy and accuracy and performs a desk review of the appraisal for each mortgage loan selected for review. CMAC reviews approximately 10% of the mortgage loans originated by the Company. Mortgage loans are selected for review based on a number of criteria, including loan-to-value ratios, self-employment, non-owner occupied and cash-out refinancing. The quality review includes a full underwriting and regulatory compliance review as well as a reverification of credit, employment, income and source of funds. All material findings are submitted to the Company for response. A monthly summary report of quality control findings and trends is prepared for the Board of Directors and senior management. Quality control reports from CMAC since May 1995, when CMAC commenced quality control functions for the Company, revealed no material or reportable exceptions in the mortgage loan origination operations of the Company.

     Notwithstanding the foregoing, there can be no assurance that the Company's quality control procedures will prevent losses on the mortgage loans originated by the Company.

MORTGAGE LOAN ORIGINATION REVENUES AND EXPENSES

     The Company receives fees from borrowers for the origination of retail mortgage loans, generally in the range of one to two percent of the principal amount of the mortgage loan. The Company receives smaller fees in connection with the origination of wholesale mortgage loans because the originating institutions retain the majority of fees collected from mortgage loan applicants as compensation for their origination efforts. The Company may charge additional fees depending upon market conditions or the Company's objectives concerning mortgage loan origination volume and pricing ("points"). The Company incurs certain costs in originating mortgage loans, including commissions, overhead, out-of-pocket costs and, where the mortgage loans are subject to a purchase commitment from private Mortgage Investors, related commitment fees.

FUNDING OF MORTGAGE ORIGINATIONS AND PURCHASES

     The First Warehousing Facility permits the Company to finance mortgage loan acquisitions and originations up to an aggregate of $5.0 million. Advances under the Facility may not exceed 100% of the

"Warehouse Collateral Value" of the eligible mortgage loans (see ""Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources"). Interest is charged based upon one of the following three methods: "Fixed Rate," "Reference Rate" or "Floating Eurodollar Rate." The applicable method of interest calculation is at the option of the Company (see "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources"). The Company also pays a monthly facility fee of approximately $1,000. All principal and accrued interest is payable on or before May 29, 1997 or sooner in the event of a default. Events of default include failure to make required payments, breaches of the terms, representations or warranties under the First Credit Agreement and related documents, insolvency and material judgments. The Company must also maintain the following minimum financial criteria (as defined in the First Credit Agreement): "Adjusted Tangible Net Worth" ("ATNW") must be at least $2.7 million; the "Adjusted Leverage Ratio" must be no greater than 4.0-to-1.0; the "Debt Service Coverage Ratio" ("DSCR") must be at least 1.2-to-1.0; the aggregate principal balance of mortgage loans serviced must be at least $500 million; and the report by an independent auditor in the Company's audited consolidated financial statements cannot contain a "going concern" explanatory paragraph.


     The Company was in default of the minimum ATNW, ALR and DSCR financial criteria. As of March 31, 1996 and June 30, 1996, the Company was only in default under the minimum DSCR financial criteria. See "Risk Factors-Default On First Term Loan and Warehousing Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources." Payment under the First Warehousing Facility is secured by all of the assets of the Company.


     DMC funded its loan origination activities primarily through its former parent, ISB, until April 28, 1995, the date DMC was sold to the Company. Since then, DMC established tablefunding arrangements with its primary Mortgage Investors whereby these investors provide the funds at the mortgage closing and thereby substantially eliminate the concern over the liquidity requirements of loan fundings. The Company, with one exception, has phased out DMC's tablefunding arrangements. As a subsidiary of the Company, DMC now uses the First Warehousing Facility and, in addition, on June 26, 1996, the Company entered into a "repo" transaction to provide for an interim period additional loan funding capacity (see "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources").

                                EXPANSION PLANS

     The Company's strategy in the mortgage banking area is to increase the size, diversity and quality of its mortgage loan servicing portfolio and to expand its origination operations. The Company's acquisition of DMC is consistent with this strategy. The Company plans to increase the size of its mortgage loan servicing portfolio by selectively acquiring mortgage loan servicing rights and by retaining the servicing rights on a portion of the loans it originates. In addition, the Company may use acquisitions to balance the mix of loan products in its mortgage loan servicing portfolio. Generally, new originations and selected acquisitions also contribute to increased portfolio quality through the addition of loans with higher principal balances, lower interest rates or other characteristics which are favorable to those of the existing mortgage loan servicing portfolio. Management believes that the Company currently has the loan servicing capacity to increase the size of its mortgage loan servicing portfolio by an additional 40,000 loans without incurring significant additional capital expenditures or fixed costs. By increasing the size of the mortgage loan servicing portfolio, management believes that the Company can continue to enhance its mortgage loan servicing efficiency and profitability. Moreover, the Company believes that increasing the size, diversity, type and quality of its mortgage loan servicing portfolio will enable it to reduce the effects of prepayments resulting from fluctuation in interest rates and defaults resulting from regional economic downturns.


     The Company has allocated approximately $400,000 (minimum)/$4.0 million (maximum) from the net proceeds of this Offering to expand its mortgage loan servicing portfolio. Management anticipates that such funds will enable the Company to purchase servicing rights to mortgage loans with between $40 million (minimum) and $400 million (maximum) in principal balances. Management believes that it will be able to purchase additional mortgage loan servicing rights with approximately $75 million of outstanding principal balances using working capital of approximately $748,000 resulting from the recovery to the Company from the gross proceeds of the Offering of funds expended through June 30, 1996 for expenses related to the Offering.



     The Company has begun the process of expanding its origination activities by acquiring DMC and by purchasing and reselling whole loan portfolios while retaining the servicing rights. Through the acquisition and expansion of DMC's origination operations and whole loan activity, the Company hopes to increase the volume of new loan originations to a level where originations exceed the volume of prepayments experienced in its mortgage loan servicing portfolio.


     If significantly less than all of the Securities offered herein are sold, the Company will most likely require additional funding to purchase mortgage loan servicing rights, operate at a profitable level and meet all of its financial obligations. If such additional funds are needed, the Company would seek to raise funds through bank financing or one or more additional equity and/or debt offerings. No assurance can be given that such funding would be available or, if available, that such funding would be available on terms acceptable to the Company. If such additional funding were not available, the Company's operations would most likely be materially and adversely affected. See "Risk Factors-Possible Need For Additional Financing."

                         MANAGEMENT INFORMATION SYSTEMS

     The Company maintains an in-house data processing system and uses non-proprietary software. The Mortgage System and Problem Loan Servicer are all on-line, real-time, integrated systems which give the Company control over work flow and the flexibility to respond to changing operating and market conditions. On June 1, 1995, DMC converted to the Company's data processing system.

     The Company operates a Data General Aviion 5225 computer complex running under the UNIX-VIS operating systems and the CICS teleprocessing monitor for mortgage banking applications. The high reliability and growth potential of this computer are key factors in management's future plans for expansion of the mortgage loan servicing portfolio and origination activities. Management believes that its MIS are capable of supporting a mortgage loan servicing portfolio increase of approximately 80,000 loans without a significant increase in capital expenditures.

     The Company has a Disaster Recovery Plan pursuant to which it stores back-up materials and files on a daily basis. The Company routinely tests the plan to ensure that it can restore its data systems within minimal time periods if events so require.

                                  COMPETITION

     The mortgage banking business is highly competitive. The Company competes with financial intermediaries, such as other mortgage bankers, commercial banks, savings associations, credit unions, loan brokers and insurance companies in the origination of mortgage loans. The Company competes primarily by offering a broad menu of mortgage loan programs with competitive features, by emphasizing the quality of its service and by pricing its range of programs at competitive rates. Competition for mortgage loan servicing is equally diverse. Mortgage bankers, commercial banks and savings associations all engage in mortgage loan servicing activities, either for themselves or in subservicing arrangements for others, and each participates in the competitive bidding process associated with acquisitions of mortgage loan servicing portfolios. To the extent that market pricing becomes more aggressive, the Company may be unable to achieve its planned level of acquisitions at the desired cost. The Company plans to address this risk by expanding its origination activities as a source of additions to the mortgage loan servicing portfolio.

                             GOVERNMENT REGULATIONS

     The Company is subject to the rules and regulations of, and examinations by, FNMA, FHLMC, GNMA, FHA and VA (collectively for this discussion, the "Agencies"). The Company must obtain Agency and Mortgage Investor approvals to originate and/or service mortgage loans, and it is subject to various state licensing requirements. The Company is currently eligible and expects to remain eligible to participate in such programs; however, any significant impairment of its eligibility could have a material adverse impact on its operations. In addition, the Company is subject to regulation at the state and federal level with respect to specific origination, selling and servicing practices. Failure to comply, or to cure non-compliance, with these requirements can lead to loss of approved status to originate and/or service, termination of servicing contracts without or with limited compensation to the servicer, demands for indemnification or loan repurchase and class action suits by borrowers and administrative enforcement actions, including punitive damages.

     The Company maintains current records of regulatory requirements, disseminates such requirements to appropriate parties and reviews the procedures and controls implemented by the Company in response to regulatory requirements. Although the Company has systems, personnel and procedures to insure compliance with these requirements and believes that currently it is in compliance in all material respects with applicable requirements, significant and incurable noncompliance could have a material adverse effect on the financial condition and operating results of the Company. In addition, there can be no assurance that laws, rules and regulations will not be adopted or interpreted or cases decided in the future which could make regulatory compliance more difficult and/or more expensive. See "Risk Factors-Regulatory Risk."

     A material failure to service mortgage loans in accordance with contractual requirements may lead to termination of servicing rights without the payment of any compensation. Since the incorporation of HOFCA in October 1984 and DMC in 1976, to current management's knowledge, with one possible exception (see "Legal Proceedings") there have been no terminations of servicing rights by Mortgage Investors because of a material failure to service according to contractual obligations.

     The payment of interest to borrowers on escrow balances is regulated at the state level, with most states not requiring the mortgage servicer to make any such payment. Federal legislation has been proposed that would establish uniform requirements with respect to payment of interest to borrowers on escrow balances and would otherwise regulate escrow accounts. Similar legislation was proposed in 1991 but was not enacted. If this or similar federal legislation is enacted in the future, it could have a material adverse effect on the Company's results of operations.

     The continuation of programs administered by FNMA, FHLMC and GNMA that facilitate the issuance of MBS materially impacts the Company's ability to generate funds by sale of mortgage loans or MBS. A significant portion of the Company's business is also dependant upon the continuation of various programs administered by FHA and VA. Although the Company is not aware of any proposed discontinuation of, or significant reduction in, the operation of such programs, any such action could have a material adverse effect on the Company's results of operations.

                                  SEASONALITY

     The mortgage banking business is generally subject to seasonal trends which reflect the pattern of home sales. These sales typically peak during the spring and summer and decline to lower levels from November through February. As a result, management anticipates that the Company's mortgage origination revenues and earnings typically will be higher in the second and third quarters of each calendar year than in the first and fourth quarters. Other aspects of the Company's business, such as servicing and acquisitions, are less affected by seasonality, except to the extent that the growth of the servicing portfolio is generally higher in periods of higher production.

                                   EMPLOYEES

     The Company currently has 30 employees consisting of three executive officers, 20 mortgage loan servicing personnel, five loan origination personnel and two administrative assistants. The Company presently leases its employees from a professional employer organization. There are no unions and management believes that employee relations are good. The Company anticipates that its current staff level is sufficient for its needs for the near future.

                                   FACILITIES

     The Company's executive offices are located at the facilities of DMC, 2075 West Big Beaver Road, Suite 550, Troy, Michigan 48084, and consist of approximately 4,600 square feet of office space and approximately 938 square feet of storage space. The facilities are leased from an unaffiliated party pursuant to a lease that expires on October 31, 1998. The Company maintains an origination office at 7825 Washington Ave. South, Bloomington Minnesota 55439. The Bloomington office consists of approximately 3,700 square feet and is sublet from ISB.

     The Company had offices in Waltham, Massachusetts, Charlotte, North Carolina, and Boca Raton, Florida. However, as part of the Company's restructuring, these offices were closed, respectively, in September 1994, October 1994 and June 1995. The Massachusetts lease termination was settled for $12,000. The North Carolina lease expired in March 1995 and the Florida lease was on a month-to-month basis (the Company has opened a new office in Boca Raton). In addition, the Company closed its former principal office in Dallas, Texas in August 1995. The Company had negotiated a partial termination of the Dallas lease (which expires in August 1997); however, the landlord recently commenced suit against HOFCA for the remaining rent due under the lease (see "Legal Proceedings").

                 PRIOR OPERATIONS - MANUFACTURED HOUSING LOANS

     On April 29, 1994, when FIS acquired HOFCA, HOFCA was servicing approximately 6,017 manufactured housing loans (with an aggregate principal balance of approximately $75.8 million), approximately 255 of which were owned (approximately $4.8 million in principal balance). Approximately 5,762 of the loans were not owned by HOFCA but were serviced by HOFCA under contract.


     As of the date hereof, HOFCA owns no manufactured housing loans and is servicing about 507 loans with an aggregate principal balance of approximately $6.9 million.


                               LEGAL PROCEEDINGS

     Except as described below, the Company is not presently a party to any material litigation.

     In October 1994, HOFCA commenced an action in Texas District Court, Dallas County, for declaratory judgment against Messrs. Stouder, Wilson, Wyant, Dressler and Alderman (collectively "Former Principals"), the five former principals of HOFCA. The action was for a declaratory judgment relieving HOFCA of its obligations under employment agreements between HOFCA and the Former Principals due to breach of the employment agreements (see "The Reorganization"). In December 1994, three of the Former Principals answered the complaint; counterclaimed for declaratory judgment to the effect that HOFCA breached the employment agreements; and demanded damages as a result thereof. The other two Former Principals denied jurisdiction of the Texas Court and commenced actions against HOFCA in North Carolina Superior Court for damages for breach of the employment agreements. The Texas counterclaims did not specify the amount of damages sought. The North Carolina complaints each sought approximately $31,000 in damages plus "bonus compensation" under the agreements and liquidated damages in an amount equal to all of the foregoing damages. In February 1996, the parties settled all of the law suits. The Company had accrued a sufficient amount for this liability in the September 30, 1995 Consolidated Financial Statements. See Note 16 to the Company's Consolidated Financial Statements.

     In June 1996, Crescent Real Estate Fund, HOFCA's former landlord in Dallas, Texas, commenced an action in Texas District Court, Dallas County, for past due rent. The amount sought is not determinable from the complaint, but may be in excess of $200,000. HOFCA filed an answer denying the allegations and had the action removed to the U.S. Federal Court for the Northern District of Texas, Dallas Division. HOFCA disputes the amount owed and intends to vigorously defend the action. Management believes that there are a number of valid setoffs and does not expect this action to have a material adverse impact on the financial position or operations of the Company. The Company has accrued $30,000 to settle this action, which amount represents its estimate of the balance due to the former landlord at the time that the lease was terminated.

     The Company has been informed by GNMA of a potential claim wherein the Company, under its former ownership and management, allegedly overcharged GNMA under the terms of certain sub-servicing Agreements. The claim alleges approximately $3.1 million in potential liability; however, the potential liability was projected based upon a review of only about one percent of the records of transactions performed by HOFCA under its agreements with GNMA. Management believes that these claims are essentially without merit and special counsel to the Company has reviewed the claim and the relevant transactions and has informed the Company of its belief that there are reasonable defenses to GNMA's claims in any amount which might be material to the Company. As of the date of this Prospectus, GNMA has made no formal claim or demand for payment or reimbursement under these terminated sub-service agreements. In the event that GNMA makes formal demand and the Company is required to pay a substantial amount, the Company's business may be materially adversely affected.

                                   MANAGEMENT

     The names of the directors and executive officers of the Company and their respective ages and positions with the Company are as follows:

                   NAME                      AGE                    POSITION
------------------------------------------   ---    -----------------------------------------
                                                    President, Chief Executive Officer and
Christian W. Pfluger, III(1)..............   43     Director
Henry B. Leshman..........................   65     Chairman of the Board of Directors
Joseph W. Traxler.........................   48     Treasurer and Chief Financial Officer
Mori A. Schweitzer........................   63     Secretary and a Director
Leonard Rosen.............................   62...  Director
Stephen M. Savage.........................   54     Director
Wayne B. Kight............................   45     Vice President

---------------

(1) May be deemed a founder of the Company.

     Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified. The Managing Underwriter has a five year right to designate one nominee for election to the Company's Board of Directors (see "Underwriting").

     A summary of the business experience for each officer and director of the Company is as follows:

     CHRISTIAN W. PFLUGER III, has been President, Chief Executive Officer and a Director of the Company since September 1994 and of HOFCA since April 1994. He has been President and a Director of FIS since inception. Since June 1991, he has been President and owner of Great Hills Mortgage Co., Inc. ("GHM") in Austin, Texas. GHM was a mortgage loan origination and brokerage company until April 1994 and is currently inactive. From September 1990 to June 1991, Mr. Pfluger was a consultant to financial institutions, primarily savings banks and insurance companies. From December 1989 to September 1990, he was Chief Lending Officer of Bluebonnet Savings Bank, FSB in Dallas, Texas. At Bluebonnet, Mr. Pfluger was involved in the management of single family origination and servicing, consumer origination and servicing, construction lending, wholesale banking operations and commercial lending. From 1976 to 1989, Mr. Pfluger was President and Chief Executive Officer of Taylorbanc Savings Association ("Taylorbanc") in Taylor, Texas. In August 1989, the RTC placed Taylorbanc in conservatorship due to the insolvency of that institution. Mr. Pfluger received a B.A. in Business Finance from Southwest Texas State University in 1975.

     HENRY LESHMAN has been the Chairman of the Board of Directors of the Company since August 1995, Secretary and a Director of HOFCA since April 1994 and Treasurer and a Director of FIS since April 1994. From September 1994 to August 1995, he was Treasurer a Director of the Company. Mr. Leshman spent 30 years in the aluminum business as an executive with Alside, Inc., a division of U.S. Steel in sales and marketing. He retired to Boca Raton, Florida in 1984 to become active as a private investor and as co-owner of a Bubbies Ruggies, Inc., a commercial bakery, and Shifco, Inc., a seafood distributor.

     JOSEPH W. TRAXLER has been Treasurer and Chief Financial Officer of the Company since August 1995 and is currently the Chief Financial Officer of DMC. Mr. Traxler has more than twenty-five years of management experience in the mortgage banking and financial services industries. From July 1993 to May 1995, Mr. Traxler was employed as a consultant to HUB, Inc., a Minneapolis based investment banking firm. From September 1990 to July 1993, Mr. Traxler was a Principal and served as Chief Financial Officer of Sandia Mortgage Corporation (a public company). From October 1988 to August 1990, Mr. Traxler was a Senior Vice President and the Chief Financial Officer of Paragon Mortgage Corporation. From December 1987 to September 1988, Mr. Traxler was a Senior Vice President and the Chief Financial Officer of Bright Mortgage Company. From 1982 to October 1987, Mr. Traxler was employed by Knutson Mortgage Corporation in a number of management positions, including Executive Vice President and Chief Financial Officer. Mr. Traxler is a member of the Minnesota and Illinois Societies of CPA's. Mr. Traxler received a BS degree in accounting from the University of Illinois at Chicago in 1970 and a MBA degree in Finance from DePaul University in 1979.

     LEONARD L. ROSEN has been a Director of the Company since September 1994, and of HOFCA and FIS since April 1994. Since graduating from City College of New York in 1954, he has been the owner and operator of J. Rosen Furs, Inc., New York, New York. He is also President of nine other companies that sell furs in the New York area.

     MORI A. SCHWEITZER has been a Director of the Company since September 1994, and of HOFCA and FIS since April 1994. He has been Secretary of FIS since April 1994. Mr. Schweitzer is a retired attorney and an investor. Since 1990, he also has been a Director of IDM Environmental, Inc., a public company. Mr. Schweitzer received a Law Degree from Brooklyn Law School in 1956.

     STEPHEN M. SAVAGE has been a Director of the Company since August 1995. Since 1962, he has been a private investor and manager of real estate. From 1980 to 1987, Mr. Savage was an Arbitrator for the Better Business Bureau specializing in HUD cases and automobile "lemon law" disputes. Mr. Savage received a Law Degree from the University of Baltimore in 1965.

     WAYNE B. KIGHT has been Vice President for the Company since September 1994. From 1992 to 1993, he was a Loan Officer for Paine Webber Mortgage Finance, Inc. (Mortgage Company) in Columbia, Maryland. From 1982 to 1992, Mr. Kight was President of Bertram & Daniels, Inc., Financial & leasing consultants, in Coral Springs, Florida. Mr. Kight received a law degree from Woodrow Wilson College of Law, Atlanta, Georgia in 1978 and a B.A. in Business Administration, from Georgia State University of Atlanta, Georgia, in 1974.

REMUNERATION

     The following table shows all the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer ("CEO") for such period in all capacities in which he served. Except for the CEO, no Executive Officer received total annual salary and bonus in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                         ---------------------------------------------------
                                                                                AWARDS
                                      ANNUAL COMPENSATION                --------------------             PAYOUTS
                          --------------------------------------------                          ----------------------------
                                                             (E)            (F)
          (A)                                          ---------------   ----------     (G)        (H)             (I)
------------------------  (B)      (C)        (D)           OTHER        RESTRICTED   -------   ----------   ---------------
   NAME AND PRINCIPAL     ----   --------   --------       ANNUAL          STOCK      OPTIONS      LTIP         ALL OTHER
        POSITION          YEAR    SALARY    BONUS($)   COMPENSATION($)    AWARD($)     SARS     PAYOUTS($)   COMPENSATION(I)
------------------------  ----   --------   --------   ---------------   ----------   -------   ----------   ---------------
Christian Pfluger,
  III...................  1995   $100,000                  $12,980
  CEO                     1994   $ 41,667                  --
                          1993     N/A                     N/A

     There are no employment agreements with executive officers.

1994 INCENTIVE STOCK OPTION PLAN

     In December 1994, the Company's stockholders authorized the 1994 Incentive Stock Option Plan (the "ISO Plan") to encourage ownership of shares of Common Stock by key Employees, non-employee directors and advisors. The ISO Plan covers an aggregate of 200,000 shares of the Company's stock. Incentive Stock Options to purchase an aggregate of 24,500 shares at an exercise price of $3.50 per share have been granted to date. 14,000 of these options have expired due to employment termination.

  Administration

     The ISO Plan provides for its administration by the Company's Board of Directors or a Compensation Committee (the "Committee") appointed by the Board of Directors. The Committee currently consists of

Messrs. Pfluger, Rosen and Leshman. The Board of Directors or the Committee, as appropriate, has discretionary authority (subject to certain restrictions) to determine: the individuals to whom and the time at which incentive stock options ("ISOS") will granted; whether the ISOs will be incentive stock options within the meaning of Section 422 of the Code ("SOS") or non-statutory options ("NSOS"); and the number of shares subject to such options. The Board of Directors or the Committee may interpret the ISO Plan and may prescribe, amend and rescind rules and regulations relating thereto.

  Eligibility

     Each Participant receiving a SOS must be a key employee (as defined in the ISO Plan) of the Company or of an affiliate at the time of grant. NSOS may be granted to key employees, non-key employees, non-employee directors, advisors or independent contractors.

  Option Price

     The option price of the common shares subject to an ISO may not be less than the fair market value of the shares on the date the option is granted. In the case of an optionee receiving SOS who owns more than 10% of the outstanding shares of the Company of all classes or any parent or subsidiary thereof (a "Significant Stockholder"), the option price of the shares may not be less than 110% of the fair market value of the Company's shares on the date the option is granted. If the common shares are not then quoted on any exchange or quotation medium at the time the option is granted, then the Board of Directors or the Committee will use its discretion in selecting a good faith value believed to represent fair market value.

  Termination and Amendment

     No ISO's may be granted under the ISO Plan after December 17, 2004. The ISO Plan may be amended consistent with applicable laws and regulations, suspended or terminated at any time by the board of Directors. However, stockholder approval will be necessary to increase the aggregate number of shares covered by the ISO Plan, and no amendment, suspension or termination may affect any outstanding option without the written consent of the optionee.

  Duration and Exercise of Options

     ISO's granted under the ISO Plan may be of such duration as shall be determined by the Board of Directors or the Committee, but no NSOS may be exercised more that 11 years after the date of grant and no SOS may be exercised more that 10 years after the date of grant (which term is limited to 5 years in the case of any Significant Stockholder).

     In the event of the termination of employment of an optionee, all ISO's previously granted to that employee shall expire within 30 days to six months after such termination, depending upon the cause of such termination.

                              CERTAIN TRANSACTIONS

     Between August 1994 and September 1994, FIS sold an aggregate of 1,750 shares of its Preferred Stock, 700,000 shares of its Common Stock and warrants to purchase an aggregate of 700,000 shares of its Common Stock in a private offering (the "FIS Private Offering"). FIS received an aggregate of $1.75 million from the sale of the foregoing securities.

     On September 30, 1994, the Company took the following corporate actions:
(a) changed its name from B W Group, Inc. to Homeowners Financial Corp.; (b) authorized a reverse split of its 887,270 previously outstanding shares of Common Stock on a one-for-seven basis (effected on October 14, 1994); and (c) acquired all of the issued and outstanding shares of Common and Preferred Stock of FIS.

     The Company acquired the FIS shares in exchange for a total of 3,720,000 post-reverse split shares of Common Stock and 1,750 shares of Series A Preferred Stock. By agreement with the Company's Preferred Stockholders, 475 of the Series A Preferred Stock will be redeemed with a portion of the net proceeds from this Offering (see "Use of Proceeds" and "Description of Securities-Preferred Stock"). The Company also increased its authorized capitalization to 10,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.10 par value. See "Description of Securities."

     At the closing of the acquisition of FIS, the previous management of the Company resigned, and the designees of FIS were elected (see "Management").

     Pursuant to the FIS acquisition agreement, five Company stockholders owning an aggregate of 127,315 post reverse split shares agreed not to sell such shares without the prior written consent of FIS for a one year period ending September 30, 1995 and, thereafter, not to publicly sell in excess of 25% of their individual holdings within any three month period without the prior written consent of FIS.

     In December 1994, the Company authorized the issuance of an aggregate of 25,000 shares of Common Stock to GHM, a company owned and controlled by Christian W. Pfluger III, and certain creditors of GHM in cancellation of a $60,000 debt to GHM. The $60,000 represents the last unpaid portion of a May 1994 $220,000 loan from GHM to HOFCA. The shares were issued in March 1995.

     On September 12, 1994, Messrs. Pfluger and Schweitzer, Officers and Directors of the Company, and James O'Leary, a former Director of the Company, executed a voting trust agreement ("VTA") with regard to their shares of FIS. The agreement was amended on February 17, 1995 to apply to shares of the Company. Pursuant to the VTA, the parties thereto agree to vote all shares owned by them for the election of Messrs. Pfluger, O'Leary and Schweitzer to the Board of Directors and to vote all shares owned by them as a unit as agreed to by them. In the event that the parties cannot agree on the desired vote, all parties agree to vote in accordance with the instructions of the parties holding a majority of the shares covered by the VTA. Upon his resignation from the Board of Directors, Mr. O'Leary released the other two parties to the VTA from their obligations to him thereunder.

     In October 1995, Mori A. Schweitzer, a Director of the Company, loaned the Company $50,000. Interest accrued at the rate of 11% per annum and principal and all accrued interest were payable on January 9, 1996. As further consideration for the loan, the Company granted Mr. Schweitzer two year warrants to purchase up to 20,000 shares of the Company's Common Stock at $2.00 per share. The proceeds of the loan were used to pay certain of the expenses of this Offering. In March 1996, Mr. Schweitzer converted the principal and accrued interest on this loan into Series B Preferred Stock at the rate of $1,000 per share.

     In February 1996, Stephen M. Savage, a Director of the Company, loaned the Company $75,000. Interest accrued at the rate of 10% per annum and principal and all accrued interest were payable after 90 days. In March 1996, Mr. Savage converted the principal amount of this loan into Series B Preferred Stock at the rate of $1,000 per share.

     Between January 1996 and March 1996, GHM, a company owned and controlled by Christian W. Pfluger III, President, Chief Executive Officer and a Director of the Company, loaned the Company varying amounts of money pursuant to a multiple advance note ("MA Note"). Interest accrues at the rate of 8% per annum and principal and all accrued interest are payable on demand or on or before December 31, 1996, which ever is sooner. As of March 20, 1996, principal and accrued interest aggregated approximately $208,000. On March 20, 1996, GHM converted $200,000 of this loan into Series B Preferred Stock at the rate of $1,000 per share. As of October 28, 1996, principal and accrued interest aggregated approximately $15,200.


     In March 1996, certain of the Company's debtors, including Messrs Pfluger
(GHM), Schweitzer and Savage (see above) and two stockholders converted an aggregate of $503,000 of loans into Series B Preferred Stock at the rate of $1,000 per share. These conversions were effectuated to correct two of the Company's deficiencies under the First Credit Agreement. See "Risk Factors-Default On First Term Loan and Warehousing Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources."

     In May 1996, the Company issued 58,608 shares of C Preferred Stock and warrants to purchase 150,000 shares of Common Stock to a foreign investor for $200,000. The C Preferred is convertible into shares of Common Stock. The Company used the proceeds of this offering primarily to pay certain expenses of the Offering herein. See "Description of Securities-Preferred Stock" and "Risk Factors-Shares Available for Future Sale; Possible Depressive Effect on Market Price."

     All ongoing and future affiliated transactions will be made or entered into on terms no less favorable to the Company than those obtained from unaffiliated third parties.

     See also "Description of Securities-Common Stock Warrants and Options."

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth, as of the date of this Prospectus, the ownership of the Company's Common Stock, by (a) each of the Company's directors and executive officers individually; (b) all directors and executive officers, as a group; and (c) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Common Stock. Percentages are given to reflect ownership by each before and after the issuance of the securities offered hereby.

                                                                                 PERCENT OF STOCK
                                                                        -----------------------------------
                                                                                               AFTER
                                                   NUMBER                                   OFFERING(3)
                                                     OF                   BEFORE        -------------------
                NAME AND ADDRESS                  SHARES(1)             OFFERING(2)     MINIMUM     MAXIMUM
------------------------------------------------  ---------             -----------     -------     -------
Christian W. Pfluger, III.......................  1,224,250(4)(5)(6)(8)    29.3%         25.9%       22.5%
2075 West Big Beaver Road
Suite 550
Troy, MI 48084
James A. O'Leary III............................    400,000(6)(7)(9)        9.7%          8.5%        7.4%
11811 N. Tatum Blvd.
Phoenix, AZ 85028
Henry B. Leshman................................    280,000(5)(6)(7)(8)     6.7%          5.9%        5.1%
7508 LaPaz Ct.
Boca Raton, FL 33433
Leonard L. Rosen................................    146,250(5)(6)(7)(8)     3.5%          3.1%        2.7%
22659 Esplanada Cir W.
Boca Raton, FL 33433
Mori A. Schweitzer..............................    238,000(4)(5)(6)(7)     5.7%          5.1%        4.4%
5300 Longbay Rd.
Red Hook, St. Thomas
U.S. Virgin Islands 00801
Stephen M. Savage...............................     62,500(5)(6)(7)(8)     1.5%          1.3%        1.1%
7220 Montrico Drive
Boca Raton, FL 33433
Wayne Kight.....................................     23,500(6)(7)              *             *           *
3279 Clint Moore Rd.
Boca Raton, FL 33496
Joseph W. Traxler...............................        -0-(6)                 *             *           *
7825 Washington Ave. South
Suite 650
Bloomington, Minnesota 55439
All officers and directors as a group (8          2,374,500(5)(6)(7)(8)    54.4%         48.3%       42.2%
  persons)......................................

---------------

  * Less than one percent.
(1) All such shares are owned beneficially and of record by the individual or groups indicated, except as otherwise noted in the footnotes to this table. See "Certain Transactions."

(2) Based upon 4,131,213 shares issued and outstanding as of the date hereof.

(3) Based on 4,681,213 (minimum)/5,401,213 (maximum) shares outstanding after completion of the offering.

(4) The voting rights to these shares are subject to a voting trust agreement ("VTA") between Messrs. Pfluger and Schweitzer. Pursuant to the VTA as amended, the parties thereto agree to vote all shares owned by them for the election of Messrs. Pfluger and Schweitzer to the Board of Directors and to vote all shares owned by them as a unit as agreed to by them. In the event that the parties cannot agree on the desired vote, all parties agree to vote in accordance with the instructions of the parties holding a majority of the shares covered by the VTA. See "Certain Transactions."

(5) Excludes an aggregate of 350 shares of Series A Preferred Stock owned by Messrs. Pfluger, Leshman, Rosen and Savage and an aggregate of 328 shares of Series B Preferred Stock owned by Messrs. Pfluger, Schweitzer and Savage. See "Description of Securities."

(6) Executive Officer and/or Director. Includes James A. O'Leary III who resigned as Chairman of the Board of Directors in June 1995.

(7) For Messrs. O'Leary, Leshman, Rosen, Schweitzer, Savage and Kight, includes, respectively, 10,000 shares, 20,000 shares, 10,000 shares, 30,000 shares, 17,500 shares and 3,500 shares issuable upon exercise of options and/or warrants.

(8) For Messrs. Pfluger, Leshman and Rosen includes 40,000 shares each, and for Mr. Savage includes 20,000 shares, all of which shares are issuable upon exercise of Class C and Class B warrants.

(9) Includes shares owned by Mr. O'Leary's wife and children.

                           DESCRIPTION OF SECURITIES

     The following summary description of the Company's securities is qualified in its entirety by reference to the Company's Articles of Incorporation and its Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Company is authorized to issue 10,000,000 shares of Common Stock, $.01 par value per share, of which 4,131,213 shares are issued and outstanding as of the date of this Prospectus. Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

     Subject to the rights of the Preferred Stock, the holders of Common Stock
(i) have equal ratable rights to dividends from funds legally available therefor, when, and if declared by the Board of Directors of the Company, after payment of dividends to Preferred Stockholders; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company after payment to Preferred Stockholders; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders. This means that holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

PREFERRED STOCK

     The Company is authorized to issue 1,000,000 shares of Preferred Stock, $.10 par value, 1,750 of which are designated Series A Preferred Stock, 1,000 of which are designated Series B Preferred Stock and 65,000 of which are designated Series C Preferred Stock. As of the date hereof, there are 1,750 shares of Series A Preferred Stock, 503 shares of Series B Preferred Stock and 58,608 shares of Series C Preferred Stock issued and outstanding.

     Each share of Series A Preferred Stock has a $1,000 liquidation preference value; votes as if each share is one share of Common Stock; bears a cumulative annual dividend equal to eleven percent (11%) of the liquidation preference value; and is redeemable by the Company upon 30 days notice at 102% of the liquidation preference value, plus accrued and unpaid dividends to the date of redemption. Upon the completion of this Offering, 475 of the 1,750 shares of Series A Preferred Stock will be redeemed by the Company. Included in the 475 shares to be redeemed are an aggregate of 100 shares owned by Messrs. Leshman and Rosen. See "Use of Proceeds."

     Each share of Series B Preferred Stock has a $1,000 liquidation preference value; has no voting rights; bears a cumulative annual dividend equal to twelve percent (12%) of the liquidation preference value; and is redeemable by the Company upon 30 days notice at 102% of the liquidation preference value, plus accrued and unpaid dividends to the date of redemption. The rights of holders of Series B Preferred Stock are subordinate to those of the holders of Series A Preferred Stock. In addition, holders of Series B Preferred Stock have agreed to subordinate their liquidation and dividend payment preferences to the holders of C Preferred Stock.

     Each share of Series C Preferred Stock has a $3.41 liquidation preference value; has no voting rights; bears a cumulative annual dividend equal to twelve percent (12%) of the liquidation preference value; is redeemable by the Company upon 30 days notice at the liquidation preference value, plus accrued and unpaid dividends to the date of redemption; and is convertible into shares of Common Stock. The number of shares of Common Stock into which the C Preferred Stock is convertible is determined by valuing each C Preferred share at $3.41 (the "Value"), adding the aggregate Value of the C Preferred shares and all accrued but unpaid dividends thereon and dividing the sum by the Value. The rights of holders of Series C Preferred Stock are subordinate to those of the holders of Series A and B Preferred Stock.

     The Board of Directors has total discretion in the issuance and the determination of the rights and privileges of any shares of Preferred Stock or Common Stock which may be issued in the future, which rights and privileges may be detrimental to the holders of the Common Stock of the Company. See "Risk Factors-Offering and Market Related Considerations-Shares Available For Future Sale; Possible Depressive Effect on Market Price."

A WARRANTS


     Each A Warrants offered hereby will entitle the registered holder thereof to purchase one share of Common Stock, at a price of $ , subject to adjustment in certain circumstances, at any time until 5:00 p.m., Eastern Time, on
               , 2001 (five years from the date of this Prospectus). Upon notice to the holders of the A Warrants, the Company has the right to extend the expiration date or reduce the exercise price of the A Warrants.



     The A Warrants are redeemable by the Company, at any time commencing on
               , 1997 [one year from the date of this Prospectus] (or earlier with the consent of the Underwriter), upon notice of not less than 30 days, at a price of $.15 per A Warrant, provided that the closing bid quotation for the Common Stock for a period of 15 consecutive trading days ending on the third day prior to the day on which the Company gives notice has been at least $7.50 per share (subject to adjustment). The holder of the A Warrants will have the right to exercise their A Warrants until the close of business on the date fixed for redemption.


     The A Warrants will be issued in registered form under an A warrant agreement by and among the Company, Continental Stock Transfer & Trust Company, as warrant agent (the "Agent"), and the Underwriter (the "A Warrant Agreement"). The exercise price and the number of shares of Common Stock or other securities issuable on exercise of the A Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the A Warrants are not subject to adjustments for issuances of Common Stock at prices at or below the exercise price of the A Warrants or the subsequent market price of the Common Stock. Reference is made to the A Warrant Agreement (which has been filed as exhibit to the Registration Statement of which the Prospectus forms a part) for a complete description of the terms and conditions therein (the description herein contained being qualified by references thereto.)

     The A Warrants may be exercised upon surrender of the A Warrant certificate on or prior to the expiration date at the offices of the Agent, with the exercise form on the reverse side of the A Warrant Certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the Agent for the number of A Warrants being exercised. The holders of A Warrants do not have the rights or privileges of holders of Common Stock.

     No A Warrant will be exercised unless, at the time of exercise, the Company has filed current registration statements with the Commission covering the shares of Common Stock issuable upon exercise of such A Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities law of the state of residence of the holder of such A Warrants. The Company will use its best efforts to have all such shares so registered or qualified and to maintain a current prospectus relating thereto until the expiration of the A Warrants, subject to the terms of the A Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

     No fractional shares will be issued upon exercise of the A Warrants. However, if a warrantholder exercises all A Warrants then owned of record by him, the Company will pay to such warrantholder, in lieu of the issuance of any fractional shares which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

     As of the date of this Prospectus, aside from options and warrants noted below, there are no warrants outstanding.

     Upon the completion of this Offering the Company will issue warrants to the Underwriter (see "Underwriting").

COMMON STOCK WARRANTS AND OPTIONS

     An aggregate of 350,000 "A" warrants and 350,000 "B" warrants were issued in exchange for the Class A and Class B FIS Warrants issued in the FIS Private Offering. The Company has redesignated these "A" warrants as "C" warrants to avoid confusion with the public A Warrants being offered herein. See "Certain Transactions."

     To date, options to purchase an aggregate of 24,500 shares at an exercise price of $3.50 per share have been granted under the Company's ISO Plan. 14,000 of these options have expired due to employment termination. See
"Management-1994 Incentive Stock Option Plan."

     In May 1995, the Company issued five-year options to Messrs. Leshman, Rosen, Schweitzer and O'Leary, Directors of the Company at that time, to purchase an aggregate of 40,000 shares (10,000 shares each) at an exercise price of $3.00 per share. In August 1995, the Company issued five-year options to Mr. Savage, a new Director of the Company, to purchase up to 10,000 shares at an exercise price of $4.00 per share.

     Certain stockholders of the Company pledged assets as security for the Company's $695,489 loan from Barnett (see "The Reorganization"). In May 1995, the Company issued three-year options to these stockholders to purchase an aggregate of 80,000 shares of Common Stock at $3.00 per share, as compensation for pledging the collateral. In September 1995, one of these stockholders transferred options to purchase an aggregate of 7,500 shares to Stephen M. Savage, a Director of the Company.

     In May 1996, the Company issued warrants expiring May 31, 1999 to purchase
150,000 shares of Common Stock at $          per share [the A Warrant exercise
price] in conjunction with the sale of 58,608 shares of C Preferred Stock (see "Certain Transactions").

     In addition, there are options to purchase: an aggregate of 37,500 shares of Common Stock at $3.50 per share through December 16, 1997; an aggregate of 21,429 shares of Common Stock at $1.75 per share through July 16, 1997; and an aggregate of 15,000 shares of Common Stock at $3.00 per share through September 30, 1997.

LIMITATION OF DIRECTOR LIABILITY

     The General Corporation Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification by the Company for liability arising out of certain actions. Additionally, the Company's By-Laws provide for indemnification of Directors and Officers to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DELAWARE ANTI-TAKEOVER LAW

     Under Section 203 of the Delaware Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election),
(ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 % of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock.

     These provisions, together with the ability of the Company's Board of Directors to issue Preferred Stock could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede, or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. See "Risk Factors-Offering and Market Related Considerations-Significant Number of Authorized But Unissued Preferred Shares; Possible Anti-Takeover Effect."

DIVIDENDS

     The payment by the Company of dividends on its Common Stock, if any, in the future, rests within the discretion of its Board of Directors. Current management believes that the Company has not declared any cash dividends on its Common Stock since its inception, and has no present intention of paying any cash dividends on its Common Stock in the foreseeable future. Moreover, dividends on Preferred Stock must be paid prior to any dividends on Common Stock. The Company's Series A Preferred Stock bears a cumulative annual dividend equal to eleven percent (11%) of the liquidation preference value ($1,000 per share). During the fiscal year ended September 30, 1995, the Company paid $192,000 in Dividends on the Series A Preferred Stock. During the nine months ended June 30, 1996, the Company paid $96,000 in Dividends on the Series A Preferred Stock. The Company's Series B Preferred Stock bears a cumulative annual dividend equal to twelve percent (12%) of the liquidation preference value ($1,000 per share). The rights of holders of Series B Preferred Stock are subordinate to those of the holders of Series A Preferred Stock. The Company's Series C Preferred Stock bears a cumulative annual dividend equal to twelve percent (12%) of the liquidation preference value ($3.41 per share). At the request of First Bank, the Company has suspended payments of all preferred stock dividends since March 1, 1996, approximately $69,000 on a quarterly basis, until the Company is in full compliance with all terms and provisions of the First Credit Agreement. See "Risk Factors-Default On First Term Loan and Warehousing Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources.

TRANSFER AGENT

     The Transfer Agent for the Company's Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004.

                                  UNDERWRITING


     The Company has entered into an Underwriting Agreement with Toluca Pacific Securities Corporation, 3500 West Olive Avenue, Toluca Lake, California 91505 ("Underwriter"). Pursuant to the Underwriting Agreement, the Company has retained the Underwriter as its exclusive agent and the Underwriter has agreed to use its best efforts to offer the Securities to the public. The Securities are offered on a "best efforts 550,000 share minimum -- 1,270,000 share and 1,270,000 A Warrant maximum" basis. There is no minimum number of A Warrants
that must be sold. The purchase prices are $     per share and $  per A Warrant.
Unless at least 550,000 shares are sold within 120 days of the date of this Prospectus, or 210 days if extended by mutual consent of the Company and Underwriter, this Offering will terminate and all funds will be promptly returned to subscribers without interest thereon or deduction therefrom. Closing of the Offering could take place as late as ten business days after the maximum 210 day Offering period solely for the purpose of permitting funds to clear.
Once subscriptions for 550,000 shares ($          ) have been escrowed and
cleared, there may be an initial closing after which the Offering will continue for the remaining Securities on a "best efforts" basis subject to subsequent closings. The Underwriter has made no commitment to purchase or take down all or any part of the Securities offered hereby.



     Subscribers should make their subscription checks payable to "Atlantic Bank of New York, Escrow Agent-Homeowners Financial Corp." All funds received by the Underwriter as subscriptions for the Securities will be immediately deposited in an escrow account with Atlantic Bank of New York ("Escrow Agent") by noon of the next business day after receipt. In the event that at least 550,000 shares are not sold within the designated period, the funds in escrow will be promptly refunded to the subscribers in full without deduction therefrom or interest thereon. Moreover, during the period of escrow, subscribers will not be entitled to a refund of their subscriptions. The Securities will be sold fully paid only. Stock certificates and Warrant certificates will be issued to purchasers only if the proceeds from the sale of at least 550,000 shares are released to the Company. Until such time as the funds have been released by the Escrow Agent, such purchasers, if any, will be deemed subscribers and not stockholders. The funds in escrow will not bear interest, will be held for the benefit of those subscribers until released to the Company and will not be subject to creditors of the Company or the expenses of this Offering.



     The Underwriter is to receive a cash commission of ten percent (10%) of the
gross Offering price per Security sold ($          ) if the minimum Offering is
sold up to $          if the maximum Offering is sold). In addition, the Company has agreed to pay the Underwriter a non-accountable expense allowance equal to three (3%) percent of the public offering price ($. per share and $. per A Warrant), of which $5,000 has been prepaid. If the entire Offering is sold, the
Underwriter will receive a non-accountable expense allowance of $       ; if the
minimum Offering is sold, the Underwriter will receive a non-accountable expense
allowance of $       .



     The Underwriter has the right to offer the Securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and will pay such dealers a concession out of its commissions of up to six percent (6%) of the public offering price for any Securities sold by it.


     The Company and/or its principal stockholders and their associates may provide the Underwriter with the names of persons whom they believe may be interested or who have contacted the Company with interest in purchasing the Securities. The Underwriter may sell the Securities to such persons if they reside in a state in which the Securities may be sold and in which the Underwriter is permitted to sell the Securities. The Underwriter is not obligated to sell any Securities to any such persons.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act. To the extent this section may purport to provide exculpation from possible liabilities arising under the federal securities laws, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and is therefore unenforceable.


     The Company has also agreed to sell to the Underwriter or its designees at a price of $10.00, the Underwriter's Warrants to purchase up to 127,000 shares of Common Stock and/or 127,000 A Warrants, respectively (the "Underwriter's Warrant"). The Underwriter's Warrants will be exercisable for a period of four years, commencing one year after the date this
is consummated, at an initial exercise price of $     per share and $     per
Warrant [120% of the respective offering price]. The Underwriter's Warrants cannot be transferred, assigned, or hypothecated for one year from the date of their issuance, except that they may be assigned, in whole or in part, to any successor or officer of the Underwriter. The Underwriter's Warrants will contain anti-dilution provisions providing for appropriate adjustment of the number of Securities which may be purchased upon exercise upon the occurrence of certain events, including issuances below market prices.


     The Company has agreed that it will, on any one occasion during the four-year period commencing one year from the date hereof, register the securities underlying the Underwriter's Warrants at the Company's expense, at the request of holders of a majority of the securities underlying Underwriter's Warrants. The Company has also agreed, during the six-year period commencing one year from the date hereof, to register on a "piggy-back" basis, the securities underlying the Underwriter's Warrants if and when the Company files a registration statement on an appropriate form.

     During the term of the Underwriter's Warrants, the holders are given, at a nominal cost, the opportunity to profit from a rise in the market price for the shares of Common Stock and Warrants. To the extent that the Underwriter's Warrants are exercised, dilution of the interests of the Company's shares will occur. Further, the terms under which the Company could obtain additional capital may be materially adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided by the Underwriter's Warrants.

     The Company has also agreed, for the five-year period commencing upon consummation of this Offering, at the request of the Underwriter, to nominate and use its best efforts (including solicitation of proxies) to elect a designee of the Underwriter to the Board of Directors of the Company. No designee has been chosen as of the date hereof.


     The Company has agreed not to effect any sales of Common Stock at prices below the Exercise Price of the A Warrants, during the twenty-four months following the date of this Prospectus without the prior written consent of the Underwriter, which consent shall not be unreasonably withheld.


     The foregoing discussion of the material terms and provisions of the Underwriting Agreement is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     While certain of the officers of the Underwriter have significant experience in corporate finance and the underwriting of securities, the Underwriter has previously underwritten only four public offerings. No assurance can be given that the Underwriter's inexperience in public offerings will not adversely affect the Offering and the subsequent development of a trading market for the Common Stock and Warrants, if any. See "Risk Factors -- Limited Experience of Underwriter."

     Prior to the Offering, there has been no sustained public market for the shares of Company Stock and no public market for the A Warrants. Consequently, the offering price of the Securities and the exercise price and other terms of the A Warrants have been determined by the Company and the Underwriter and are not necessarily related to the Company's asset value, earnings, book value or other such criteria of value. Factors considered in determining the offering price of the Securities and the exercise price and other terms of the A Warrants include principally, the prospects for the industry in which the Company operates, the Company's management, the general condition of the securities markets and the demand for securities in similar industries.

                                 LEGAL MATTERS

     The validity of the Securities being offered hereby will be passed upon for the Company by John B. Lowy, P.C., New York, New York. Certain legal matters will be passed upon for the Underwriters by Gusrae, Kaplan & Bruno, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of the Company as of September 30, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for the fiscal year ended September 30, 1995 and the period from April 30, 1994 to September 30, 1994; and the statements of operations, stockholders' equity and cash flows of HOFCA for the period October 1, 1993 to April 29, 1994, appearing in this Prospectus and Registration Statement have been audited by Wallace Sanders & Company, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The statements of operations, stockholder's equity and cash flows for DMC for the years ended September 30, 1994 and 1993 have been included herein and elsewhere in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph regarding the uncertainty of the ability of DMC to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of that uncertainty. The report also refers to the change in DMC's method of accounting for income taxes.

                         INDEX TO FINANCIAL STATEMENTS

HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated Statement of Financial Condition as of June 30, 1996...........   F-2
Condensed Consolidated Statements of Operations for the Nine Months Ended June 30,
  1996 and 1995.......................................................................   F-3
Condensed Consolidated Statement of Stockholders' Equity..............................   F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended June 30,
  1996 and 1995.......................................................................   F-5
Notes to Condensed Consolidated Financial Statements..................................   F-7
HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report..........................................................   F-9
Consolidated Balance Sheets as of September 30, 1995 and 1994.........................  F-10
Consolidated Statements of Operations for
  The Year Ended September 30, 1995 (Successor);
  The Period from April 30, 1994 to September 30, 1994 (Successor); and
  The Period from October 1, 1993 to April 29, 1994 (Predecessor).....................  F-11
Consolidated Statements of Stockholders' Equity.......................................  F-12
Consolidated Statements of Cash Flows for
  The Year Ended September 30, 1995 (Successor);
  The Period from April 30, 1994 to September 30, 1994 (Successor); and
  The Period from October 1, 1993 to April 29, 1994 (Predecessor).....................  F-13
Notes to Consolidated Financial Statements............................................  F-15
DEVELOPERS MORTGAGE CORPORATION
FINANCIAL STATEMENTS (UNAUDITED)
Statement of Operations for the Period from October 1, 1994 to April 28, 1995.........  F-31
Statement of Stockholder's Equity for the Period from October 1, 1994 to April 28,
  1995................................................................................  F-32
Statement of Cash Flows for the Period from October 1, 1994 to April 28, 1995.........  F-33
Notes to Financial Statements.........................................................  F-34
DEVELOPERS MORTGAGE CORPORATION
FINANCIAL STATEMENTS
Independent Auditors' Report..........................................................  F-35
Statements of Operations for the Fiscal Years Ended September 30, 1994 and 1993.......  F-36
Statements of Stockholder's Equity for the Fiscal Years Ended September 30, 1994 and
  1993................................................................................  F-37
Statements of Cash Flows for the Fiscal Years Ended September 30, 1994 and 1993.......  F-38
Notes to Financial Statements.........................................................  F-39

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (DOLLARS IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                                    JUNE 30,
                                                                                      1996
                                                                                   -----------
                                                                                   (UNAUDITED)
ASSETS
Cash and cash equivalents........................................................    $    31
Cash -- restricted...............................................................        255
Mortgage loans held for sale.....................................................      2,657
Purchased mortgage servicing rights-net..........................................      5,032
Accrued income and servicing receivables.........................................        417
Property, premises and equipment-net.............................................        153
Deferred stock issuance costs....................................................        748
Other assets.....................................................................        688
                                                                                   -----------
                                                                                     $ 9,981
                                                                                   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and other liabilities...........................................    $ 1,018
Repurchase agreements............................................................      2,624
Notes payable....................................................................      4,139
                                                                                   -----------
                                                                                       7,781
                                                                                   -----------
Stockholders' equity
Preferred stock, $.10 par value, 1,000,000 shares authorized, 1,750 shares issued
  and outstanding, designated as Series A........................................          *
  503 shares issued and outstanding designated as Series B.......................         **
  58,608 shares issued and outstanding designated as Series C....................          6
  Common stock, $.01 par value, 10,000,000 shares authorized, 4,131,213 shares
     issued and outstanding......................................................         41
Additional paid-in capital.......................................................      3,166
Accumulated deficit..............................................................     (1,013)
                                                                                   -----------
                                                                                       2,200
                                                                                   -----------
                                                                                     $ 9,981
                                                                                   =========

---------------
 * Preferred stock amount prior to rounding to thousands was $175.

** Preferred stock amount prior to rounding to thousands was $50.

     See accompanying notes to condensed consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                            NINE MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1996         1995
                                                                           ------       ------
                                                                               (UNAUDITED)
INCOME
Mortgage servicing and subservicing income.............................    $1,891       $1,311
Origination income.....................................................       234           33
Interest...............................................................       136           29
Gain on sale of mortgage loans held for sale...........................        40           52
Gain on sale of mortgage loan servicing rights.........................        15           --
Other income...........................................................        88           --
                                                                           ------       ------
                                                                            2,404        1,425
                                                                           ------       ------
EXPENSES
Compensation and benefits..............................................     1,029          912
Office occupancy.......................................................       147          111
Office supplies and expenses...........................................       269          405
Professional services..................................................        98          271
Interest...............................................................       155           65
Provision for estimated losses on loans serviced.......................        --           --
Amortization of mortgage loan servicing rights.........................       810          317
Other..................................................................       262          163
                                                                           ------       ------
                                                                            2,770        2,244
                                                                           ------       ------
NET LOSS BEFORE PROVISION FOR INCOME TAXES.............................      (366)        (819)
INCOME TAX (PROVISION) BENEFIT.........................................        --           72
                                                                           ------       ------
NET LOSS...............................................................      (366)        (747)
Less cumulative preferred stock dividends..............................       (96)        (144)
                                                                           ------       ------
Loss attributable to common stock......................................    $ (462)      $ (891)
                                                                           ======       ======
Loss per share.........................................................    $ (.11)      $ (.22)
                                                                           ======       ======
Weighted average shares................................................    4,126,669    4,080,158
                                                                           ------       ------
                                                                           ------       ------


     See accompanying notes to condensed consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   (IN THOUSANDS, EXCEPT SHARES OUTSTANDING)
                                  (UNAUDITED)

                               SHARES OUTSTANDING                                   PAR VALUE                    ADDITIONAL
                ------------------------------------------------  ---------------------------------------------   PAID-IN
                PREFERRED A  PREFERRED B  PREFERRED C   COMMON    PREFERRED A  PREFERRED B  PREFERRED C  COMMON   CAPITAL
                -----------  -----------  -----------  ---------  -----------  -----------  -----------  ------  ----------
Balance at
  September 30,
  1995..........    1,750         --             --    4,122,125    $     *       $  --        $  --      $ 41     $2,470
  Stocks issued
    for
    services....       --         --             --        9,088         --          --           --       ***         --
  Stockholders
    debt
    converted to
    preferred
    stock.......       --        503             --           --         --          **           --                  502
  Stock issued
    for cash....       --         --         58,608           --         --          --            6        --        194
  Dividends.....       --         --             --           --         --          --           --        --         --
  Net Loss......       --         --             --           --         --          --           --        --         --
                   -----         ---      ---------        -----        ---         ---      ----- -     ---- -    ------
Balance at June
  30, 1996......    1,750        503         58,608    4,131,213    $     *       $  **        $   6      $ 41     $3,166
                   =====         ===      =========        =====        ===         ===       ======     =====     ======

                  (ACCUMULATED
                    DEFICIT)    TOTAL
                  ------------  ------
                <
Balance at
  September 30,
  1995..........    $   (551)   $1,960
  Stocks issued
    for
    services....          --        --
  Stockholders
    debt
    converted to
    preferred
    stock.......          --       502
  Stock issued
    for cash....          --       200
  Dividends.....         (96)      (96)
  Net Loss......        (366)     (366)
Balance at June
  30, 1996......    $ (1,013)   $2,200

---------------
  * Preferred "A" stock amount prior to rounding to thousands was $175.

 ** Preferred "B" stock amount prior to rounding to thousands was $50.

*** Common stock amount prior to rounding to thousands was $91.

     See accompanying notes to condensed consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                               NINE MONTHS
                                                                                  ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.................................................................  $  (366)    $  (747)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
  Depreciation and amortization..........................................      846         377
  Provision for losses...................................................       --          --
  Common stock issued for services.......................................       --          --
  Gain on disposal of property, premises and equipment...................       --          --
  Gain on sale of mortgage loans held for sale...........................      (40)         --
  Gain on sale of purchased mortgage servicing rights....................       (5)         --
  Reduction of deferred tax allowance....................................       --          --
  Purchases of mortgage loans held for sale..............................   (4,509)     (2,437)
  Proceeds from sale of mortgage loans held for sale.....................    1,893       3,514
  Recoveries (losses) on mortgage loans serviced and held for sale.......       --          72
Change in assets -- (increase) decrease
  Accrued income and servicing receivables...............................     (122)       (412)
  Other assets...........................................................      (67)        (30)
  Deferred stock issuance costs..........................................     (412)        (73)
Change in liabilities -- increase (decrease)
  Accounts payable and other liabilities.................................       32         (33)
  Income taxes payable...................................................       --         (58)
                                                                           -------     -------
          Net cash (used in) provided by operating activities............   (2,750)        173
                                                                           -------     -------


     See accompanying notes to condensed consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                               NINE MONTHS
                                                                                  ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash -- restricted.....................................................       --         703
  Origination of other loans.............................................       --          --
  Receipts from other loans..............................................       --          50
  Proceeds from sale of purchased mortgage servicing rights..............       --          --
  Purchases of purchased mortgage servicing rights.......................      (40)     (5,689)
  Proceeds from sale of property, premises and equipment.................       --          --
  Purchases of property, premises and equipment..........................       --         (76)
  Acquisition of businesses..............................................       --          --
                                                                           -------     -------
          Net cash provided by (used in) investing activities............      (40)     (5,012)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from repurchase agreements....................................    2,624          --
  Repayments of repurchase agreements....................................       --      (1,488)
  Proceeds from borrowings...............................................    3,872       4,921
  Repayments of borrowings...............................................   (4,407)       (157)
  Proceeds from affiliate borrowings.....................................      584          --
  Repayments of affiliate borrowings.....................................     (503)         --
  Distributions to stockholders..........................................       --          --
  Payment of dividends...................................................      (96)       (144)
  Net proceeds from issuance of stock....................................      703          --
                                                                           -------     -------
          Net cash provided by financing activities......................    2,777       3,132
                                                                           -------     -------
Net decrease in cash and cash equivalents................................      (13)     (1,707)
Cash and cash equivalents at beginning of period.........................       44       1,707
                                                                           -------     -------
Cash and cash equivalents at end of period...............................  $    31     $    --
                                                                           =======     =======


     See accompanying notes to condensed consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  ORIGINATION AND NATURE OF BUSINESS

     Homeowners Financial Corp. (the "Company"), through its wholly-owned subsidiaries, FIS, Inc. ("FIS") and FIS' wholly-owned subsidiary, Home Owners Funding Corp. of America ("HOFCA") and Developers Mortgage Corporation ("DMC"), is a full service mortgage banking company that services, originates, acquires and markets mortgage loans secured primarily by residential properties located in 48 states and the District of Columbia. All of the Company's substantive operatio ns are conducted by HOFCA and DMC.

NOTE 2.  BASIS OF PRESENTATION

     The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with Regulation S-B and in the opinion of management of the Company include all information and footnotes necessary for a fair presentation of financial position, results of operations, stockholders equity and cash flows in conformity with generally accepted accounting principles. The information furnished, in the opinion of management, reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Condensed Consolidated Statement of Financial Condition at June 30, 1996, Condensed Consolidated Statements of Operations for the nine months ended June 30, 1996 and June 30, 1995, Condensed Consolidated Statement of Stockholders' Equity for the nine months ended June 30, 1996 and Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 1996 and June 30, 1995. The results of operations of interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

     Results for the nine months ended June 30, 1996 as reflected in the accompanying unaudited Condensed Consolidated Financial Statements include activity of the Company as it is currently organized. The results for the nine months ended June 30, 1995 reflect the operations of the Company prior to the acquisition of DMC and the ASC-PMSR from October 1, 1994 through April 27, 1995, and reflect the operations of the Company as it is currently organized for the period from April 28, 1995 through June 30, 1995.

NOTE 3.  NOTES PAYABLE


     At December 31, 1995, March 31, 1996 and June 30, 1996, the Company was not in compliance with the provisions of the Debt Service Coverage Ratio ("DSCR") of the First Term Loan Agreement. The minimum DSCR as defined in the First Term Loan Agreement is 1.20 to 1.00. The Company's DSCR at December 31, 1995 was .44 to 1.00, at March 31, 1996 was .72 to 1.00 and at June 30, 1996 was 1.07 to
1.00. The Company continues to be in default under the minimum DSCR requirement. The Company requested a waiver of the compliance condition and had discussed with First Bank alternative actions to bring the Company into compliance with all provisions of the First Term Loan Agreement. The Company and First Bank have agreed to suspend payments of all preferred stock dividends, approximately $69,000 on a quarterly basis, until the Company is in full compliance with all terms and provisions of the First Term Loan Agreement. On May 31, 1996, the Company entered into the First Amendment to the Credit Agreement whereby the Company received a waiver of the noncompliance condition relating to the DSCR. In addition, First Bank adjusted certain provisions of the term note and warehouse credit facility and extended the Warehouse Termination Date, as defined, to May 29, 1997. As of October 29, 1996, the bank indicated to the Company that it will consider a waiver of default until March 31, 1997. However, no such waiver has yet been finalized or approved by the bank. The outstanding balance of the First Term Loan and the outstanding balance of the First Warehouse Facility were $3.4 million and $44,000, respectively, at June 30, 1996 and $3.2 million and $1.1 million, respectively, as of October 28, 1996.


NOTE 4.  CONTINGENCIES

     In June 1996, Crescent Real Estate Fund, the Company's former landlord in Dallas, Texas, commenced an action in Texas District Court, Dallas County, for past due rent from August 1995 forward. The amount

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                                  (UNAUDITED)

sought is not determinable from the complaint, but may be in excess of $200,000. The Company disputes the amount owed, has responded to the complaint and has had the action removed to the U.S. Federal District Court for the Northern District of Texas, Dallas Division. The Company intends to vigorously contest the action. The Company's management does not expect this action to have a material adverse impact on the financial position or operations of the Company. The Company has accrued $30,000 to settle this action, which amount represents its estimate of the balance due to the former landlord at the time that the lease was terminated.

     The Company is involved in various lawsuits and claims stemming from foreclosure proceedings, bankruptcy and reorganization proceedings, mechanics' liens and other matters which are incidental to its business. Such claims are generally on behalf of investors for whom the Company acts as servicing agent and, in the opinion of the Company's management, the resolution of these matters will not have a material adverse effect on the financial position or operations of the Company.

NOTE 5.  RELATED PARTY TRANSACTIONS

     Subsequent to September 30, 1995, the Company borrowed $200,000 from certain directors and a shareholder. Such borrowings were at a rate of 11%. In consideration for a portion of these advances, a director received stock warrants expiring on October 10, 1997 for 20,000 shares of common stock exercisable at $2.00 per share. In March 1996, the directors and shareholder converted their principal and accrued interest on their loans into Series B Preferred Stock, $.10 par value, at a rate of $1,000 per share.

     On December 29, 1995, The Company executed a multiple advance promissory note for $250,000 with a corporation controlled by the President of the Company. The Company borrowed $208,000 at a rate of 8% per annum maturing on demand but no later than December 31, 1996. In March 1996, $200,000 of this loan was converted into Series B Preferred Stock, $.10 par value, at a rate of $1,000 per share.

     In March 1996, a Company shareholder converted a $100,000 loan to the Company into Series B Preferred Stock, $.10 par value, at a rate of $1,000 per share.

NOTE 6.  STOCK TRANSACTIONS

     In March 1996, the Board of Directors approved the issuance of 4,174 shares of common stock to an attorney in exchange for legal services provided. The amount of common stock issued approximated a fair market value of $16,000.

NOTE 7.  SUBSEQUENT EVENTS

MODIFICATION OF NOTE PAYABLE


     On April 11, 1996, the note payable to a bank, in the amount of $695,489, was modified in order to extend the maturity date, April 27, 1996, to July 26, 1996. The Company paid an extension fee of .25% of the loan amount ($1,739), to the bank in order to extend the maturity date of the note payable. In August 1996, in consideration of the payment of an extension fee by the Company equal to .25% of the loan amount ($1,739), the bank extended the due date of the loan to September 27, 1996. In October 1996, in consideration of the payment of an extension fee by the Company equal to .25% of the loan amount ($1,739), the bank extended the due date of the loan to December 27, 1996. All other terms of the note payable remain in effect as if the note was not modified.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Homeowners Financial Corp.

     We have audited the accompanying consolidated balance sheets of Homeowners Financial Corp. and Subsidiaries ("Successor") as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended September 30, 1995 and the period from April 30, 1994 to September 30, 1994 ("Successor Periods") and the statements of operations and cash flows for the period from October 1, 1993 to April 29, 1994 ("Predecessor Period") of Home Owners Funding Corp. of America ("Predecessor"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Homeowners Financial Corp. and Subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for the successor periods and predecessor period in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, effective April 29, 1994, all of the outstanding stock of Home Owners Funding Corp. of America was acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements as of and for the Successor Periods are presented on a different cost basis than that for the Predecessor Period and, therefore, are not comparable.

                                          /s/    WALLACE SANDERS & COMPANY

                                          --------------------------------------
                                                Wallace Sanders & Company

Dallas, Texas
January 18, 1996, except for Note 1 and
Note 10, as to
  which the date is April 12, 1996; and
Note 4,
  and Note 14, as to which the date is
June 26, 1996;

  and Note 2, as to which the date is
September 6, 1996;


  and Note 6 and Note 16, as to which
the date is


  October 21, 1996.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                               SEPTEMBER 30,
                                                                             -----------------
                                                                              1995       1994
                                                                             ------     ------
                                            ASSETS
Cash and cash equivalents..................................................  $   44     $1,707
Cash -- restricted.........................................................     255        975
Mortgage loans held for sale...............................................     478      1,144
Other loans -- net of allowance of $153 and $0, respectively...............      --        207
Purchased mortgage servicing rights -- net.................................   5,825        678
Accrued income and servicing receivables...................................     295         97
Property, premises and equipment -- net....................................     181        142
Deferred stock issuance costs..............................................     336         --
Other assets...............................................................     621        492
                                                                             ------     ------
                                                                             $8,035     $5,442
                                                                             ======     ======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Accounts payable and other liabilities...................................  $  986     $1,013
  Repurchase agreements....................................................      --      1,488
  Notes payable............................................................   5,089         --
  Note payable to related party............................................      --         60
                                                                             ------     ------
                                                                              6,075      2,561
                                                                             ------     ------
Commitments and contingencies..............................................      --         --
Stockholders' equity
  Preferred stock, $.10 par value, 1,000,000 shares authorized, 1,750             *          *
     shares issued and outstanding.........................................
  Common stock, $.01 par value, 10,000,000 shares authorized, 4,122,125 and      41         41
     4,061,825 shares issued and outstanding, respectively.................
  Additional paid-in capital...............................................   2,470      2,300
  Retained earnings (accumulated deficit)..................................    (551)       540
                                                                             ------     ------
                                                                              1,960      2,881
                                                                             ------     ------
                                                                             $8,035     $5,442
                                                                             ======     ======

---------------

* Preferred stock amount prior to rounding to thousands was $175.

          See accompanying notes to consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   SUCCESSOR                PREDECESSOR
                                                        -------------------------------     -----------
                                                                           PERIOD FROM      PERIOD FROM
                                                                            APRIL 30,       OCTOBER 1,
                                                         YEAR ENDED          1994 TO          1993 TO
                                                        SEPTEMBER 30,     SEPTEMBER 30,      APRIL 29,
                                                            1995              1994             1994
                                                        -------------     -------------     -----------
INCOME
Mortgage servicing and subservicing income -- net.....    $   2,269         $     701         $ 1,452
Interest..............................................           93               123             435
Gain on sale of mortgage loans held for sale..........          261               157             837
Gain on sale of purchased mortgage servicing rights...           51               942              --
Amortization of net assets in excess of acquisition              --                --           1,594
  costs...............................................
                                                        -------------     -------------     -----------
                                                              2,674             1,923           4,318
                                                        -------------     -------------     -----------
EXPENSES
Compensation and benefits.............................        1,272               526           1,549
Office occupancy......................................          322                91             250
Office supplies and expenses..........................          261               111             176
Professional services.................................          464               125             108
Interest..............................................          191               130               1
Provision for estimated losses on loans serviced......           53                39             238
Amortization of purchased mortgage servicing rights...          504                37              13
Other.................................................          567               187             441
                                                        -------------     -------------     -----------
                                                              3,634             1,246           2,776
                                                        -------------     -------------     -----------
NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES...         (960)              677           1,542
INCOME TAX (PROVISION) BENEFIT........................           61              (137)             --
                                                        -------------     -------------     -----------
NET INCOME (LOSS).....................................         (899)              540           1,542
Less cumulative preferred stock dividends.............         (192)              (16)             --
                                                        -------------     -------------     -----------
Income (loss) attributable to common stock............    $  (1,091)        $     524         $ 1,542
                                                         ==========        ==========       =========
Earnings (loss) per share.............................    $    (.27)        $     .32               *
                                                         ==========        ==========       =========
Weighted average shares...............................    4,087,875         1,655,000               *
                                                         ==========        ==========       =========

---------------

* Earnings per share and average number of shares is neither comparable nor meaningful as a result of the April 29, 1994 acquisition.

          See accompanying notes to consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (IN THOUSANDS, EXCEPT SHARES OUTSTANDING)

                                             SHARES OUTSTANDING         PAR VALUE        ADDITIONAL   RETAINED
                                            ---------------------   ------------------    PAID-IN     EARNINGS
                                            PREFERRED    COMMON     PREFERRED   COMMON    CAPITAL     (DEFICIT)  TOTAL
                                            ---------   ---------   ---------   ------   ----------   --------   ------
Post-Acquisition April 29, 1994 Balance...       --         1,000     $  --     $   1      $   --      $   --    $    1
  Stock split and change in par value.....       --     1,142,750        --        11         (11)         --        --
  Stock issued for cash and debt
     conversion...........................       --     1,876,250        --        19         482          --       501
  Stock issued for debt conversion........      750       300,000         *         3         747          --       750
  Stock issued for cash...................    1,000       400,000        **         4         996          --     1,000
  Stock issuance costs to related
     parties..............................       --            --        --        --        (158)         --      (158)
  Stock issued in connection with
     recapitalization.....................       --       341,825        --         3         244          --       247
  Net income..............................       --            --        --        --          --         540       540
                                            --------     --------   --------    -----    --------     -------    ------
Balance at September 30, 1994.............    1,750     4,061,825       ***        41       2,300         540     2,881
  Stock issued for debt conversion........       --        25,000        --      ****          60          --        60
  Stock issued for services...............       --        35,300        --     *****         110          --       110
  Dividends...............................       --            --        --        --          --        (192)     (192)
  Net loss................................       --            --        --        --          --        (899)     (899)
                                            --------     --------   --------    -----    --------     --------   ------
Balance at September 30, 1995.............    1,750     4,122,125     $ ***     $  41      $2,470      $ (551)   $1,960
                                            ========     ========   ========    =====    ========     ========   ======

---------------

     * Preferred stock amount prior to rounding to thousands was $75.

   ** Preferred stock amount prior to rounding to thousands was $100.

  *** Preferred stock amount prior to rounding to thousands was $175.

 **** Common stock amount prior to rounding to thousands was $250.

***** Common stock amount prior to rounding to thousands was $353.

          See accompanying notes to consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           SUCCESSOR
                                                                 -----------------------------   PREDECESSOR
                                                                                  PERIOD FROM    PERIOD FROM
                                                                                   APRIL 30,     OCTOBER 1,
                                                                  YEAR ENDED        1994 TO        1993 TO
                                                                 SEPTEMBER 30,   SEPTEMBER 30,    APRIL 29,
                                                                     1995            1994           1994
                                                                 -------------   -------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)............................................    $    (899)       $   540       $   1,542
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.............................          533             72              35
     Provision for losses......................................           53             39             238
     Common stock issued for services..........................          110             --              --
     Gain on disposal of property, premises and equipment......           (9)            (8)             --
     Gain on sale of mortgage loans held for sale..............         (261)          (157)           (837)
     Gain on sale of purchased mortgage servicing rights.......          (51)          (942)             --
     Reduction of deferred tax allowance.......................           --             64              --
     Purchases of mortgage loans held for sale.................       (6,656)        (2,797)        (21,922)
     Proceeds from sale of mortgage loans held for sale........        7,584          3,816          24,951
     Recoveries (losses) on mortgage loans serviced and held
       for sale................................................          248           (344)           (835)
     Amortization of net assets in excess of acquisition
       costs...................................................           --             --          (1,594)
  Change in assets -- (increase) decrease
     Accrued income and servicing receivables..................          319             82             519
     Other assets..............................................         (129)          (122)            261
     Deferred stock issuance costs.............................         (336)            --              --
  Change in liabilities -- increase (decrease)
     Accounts payable and other liabilities....................         (469)          (327)           (221)
                                                                    --------       --------        --------
          Net cash provided by (used in) operating
            activities.........................................           37            (84)          2,137
                                                                    --------       --------        --------

          See accompanying notes to consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                           SUCCESSOR
                                                                 -----------------------------   PREDECESSOR
                                                                                  PERIOD FROM    PERIOD FROM
                                                                                   APRIL 30,     OCTOBER 1,
                                                                  YEAR ENDED        1994 TO        1993 TO
                                                                 SEPTEMBER 30,   SEPTEMBER 30,    APRIL 29,
                                                                     1995            1994           1994
                                                                 -------------   -------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash -- restricted...........................................          719            298              15
  Origination of other loans...................................           --            (54)             --
  Receipts from other loans....................................           54             --              13
  Proceeds from sale of purchased mortgage servicing rights....          254            942              --
  Purchases of purchased mortgage servicing rights.............       (3,294)           (98)            (27)
  Proceeds from sale of property, premises and equipment.......           25             20              --
  Purchases of property, premises and equipment................          (84)            (3)             (2)
  Acquisition of businesses....................................           24           (751)             --
                                                                    --------       --------        --------
          Net cash provided by (used in) investing
            activities.........................................       (2,302)           354              (1)
                                                                    --------       --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from repurchase agreements..........................           --            606           2,298
  Repayments of repurchase agreements..........................       (1,488)        (1,265)             --
  Proceeds from borrowings.....................................       13,505          1,450              --
  Repayments of borrowings.....................................      (11,223)          (400)             --
  Proceeds from affiliate borrowings...........................          100            220              --
  Repayments of affiliate borrowings...........................         (100)          (160)             --
  Distributions to stockholders................................           --             --          (6,463)
  Payment of dividends.........................................         (192)            --              --
  Net proceeds from issuance of stock..........................           --            893              --
  Proceeds from reverse acquisition/recapitalization stock
     issuance..................................................           --             93              --
                                                                    --------       --------        --------
          Net cash provided by (used in) financing
            activities.........................................          602          1,437          (4,165)
                                                                    --------       --------        --------
Net increase (decrease) in cash and cash equivalents...........       (1,663)         1,707          (2,029)
Cash and cash equivalents at beginning of period...............        1,707             --           2,790
                                                                    --------       --------        --------
Cash and cash equivalents at end of period.....................    $      44        $ 1,707       $     761
                                                                    ========       ========        ========

          See accompanying notes to consolidated financial statements.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION AND NATURE OF BUSINESS AND
        SIGNIFICANT DEVELOPMENTS

     On December 17, 1993, FIS, Inc. ("FIS") was incorporated for the purpose of acquiring a business operating in the mortgage banking industry and commenced business operations on April 30, 1994 after its acquisition of 100% of the common stock of Home Owners Funding Corp. of America ("HOFCA") at the end of the business day, April 29, 1994. HOFCA operates in the mortgage banking industry as an originator and servicer of mortgage loans.

     The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. Acquisition costs of $63,000 were capitalized and included in goodwill. The fair values (which did not exceed recorded values) of assets and liabilities acquired are summarized as follows (in thousands):

    Cash, including restricted.................................................  $ 2,034
    Loans held for sale........................................................    1,900
    Purchased mortgage servicing rights........................................      617
    Other assets...............................................................      414
    Property and equipment.....................................................      212
    Goodwill...................................................................      268
    Liabilities assumed:
      Accounts payable and other liabilities...................................   (1,230)
      Repurchase agreements....................................................   (1,928)
      Notes payable............................................................     (370)
      Accrued loan servicing losses............................................     (405)
                                                                                 -------
    Purchase price.............................................................  $ 1,512
                                                                                 =======

     As of September 30, 1995 and 1994, the goodwill has been included in other assets net of accumulated amortization of approximately $10,000 and $4,000, respectively, and of the tax benefit of a pre-acquisition loss carryforward realized during the period of April 30, 1994 to September 30, 1994 of approximately $64,000. There were no identifiable intangible assets acquired.

     The operating results of HOFCA, subsequent to April 29, 1994 (its date of acquisition), are included in the successor results of operations. Pro forma information is not presented since FIS is a nonoperating shell corporation. HOFCA's pre-acquisition operating results and financial condition are presented as predecessor information.

     Under its new management, HOFCA has shifted its operational emphasis from manufactured housing to single family mortgages. As of September 30, 1994, HOFCA had disposed of substantially all of its Government National Mortgage Association ("GNMA") servicing for manufactured housing.

     On September 30, 1994, FIS entered into an acquisition agreement with B.W. Group, Inc. ("BWG"), a dormant shell corporation. Under the terms of the agreement, BWG acquired 100% of the outstanding shares of FIS common and preferred stock in exchange for common and preferred stock of BWG. This stock exchange resulted in the shareholders of FIS owning approximately 97% and 100% of BWG's common and preferred stock, respectively. Simultaneously with the acquisition, BWG changed its name to Homeowners Financial Corp. ("HFC").

     For accounting purposes, the acquisition has been treated as a recapitalization of FIS, or a reverse acquisition, that is, as if FIS had acquired BWG in exchange for 130,325 shares of common stock. Such stock represents the post-acquisition shares owned by BWG's pre-acquisition stockholders. In addition, 211,500

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES shares of common stock were issued in payment of stock issuance costs related to the recapitalization. The stockholders' equity reflects the capital structure of FIS recording the acquisition of BWG as an issuance of stock for assets.

     On March 31, 1995, HFC entered into an agreement to purchase from Inter Savings Bank, fsb ("ISB"), 100% of the outstanding stock of Developers Mortgage Corporation ("DMC") and certain other assets of ISB's parent for approximately $2,894,000. The acquisition, financed primarily with debt, was consummated on April 28, 1995.

     The purchase price has been allocated as follows (in thousands):

        Cash..............................................................    $  112
        Purchased mortgage servicing rights...............................     2,503
        Other assets......................................................       518
                                                                              ------
                                                                               3,133
        Liabilities assumed...............................................      (239)
                                                                              ------
                                                                              $2,894
                                                                              ======

     The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred on October 1, 1994, after giving effect to certain adjustments, primarily depreciation. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                                                           YEAR ENDED
                                                                          SEPTEMBER 30,
                                                                              1995
                                                                          -------------
        Revenue.........................................................     $ 3,057
                                                                             =======
        Net loss........................................................     $(1,869)
                                                                             =======
        Net loss per share..............................................     $  (.46)
                                                                             =======

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements labeled as "Successor" include the accounts of Homeowners Financial Corp. and its wholly owned subsidiaries, DMC and FIS, and FIS's wholly owned subsidiary, HOFCA (collectively referred to as the "Company"). The consolidated financial statements labeled as "Predecessor" include the pre-acquisition accounts of HOFCA. All significant inter-company accounts and transactions are eliminated.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include unrestricted cash on hand and investments with original maturities of three months or less. Cash balances having restrictions as to withdrawals and usage are recorded in the balance sheet as restricted cash.

MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale are carried at the lower of cost or market determined on a net aggregate basis.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

OTHER LOANS

     Other loans consist of commercial loans carried at their unpaid principal balance, net of any allowance for loan losses.

INVESTMENT IN FORECLOSURES

     Manufactured homes acquired through foreclosure are carried at the lower of cost or fair value at the time of foreclosure. Subsequently, the carrying values of foreclosed assets are periodically evaluated and adjustments are made to net realizable value, when appropriate.

     Foreclosed real estate is carried at the lower of cost or fair value minus estimated selling costs.

ALLOWANCE FOR LOSSES

     Possible losses on loan portfolios serviced are provided for based on management's evaluation of each situation, including the determination of collectibility and net realizable value of the asset or underlying collateral.

PURCHASED MORTGAGE SERVICING RIGHTS

     For the years ended September 30, 1995, the cost of purchase mortgage servicing rights ("PMSR") is capitalized and amortized over the estimated remaining life of the related loans proportionate to the estimated discounted net servicing income on a disaggregated basis. The Company monitors changes in interest rates, prepayment and default experience on the mortgage loans underlying its PMSR's and, to the extent unanticipated mortgage prepayments and defaults occur, adjusts amortization on a prospective basis. To the extent that unanticipated mortgage prepayments result in the carrying value of purchased servicing rights exceeding estimated discounted future net servicing income, a write-down of the PMSR's would be made through a charge to current earnings. The PMSR portfolio is disaggregated by (i) investor type, (ii) remittance type,
(iii) term of loans, (iv) average loan balance, (v) weighted average interest rate; (vi) weighted average servicing fee, (vii) average custodial account balances; and (viii) credit worthiness, to include delinquencies, foreclosures and bankruptcies.


     In May 1995, FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" issued for fiscal years beginning after December 15, 1995. The Company has adopted SFAS No. 122 for the year ending September 30, 1996. Under SFAS No. 122, when an enterprise purchases or originates mortgage loans, and the enterprise sells or securitizes the loans and retains the servicing rights ("Mortgage Servicing Rights" or "MSR"), the enterprise should allocate the cost of the mortgage loans to the MSRs and the loans based upon their relative fair values. Currently, because of the small volume of mortgage loan originations, the majority of the Company's originations are sold with mortgage loan servicing released to the purchasers. However, as the Company increases its originations activity in the future, management anticipates that a proportionately larger share of the mortgage loan servicing rights will be retained and not sold. SFAS No. 122 also requires establishment of a valuation allowance for the excess of the carrying amount of capitalized MSR's over estimated fair value. On a periodic basis for purposes of measuring impairment, MSRs are disaggregated and stratified on predominant risk characteristics, primarily loan type, interest rate and investor type. Management does not anticipate any material effect resulting from the adoption of SFAS No. 122 on the Company's financial condition or statement of operations for the fiscal year ended September 30, 1996.


EXCESS SERVICING FEES

     Excess servicing fees are recorded when mortgage loans are sold with servicing retained and represent the approximate present value of the actual servicing rate in excess of the normal servicing rate. Excess servicing

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES fees are amortized over the estimated remaining life of the related loans. The unamortized cost of the excess servicing fees receivable and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenues, taking into consideration changes in interest rates, current prepayment rates, and expected future cash flows. The Company evaluates the carrying value of the servicing portfolio by estimating the discounted future net excess servicing income of the portfolio based on management's best estimate of remaining loan lives. To the extent that unanticipated mortgage prepayments result in the carrying value of excess servicing rights exceeding estimated future excess servicing income, a write-down of the asset would be made through a charge to current earnings. It is the Company's policy to sell mortgage loans with a normal servicing fee. The Company has no excess servicing rights at September 30, 1995 and 1994 (see Note 4).

DEPRECIATION AND AMORTIZATION

     Depreciation expense for property, premises and equipment is provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over their estimated useful lives or the lease term, whichever is shorter.

     Goodwill acquired in the April 29, 1994 acquisition of HOFCA by FIS is amortized over 25 years and is included in other assets. The Company assesses the recoverability of this acquired intangible by determining whether the amortization of the asset balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows. The Company believes that no impairment has occurred and that no reduction of the estimated useful life is warranted.

DEFERRED STOCK ISSUANCE COSTS

     During 1995, the Company has incurred and capitalized accounting, legal, printing, and other expenses of $336,000 as deferred stock issuance costs in connection with a proposed public offering of its common stock. On the date the proposed public offering becomes effective these deferred stock issuance costs will be charged to additional paid-in capital. If the public offering were to be abandoned, the deferred stock issuance costs would be charged to operations.

SALES OF SERVICING RIGHTS

     The Company recognizes gain or loss on the sales of servicing rights when all risks and rewards have irrevocably passed to the purchasers and there are no significant unresolved contingencies.

     Gains or losses on servicing rights are recognized when the servicing rights are sold based upon the difference between the selling prices and the carrying amount of the related servicing rights sold.

REPURCHASE AGREEMENTS


     The Company enters into agreements to sell and repurchase certain mortgage loans held for sale. Due to the agreements to repurchase, the sales of these mortgage loans are not recorded and the agreements to repurchase are reported as borrowings collateralized by an approximate equivalent amount of mortgage loans. Interest on the underlying mortgage loans is passed directly through to the other party.


NET ASSETS IN EXCESS OF ACQUISITION COST

     Prior to its acquisition by FIS, HOFCA was acquired by another unrelated entity from the Resolution Trust Corporation. The excess of net assets acquired over the acquisition cost represents the excess after the carrying values of all long-term assets have been reduced to zero. This deferred credit is amortized straight line over five years.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

MORTGAGE SERVICING

     Fees received for servicing mortgage loans owned by investors are generally based on a stipulated percentage of the outstanding monthly principal balance of such loans and are payable only out of interest collected from mortgagors. Servicing fees, late charges and miscellaneous other fees collected from mortgagors and others are recognized as income when collected. Servicing costs are charged to expense as incurred.

ESCROW, AGENCY AND FIDUCIARY FUNDS

     The Company maintains certain cash balances on behalf of its servicing customers and investors as part of its servicing operations. These funds are held in trust, generally in noninterest bearing bank accounts which are excluded from the corporate assets and liabilities of the Company.

INCOME TAXES

     For the period October 1, 1993 to April 29, 1994, HOFCA elected to be taxed under the Internal Revenue Code as an S Corporation. Accordingly, the Company was not subject to Federal income taxes as income or loss flowed through directly to the stockholders of HOFCA for inclusion in their individual tax returns.

     As a result of the April 29, 1994 acquisition, the S Corporation election of HOFCA was terminated. This resulted in Federal and state income taxes after April 29, 1994 being provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, the deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax basis of assets and liabilities at enacted tax rates that will be in effect for the years in which the differences are expected to reverse.

     HOFCA files state income tax returns in each state in which it operates and provides for state income tax expense for financial reporting purposes at the applicable rates. Deferred state income taxes result from timing differences in the treatment of income and expense items for tax and financial statement purposes and are insignificant.

CREDIT CONCENTRATIONS

     As of September 30, 1995, a significant portion of the Company's servicing portfolio is secured by single-family and manufactured homes located in 48 states with the heaviest loan concentrations (in terms of principal amount) in the states of California, Maryland, New York and Virginia. The Company's exposure to credit loss, limited to manufactured housing loans subserviced for GNMA and serviced for others with limited recourse, may be affected by, among other things, a downturn in regional local economic conditions.

     The Company's cash balances (excluding escrow, agency and fiduciary funds) in financial institutions in excess of depository insurance was approximately $131,000 at September 30, 1995.

MORTGAGE LOAN INVENTORY AND ORIGINATION PIPELINE HEDGES

     In order to offset the risk that a change in interest rates will result in a decrease in the value of the Company's current mortgage loan inventory or its commitments to purchase or originate mortgage loans ("Committed Pipeline"), the Company enters into hedging transactions. The Company's hedging policies generally require that substantially all of its inventory of conforming and government loans and the maximum amount of its Committed Pipeline that may close be hedged with nonmandatory forward delivery contracts. The Company's policy is to enter into forward delivery contracts on a best efforts basis whereby the Company is not required to pay any fees for the forward commitment contracts received from purchasers of the

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

Company's mortgage loans. These contracts are nonbinding to the Company but obligate the purchasers to take delivery should the Company desire to complete the transaction.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     At September 30, 1995, the Company's commitments to originate loans approximated $1,600,000, substantially all of which had been committed for sale to investors.

     The Company is required to make guaranteed principal and interest payments to investors of the GNMA portfolio subserviced regardless of actual collection from the mortgagee. In certain instances, the Company is required to buy foreclosed loans out of a pool and either attempt to have them reinstated or foreclose upon the manufactured housing collateralizing the loan. A portion of these advances on GNMA loans are not recoverable and the Company has accrued a liability (see Note 6) for such losses to be incurred. Loans subjecting the Company to this kind of risk approximated $720,000 at September 30, 1995.

     In addition, the Company is servicing approximately $1,470,000 in limited recourse loans at September 30, 1995 that relate to servicing purchased from third parties. The Company is required to absorb certain losses upon these loans up to $255,000.

     These financial instruments are collateralized by single-family and manufactured homes and the Company does not expect losses, if any, in excess of those accrued to have a material effect upon the Company's financial position.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year's financial statements to conform to the September 30, 1995 presentation.

NOTE 3.  CASH -- RESTRICTED

     Pursuant to an agreement with the GNMA that was in effect prior to February 20, 1992, HOFCA was required to establish two restricted cash accounts; each in the original amount of $500,000. These accounts can only be used to make advances to security holders and to liquidate loans from GNMA pools. At September 30, 1994, these accounts approximated $703,000. GNMA released the balance of the accounts to the Company on February 7, 1995.

     As a result of a loan sale and servicing agreement entered into in July 1992, HOFCA was required to establish two restricted cash accounts in the original amounts of $50,000 and $300,000 and grant the purchaser a security interest in such accounts. These accounts can only be used to reimburse the purchaser for losses attributable to loan defaults and reimburse the Company as servicer for expenses it advances in collection, bankruptcy and collateral protection efforts. At September 30, 1995, these accounts approximated $255,000.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

NOTE 4.  PURCHASED MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING RIGHTS

     Changes in PMSRs were as follows (in thousands):

                                                             SUCCESSOR
                                                  -------------------------------      PREDECESSOR
                                                                     PERIOD FROM      --------------
                                                                      APRIL 30,        PERIOD FROM
                                                   YEAR ENDED          1994 TO          OCTOBER 1,
                                                  SEPTEMBER 30,     SEPTEMBER 30,        1993 TO
                                                      1995              1994          APRIL 29, 1994
                                                  -------------     -------------     --------------
    Beginning balance...........................     $   678            $  85              $ 71
    Purchase accounting allocation..............       2,559              532                --
    Additions...................................       3,294               98                27
    Sale of PMSR's..............................        (202)              --                --
    Amortization -- scheduled...................        (504)             (37)              (13)
                                                      ------             ----              ----
                                                     $ 5,825            $ 678              $ 85
                                                      ======             ====              ====

     For the two years under examination, the Company did not originate, nor sell mortgage loans with retained servicing that would have excess servicing rights. For fiscal years ended September 30, 1995 and 1994, the Company originated and retained servicing for loans with normal servicing fees. There were no such assets acquired in the acquisition of HOFCA and DMC.

NOTE 5.  PROPERTY, PREMISES AND EQUIPMENT

     Property, premises and equipment consist of the following (in thousands):

                                                    ESTIMATED       SEPTEMBER 30,     SEPTEMBER 30,
                                                   USEFUL LIVES         1995              1994
                                                   ------------     -------------     -------------
    Land.........................................            --         $  50             $  50
    Furniture, fixtures and equipment............   3 - 5 years           173               114
    Leasehold improvements.......................   3 - 7 years             9                 9
                                                                         ----              ----
                                                                          232               173
    Less: Accumulated depreciation and
          amortization...........................                         (51)              (31)
                                                                         ----              ----
                                                                        $ 181             $ 142
                                                                         ====              ====

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

NOTE 6.  NOTES PAYABLE

     The following is a summary of notes payable (in thousands):


                                                                               SEPTEMBER 30,
                                                                             -----------------
                                                                              1995       1994
                                                                             ------     ------
Note payable to a bank at prime plus .75%, collateralized by personal assets of certain shareholders of the Company, and due on April 27, 1996.
  The note was modified in April 1996, August 1996, and again in September
  1996 in order to extend the maturity date to July 26, 1996, September 27,
  1996 and December 27, 1996, respectively. All other terms remain in
  effect as if the note was not modified (see Note 16). ...................  $  695     $   --
Term note payable to a bank at a variable rate of interest, collateralized by substantially all of the assets of the Company, and due at various dates through August 30, 2000. On May 31, 1996, the First Amendment to
  Credit Agreement was executed amending certain provisions to this
  note. ...................................................................   3,867         --
Warehouse credit facility from a bank at a variable rate of interest, collateralized by substantially all of the assets of the Company, and due at Warehousing Termination Date, as defined, or August 28, 1996. On May
  31, 1996, the First Amendment to Credit Agreement was executed amending certain provisions to this warehouse credit facility including the
  Warehouse Termination Date to May 29, 1997. .............................     427         --
Note payable to shareholder, unsecured. In March 1996, this loan was
  converted into Series B Preferred Stock at $1,000 per share. ............     100         --
                                                                             ------     ------
                                                                             $5,089     $   --
                                                                             ======     ======


     At September 30, 1995, future required payments on notes payable are (in thousands):

                                    YEAR ENDING
                                   SEPTEMBER 30,
            ------------------------------------------------------------
            1996........................................................  $1,802
            1997........................................................     773
            1998........................................................     773
            1999........................................................     773
            2000........................................................     968
                                                                          ------
                                                                          $5,089
                                                                          ======

     At September 30, 1995, the Company's warehouse credit facility was for an aggregate $5,000,000 of borrowings of which $4,573,000 was unused. The credit facility is available to fund origination of mortgage loans and purchase loans from third party originators. The term note payable and warehouse credit facility restrict the payment of dividends except for the annual preferred stock dividend of approximately $192,000.

     The term note and warehouse credit facility are charged interest based upon one of the following three methods, the selection of which is at the option of the Company:

     Fixed Rate: At the per annum rate of 1.875% for the warehousing credit facility and 2.75% for the term loan. For any interest calculation period in which the aggregate weighted average daily balances maintained on deposit with the bank by the Company are less than an amount equal to the weighted average daily aggregate unpaid principal balance owed to the bank, then the Company will pay a fee on the deficiency at a floating per annum rate which is tied to LIBOR.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

     Reference Rate: At the per annum rate which is most recently publicly announced by the bank as its "reference rate", which may be a rate at, above or below, which the bank lends to other persons plus 0% for warehousing credit facility advances and 1% for term loan borrowings.

     Floating Eurodollar Rate: At a per annum floating rate which is tied to LIBOR plus 1.875% for warehousing credit facility advances and 2.75% for term loan borrowings.


     The Company was not in compliance with certain provisions of the term note and warehouse credit facility as of September 30, 1995, October 31, 1995, November 30, 1995, December 31, 1995, January 31, 1996, February 29, 1996, and March 31, 1996. The Company applied for a waiver of such compliance provisions and in May 1996 the Company entered into the First Amendment to Credit Agreement whereby the Company received, among other things, a waiver of the conditions of default until September 30, 1996. Additionally, the bank adjusted certain provisions of the term note and warehouse credit facility and extended the Warehouse Termination Date, as defined, to May 29, 1997. As of October 21, 1996, the bank indicated to the Company that it will consider a waiver of the conditions of default until March 31, 1997. However, no such waiver has yet been finalized or approved by the bank.


NOTE 7.  ALLOWANCE FOR LOSSES

     Activity in the allowance account was as follows (in thousands):

                                                             SUCCESSOR
                                                  -------------------------------      PREDECESSOR
                                                                     PERIOD FROM      --------------
                                                                      APRIL 30,        PERIOD FROM
                                                   YEAR ENDED          1994 TO          OCTOBER 1,
                                                  SEPTEMBER 30,     SEPTEMBER 30,        1993 TO
                                                      1995              1994          APRIL 29, 1994
                                                  -------------     -------------     --------------
    Beginning balance...........................      $ 100             $     405         $3,517
    Purchase accounting allocation..............         55                    --             --
    Provision (benefit) for losses..............       (100)                   39            238
    Net recoveries (charge-offs)................        128                  (344)          (835)
    Other changes -- net........................         --                    --           (300)
                                                      -----                 -----          -----
                                                      $ 183             $     100         $2,620
                                                      =====                 =====          =====

     The allowances for losses were allocated as follows (in thousands):

                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                    1995              1994
                                                                -------------     -------------
    Accrued loan servicing losses.............................      $ 120             $ 100
    Servicing receivables.....................................         63                --
                                                                     ----              ----
                                                                    $ 183             $ 100
                                                                     ====              ====

NOTE 8.  BENEFIT PLAN

     The Company has a 401(k) savings plan in which substantially all employees are eligible to participate. Eligible employees are entitled to contribute up to 15% of salary and the Company makes a discretionary matching contribution equal to a percentage of the employee's contribution limited to 6% of salary. The expense attributable to the Company's contributions was approximately $29,000 and $14,000 for the period from October 1, 1993 to April 29, 1994 and the period from April 30, 1994 to September 30, 1994, respectively, and $11,081 for the year ended September 30, 1995.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

NOTE 9.  INCOME TAXES

     The provision for income taxes consists of the following components (in thousands):

                                                             SUCCESSOR
                                                  -------------------------------      PREDECESSOR
                                                                     PERIOD FROM      --------------
                                                                      APRIL 30,        PERIOD FROM
                                                   YEAR ENDED          1994 TO          OCTOBER 1,
                                                  SEPTEMBER 30,     SEPTEMBER 30,        1993 TO
                                                      1995              1994          APRIL 29, 1994
                                                  -------------     -------------     --------------
    Current provision (benefit).................      $ (61)            $  73                *
    Tax benefit of loss carryforward applied
      against intangible assets.................         --                64                *
    Provision for valuation allowance...........         --                --                *
                                                      -----              ----
                                                      $ (61)            $ 137
                                                      =====              ====

---------------
* Not applicable as a result of HOFCA's Subchapter S election to pass through profit and losses to be taxed at the stockholder level.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1995 are presented below (in thousands):

        Tax loss carryforwards.............................................  $ 2,837
        Less valuation allowance...........................................   (2,837)
                                                                             -------
                                                                             $    --
                                                                             =======

     The increase in the valuation allowance was $965,000 and $1,872,000 for the year ended September 30, 1995 and the period from April 30, 1994 to September 30, 1994, respectively.

     As of September 30, 1995, the Company has approximately $8,343,000 of tax loss carryforwards presented below (in thousands):

                                                                                  AVAILABLE
                                                                                   THROUGH
                                                                                -------------
    HOFCA pre-acquisition net operating loss.......................  $3,061         2009
    HOFCA pre-acquisition built-in losses..........................   2,445     Indefinitely
    DMC pre-acquisition net operating loss.........................   1,966         2010
    Current year net operating loss................................     871         2010
                                                                     ------
                                                                     $8,343
                                                                     ======

     As a result of the changes in control resulting from the HOFCA and DMC acquisitions, the pre-acquisition tax loss carryforwards are subject to annual utilization limits of approximately $130,000 for HOFCA and $188,000 for DMC.

NOTE 10.  MORTGAGE SERVICING

     In August 1994, the Company sold substantially all of its GNMA manufactured housing servicing representing approximately $64,000,000 of manufactured housing loans or 50% of the Company's servicing portfolio at that time. As a result of the sale, the Company recognized a gain of approximately $942,000. In September 1995, the Company sold approximately $38,000,000 of the GNMA residential mortgage loan servicing that was acquired in the DMC acquisition and which represented approximately 5% of the Company's servicing portfolio. The Company recognized a gain of approximately $51,000 as a result of the sale.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

     The Company's servicing portfolio is comprised of the following (in thousands):

                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                    1995              1994
                                                                -------------     -------------
    Manufactured housing loans:
      Serviced for GNMA.......................................    $     720          $ 2,006
      Serviced with limited recourse..........................        1,408            1,725
      Serviced -- FHA insured.................................        3,303            1,985
      Serviced with no recourse...............................        4,014            4,529
                                                                   --------          -------
    Subtotal..................................................        9,445           10,245
    Residential mortgage loans with no recourse...............      619,704           54,004
    Residential mortgage loans -- FHA insured.................       59,309               --
                                                                   --------          -------
                                                                  $ 688,458          $64,249
                                                                   ========          =======

     For GNMA loans and other loans with recourse, upon foreclosure the property is conveyed to the Company and the Company assumes the market risk of disposing of the property.

     Escrow, agency and fiduciary funds maintained in connection with the foregoing loan servicing were approximately $9,300,000 and $2,200,000 at September 30, 1995 and 1994, respectively.

     In certain instances, the Company will buy foreclosed loans out of a pool and either attempt to have them reinstated or foreclose upon the secured properties. A portion of these advances on GNMA loans may not be recoverable and estimated losses have been recognized in accrued loan servicing losses.

NOTE 11.  RELATED PARTY TRANSACTIONS

     In May 1994, the Company borrowed an aggregate $220,000 from an entity affiliated by common ownership. At September 30, 1995 and 1994, the outstanding unpaid amount was $0 and $60,000, respectively (see Note 12). The borrowing earned interest at 8% payable monthly, was unsecured and due upon demand.

     During the period from April 30, 1994 to September 30, 1994, the Company incurred, with related parties, approximately $158,000 in direct costs related to the issuance of common stock.

     In connection with the September 30, 1994 recapitalization of FIS, $10,000 of fees was paid to a BWG stockholder.

     During the year ended September 30, 1995, the Company borrowed $100,000 from a director and repaid the borrowing prior to year end with $641 of interest.

NOTE 12.  STOCK TRANSACTIONS

     On September 1, 1994, prior to the issuance of any preferred stock, FIS effected a stock split of 1,143,750 for 1,000 shares. An amount equal to the par value of the shares issued has been transferred from additional paid-in capital to the common stock account. Simultaneously, 1,876,250 shares of common stock were issued in exchange for debt conversions and cash approximating $501,000.

     On September 1, 1994, FIS issued 1,750 shares of preferred stock which bears an 11% cumulative dividend. The preferred stock is redeemable at the Company's option upon 30 days notice, payment of all cumulative dividends and at 102% of cost.

     In accordance with the subscription agreement and its amendments, for each share of preferred stock issued, the preferred stockholders also received 400 shares of common stock.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

     As discussed in Note 1, all of FIS's outstanding common and preferred shares were exchanged for common and preferred shares of BWG on September 30, 1994.

     On December 17, 1994, 25,000 shares of common stock were issued as repayment of affiliate debt totaling $60,000.

     On March 15, 1995 and August 2, 1995, 1,000 and 4,300 shares, respectively, of common stock were issued in payment of legal fees aggregating $20,048.

     On August 2, 1995, 90,000 shares of common stock were issued in payment of consulting services.

RESCISSION OFFER

     In April 1995, the Company made a rescission offer to its preferred stockholders. A possible effect of such offer would have been the repayment to any electing stockholders of their original investment plus accrued cumulative dividends through the offer date. The repayment was to be 10% in cash with the balance in the form of a 36-month note bearing interest at 11%. The amount of stockholders' equity subject to the rescission offer was $1,750,000 and all affected stockholders elected not to accept the offer.

NOTE 13.  STOCK OPTIONS AND WARRANTS

     In December 1994, the Company instituted an incentive stock option plan ("Plan") covering key employees, nonemployee directors and advisors. The Plan has authority to issue an aggregate of 200,000 shares of the Company's stock.

     Stock option transactions (incentive and nonincentive) were as follows:

                                                            EXPIRATION       EXERCISE      NUMBER
                                                               MONTH          PRICE       OF SHARES
                                                          ---------------    --------     ---------
Options outstanding at beginning........................                                        --
Granted in connection with the BWG acquisition..........     July 1997        $ 1.75        21,429
                                                          September 1997        3.00        15,000
                                                           December 1997        3.50        27,500
                                                                                          ---------
Options outstanding at September 30, 1994...............                                    63,929
Granted to shareholder for services.....................   December 1997      $ 3.50        10,000
Granted to employees under the incentive stock option                         $ 3.50        14,000
  plan..................................................   December 1999
Granted to directors for services.......................     May 1999         $ 3.00        40,000
Granted to shareholders in exchange for the                                   $ 3.00        80,000
  shareholders' providing collateral on borrowings......     May 1998
                                                                                          ---------
Options outstanding at September 30, 1995...............                                   207,929
                                                                                           =======

     No options have been exercised as of September 30, 1995. During the year ended September 30, 1995, incentive stock options representing 10,500 shares were canceled due to employee separations.

     The estimated fair market value of the Company's stock on the effective issuance date of the options was less than the option exercise price. Consequently, no compensation expense has been recognized with respect to options during the period.

     In connection with the issuance of the preferred stock, the Company issued type "A" and "B" warrants to its preferred stockholders. The "A" warrants were for an aggregate 350,000 shares of common stock, exercisable at $2.00 per share and were to expire on September 30, 1995. The "B" warrants were for an aggregate 350,000 shares of common stock, exercisable at $3.00 per share and expire on September 30, 1997.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

     In September 1995, 20,000 of the "A" warrants were retired and the remaining 330,000 "A" warrants were redesignated as "C" warrants with their expiration date extended to September 30, 1997. At the same time, 330,000 of the "B" warrants had their exercise price reduced to $2.00 per share.

NOTE 14.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company is obligated under non-cancelable leases for office space, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals. The leases contain escalation clauses which provide for increased rental expense, primarily based upon increases in the consumer price index and real estate taxes. Rent expense approximated $214,000, $134,000 and $181,000 for the year ended September 30, 1995, the period from April 30, 1994 to September 30, 1994 and the period from October 1, 1993 to April 29, 1994, respectively.

     Minimum annual rental commitments on non-cancelable operating leases for premises are as follows (in thousands):

                                    YEAR ENDING
                                   SEPTEMBER 30,
            ------------------------------------------------------------
            1996........................................................    $327
            1997........................................................     252
            1998........................................................      98
            1999........................................................       8
            2000 and thereafter.........................................      --
                                                                            ----
                                                                            $685
                                                                            ====

GNMA CLAIMS

     In March 1995, the Company was informed by GNMA of a potential claim wherein the Company, under its former ownership and management, allegedly overcharged GNMA under the terms of certain sub-servicing agreements. The claim alleges an approximate $3,100,000 projected liability based upon a review of only about one percent of the transactions performed by HOFCA under its agreements with GNMA. Management believes that these claims are essentially without merit and special counsel to the Company has reviewed the claim and the relevant transactions and has informed the Company of its belief that there are reasonable defenses to GNMA's claims in any amount which might be material to the Company. GNMA has made no formal claim or demand for payment or reimbursement under these terminated sub-service agreements. Management believes that there will be no material impact from the uncertainty pursuant to SFAS No. 5.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

NOTE 15.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following is a presentation of supplemental cash flow information and noncash investing and financing activities (in thousands):

                                                                               SUCCESSOR
                                                                    --------------------------------
                                                                                       PREDECESSOR
                                                                     PERIOD FROM      --------------
                                                                      APRIL 30,        PERIOD FROM
                                                   YEAR ENDED          1994 TO          OCTOBER 1,
                                                  SEPTEMBER 30,     SEPTEMBER 30,        1993 TO
                                                      1995              1994          APRIL 29, 1994
                                                  -------------     -------------     --------------
    Cash paid for interest......................      $ 177            $   113             $  1
                                                       ====             ======              ===
    Cash paid for taxes.........................      $  --            $    35             $ --
                                                       ====             ======              ===
    Conversion of borrowings to capital.........      $  60            $ 1,200             $ --
                                                       ====             ======              ===

     In connection with the acquisitions of DMC during the year ended September 30, 1995 and HOFCA and BWG during the period from April 30, 1994 to September 30, 1994, the Company had the following transactions (in thousands):

                                                     YEAR ENDED
                                                    SEPTEMBER 30,      PERIOD FROM APRIL 30, 1994
                                                        1995              TO SEPTEMBER 30, 1994
                                                    -------------     -----------------------------
                                                         DMC           HOFCA       BWG       TOTAL
                                                    -------------     -------     -----     -------
Assets acquired...................................     $ 3,133        $ 5,445     $ 255     $ 5,700
Liabilities assumed...............................        (239)        (3,933)       (8)     (3,941)
Debt financing....................................      (2,806)            --        --          --
Common stock issued...............................          --             --      (247)       (247)
                                                       -------        -------     -----     -------
Cash paid.........................................          88          1,512        --       1,512
Less cash acquired................................        (112)          (761)      (93)       (854)
                                                       -------        -------     -----     -------
Net cash paid (received)..........................     $   (24)       $   751     $ (93)    $   658
                                                       =======        =======     =====     =======

     In connection with the acquisition of DMC, the Company incurred debt of $2,806,000.

NOTE 16.  SUBSEQUENT EVENTS

SUBSEQUENTLY ISSUED ACCOUNTING STANDARDS

     In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," which is effective for years beginning after December 15, 1995. This standard requires the allocation of loan origination costs to the originated loans themselves and to the mortgage servicing rights.

     Presently, the Company originates a relatively small volume of loans which are then sold primarily with the loan servicing rights retained. Should the loan origination volume not increase significantly, management does not anticipate any material effect resulting from the adoption of SFAS No. 122 on the Company's financial condition or results of operations. However, should the Company's loan origination activity increase in the future, it is anticipated that SFAS No. 122 will have an impact on the Company's future financial condition and results of operations. SFAS No. 122 also requires establishment of a valuation allowance for the excess of the carrying amount of capitalized mortgage servicing rights ("MSR") over estimated fair value. On a periodic basis for purposes of measuring impairment, MSR's are disaggregated and stratified on predominant risk characteristics, primarily loan type, interest rate and investor type. Management does not anticipate any

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES material effect resulting from the adoption of SFAS No. 122 on the Company's financial condition or statement of operations for the fiscal year ended September 30, 1996.

RELATED PARTY BORROWINGS AND CONVERSION TO EQUITY

     Subsequent to September 30, 1995, the Company borrowed $200,000 from certain directors and a shareholder. Such borrowings were at a rate of 11%. In consideration for a portion of these advances, a director received stock warrants expiring on October 10, 1997 for 20,000 shares of common exercisable at $2.00 per share. In March 1996, the directors and shareholder converted their principal and accrued interest on their loans into Series B Preferred Stock, $.10 par value, at $1,000 per share.

     On December 29, 1995, the Company executed a multiple advance promissory note for $250,000 with Great Hills Mortgage Co., Inc., a company owned and controlled by the President of the Company. The Company borrowed $208,000 at a rate of 8% per annum maturing on demand but no later than December 31, 1996. In March 1996, $200,000 of this loan was converted into Series B Preferred Stock at $1,000 per share.

     In March 1996, a Company shareholder converted a $100,000 loan to the Company into Series B Preferred Stock at a rate of $1,000 per share.

SETTLEMENT AGREEMENT AND RELEASE

     In 1994, the Company commenced legal actions against five of the seven former owners of HOFCA in order to seek relief from its obligations under employment agreements with the individuals due to their alleged breach of such agreements. The former owners filed countersuits seeking damages and "bonus compensation." The Company had accrued the remaining payments due under the employment agreements at September 30, 1995. The litigation went to mediation during November 1995. On February 22, 1996, the Company and the seven former owners entered into a Settlement Agreement and Release. This Settlement Agreement and Release constitutes full settlement of and release from all claims of both the former owners and the Company. The economic effect of the Settlement is appropriately reflected in the balance sheet at September 30, 1995.

ISSUANCE OF COMMON STOCK FOR SERVICES RENDERED

     In March 1996, the Board of Directors approved the issuance of 4,174 shares of common stock to an attorney in exchange for legal services provided. The amount of common stock issued approximated a fair market value of $16,000.

NOTES PAYABLE


     The Company was not in compliance with certain provisions of the term note and warehouse credit facility (see Note 6. "Notes Payable") as of September 30, 1995, October 31, 1995, November 30, 1995, December 31, 1995, January 31, 1996,
February 29, 1996, and March 31, 1996. The Company applied for a waiver of such compliance provisions and in May 1996 the Company entered into the First Amendment to Credit Agreement whereby the Company received, among other things, a waiver of the conditions of default until September 30, 1996. Additionally, the bank adjusted certain provisions of the term note and warehouse credit facility and extended the Warehouse Termination Date, as defined, to May 29, 1997. As of October 21, 1996, the bank indicated to the Company that it will consider a waiver of the conditions of default until March 31, 1997. However, no such waiver has yet been finalized or approved by the bank.


     As a condition to granting the waiver, the bank has required the Company to suspend payments of all preferred stock dividends until the Company is in full compliance with all terms and provisions of the term note and warehouse credit facility.

                  HOMEOWNERS FINANCIAL CORP. AND SUBSIDIARIES

MODIFICATION OF NOTE PAYABLE


     In April 1996, August 1996 and September 1996, the Company obtained extensions of the Barnett loan due date in consideration of the payment of fees by the Company equal to .25% of the loan amount on each extension date ($5,217 in the aggregate). The Barnett loan now expires on December 27, 1996. All other terms of the note payable remain in effect as if the note was not modified.


ISSUANCE OF PREFERRED STOCK

     In May 1996, the Company issued 58,608 shares of C Preferred Stock and warrants to purchase 150,000 shares of common stock to a foreign investor for $200,000. The C Preferred Stock is convertible into shares of common stock.

HOMEOWNER'S FINANCIAL STRUCTURED FINANCE CORPORATION


     In April 1996, DMC acquired the servicing rights to residential mortgage loans with an aggregate outstanding principal balance of approximately $23.6 million pursuant to a pooling and servicing agreement between Homeowner's Financial Structured Finance Corporation ("HFSFC"), DMC and the Bank of New York, as Trustee. HFSFC is a special purpose corporation incorporated in Delaware by the Company solely for the purpose of issuing mortgage pass-through securities.


LEGAL PROCEEDINGS

     In June 1996, Crescent Real Estate Fund, the Company's former landlord in Dallas, Texas, commenced an action in Texas District Court, Dallas County, for past due rent from August 1995 forward. The amount sought is not determinable from the complaint, but may be in excess of $200,000. The Company disputes the amount owed, has responded to the complaint and has had the action removed to the U.S. Federal District Court for the Northern District of Texas, Dallas Division. The Company intends to vigorously contest the action. The Company's management does not expect this action to have a material adverse impact on the financial position or operations of the Company. The Company has accrued $30,000 to settle this action, which amount represents its estimate of the balance due to the former landlord at the time that the lease was terminated.

                        DEVELOPERS MORTGAGE CORPORATION

                            STATEMENT OF OPERATIONS

             FOR THE PERIOD FROM OCTOBER 1, 1994 TO APRIL 28, 1995
                                  (UNAUDITED)

Interest income:
  Mortgage loans held for sale...................................................  $  127,884
  Loans receivable...............................................................      20,002
                                                                                   ----------
                                                                                      147,886
                                                                                   ----------
Interest expense:
  Warehouse borrowings...........................................................     104,434
  Other borrowings...............................................................      18,491
                                                                                   ----------
                                                                                      122,925
                                                                                   ----------
     Net interest income.........................................................      24,961
Provision for loan losses........................................................           0
                                                                                   ----------
     Net interest income after provision for loan losses.........................      24,961
                                                                                   ----------
Noninterest income:
  Gain on sale of Virginia operations............................................      80,790
  Gain on sale of mortgage loans held for sale...................................     459,539
  Mortgage banking related fees..................................................      93,629
                                                                                   ----------
                                                                                      633,958
                                                                                   ----------
Noninterest expense:
  Compensation and benefits......................................................     949,460
  General and administrative.....................................................     302,901
  Occupancy......................................................................      85,431
  Professional fees..............................................................      33,178
  Data processing................................................................      18,504
  Depreciation...................................................................      35,886
  Amortization of goodwill.......................................................      46,643
                                                                                   ----------
                                                                                    1,472,003
                                                                                   ----------
     Loss before income tax expense..............................................    (813,084)
Income tax expense...............................................................           0
                                                                                   ----------
     Net loss....................................................................  $ (813,084)
                                                                                   ==========

                See accompanying notes to financial statements.

                        DEVELOPERS MORTGAGE CORPORATION

                       STATEMENT OF STOCKHOLDER'S EQUITY
                                  (UNAUDITED)

                                                                            RETAINED
                                                             ADDITIONAL     EARNINGS         TOTAL
                                                    COMMON    PAID-IN     (ACCUMULATED   STOCKHOLDER'S
                                                    STOCK     CAPITAL       DEFICIT)        EQUITY
                                                    ------   ----------   ------------   -------------
Balance at September 30, 1994.....................   $400    $3,099,600   $   (595,827)   $  2,504,173
  Capital contribution............................      0       307,455              0         307,455
  Net loss........................................      0             0       (813,084)       (813,084)
                                                     ----     ---------     ----------       ---------
Balance at April 28, 1995.........................   $400    $3,407,055   $ (1,408,911)   $  1,998,544
                                                     ====     =========     ==========       =========

                See accompanying notes to financial statements.

                        DEVELOPERS MORTGAGE CORPORATION

                            STATEMENT OF CASH FLOWS

             FOR THE PERIOD FROM OCTOBER 1, 1994 TO APRIL 28, 1995
                                  (UNAUDITED)

Cash flows from operating activities:
  Net loss.....................................................................  $   (813,084)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization.............................................       208,069
     Amortization of goodwill..................................................        46,643
     Proceeds from sales of mortgage loans held for sale.......................    14,844,547
     Originations of mortgage loans held for sale..............................   (14,000,952)
     Gain on sale of mortgage loans held for sale..............................      (459,539)
     Decrease in accrued expenses and other liabilities........................      (346,713)
     Decrease in accounts receivable...........................................     1,191,512
     Decrease in prepaid expenses and other assets.............................       157,966
                                                                                 ------------
          Net cash provided by operating activities............................       828,449
                                                                                 ------------
Cash flows from investing activities:
  Net change in loans receivable...............................................       182,868
  Purchases of property and equipment..........................................       (62,139)
  Decrease in real estate, net.................................................        31,607
  Purchases of servicing rights................................................      (622,745)
                                                                                 ------------
          Net cash used by investing activities................................      (470,409)
                                                                                 ------------
Cash flows from financing activities:
  Repayment of note payable....................................................      (100,000)
  Decrease in due to Bank......................................................    (1,215,647)
                                                                                 ------------
          Net cash used by financing activities................................    (1,315,647)
                                                                                 ------------
          Net change in cash and cash equivalents..............................      (957,607)
Cash and cash equivalents at beginning of period...............................       943,725
                                                                                 ------------
Cash overdraft at end of period................................................  $    (13,882)
                                                                                 ============
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest..................................................................  $    122,925
     Income taxes..............................................................             0
  Non-cash financing activities:
     Capital contribution from Bank resulting from forgiveness of amounts due
      to Bank..................................................................  $    307,455

                See accompanying notes to financial statements.

                        DEVELOPERS MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Developers Mortgage Corporation (DMC) is a wholly owned subsidiary of Inter Savings Bank, fsb (the Bank). Its principal business activities are mortgage loan origination and marketing.

     The accompanying unaudited financial statements do not include all information and notes necessary for a complete presentation of the financial statements in conformity with generally accepted accounting principles. However, in the opinion of management, these financial statements include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation of DMC's interim financial statements. The statement of operations for the period from October 1, 1994 to April 28, 1995 is not necessarily indicative of the results which may be expected for the entire year.

(2) PURCHASED MORTGAGE SERVICING RIGHTS

     The following provides a summary of purchased servicing rights for the period from October 1, 1994 to April 28, 1995:

    Balance, beginning of period.............................................  $  938,674
    Purchases................................................................     622,745
    Amortization.............................................................    (172,183)
                                                                               ----------
    Balance, end of period...................................................  $1,389,236
                                                                               ==========

(3) CAPITAL CONTRIBUTION

     The Bank forgave $307,455 owed by DMC to the Bank. DMC recorded the forgiveness of debt by its parent as a capital contribution.

(4) SALE OF BUSINESSES

     On November 30, 1994, DMC sold certain assets and operations for approximately $247,000. The assets sold included prepaid rent, miscellaneous employee receivables, and fixed assets of $116,504 for book value and the loan application pipeline for $130,000. This amount approximated 1% of loan applications. Additionally, the buyer assumed the continuing operations relating to DMC's operations in the state of Virginia including all employees, certain leases and operating expenses subsequent to the sale date of November 30, 1994. As a result of the transaction, DMC recorded a gain of $80,790, net of transaction costs.

     On March 31, 1995, the Bank entered into an agreement to sell the outstanding stock of DMC. The Bank was responsible for the severance for substantially all of DMC's employees who elected to leave upon completion of the sale. The sale was completed on April 28, 1995.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Developers Mortgage Corporation:

     We have audited the accompanying statements of operations, stockholder's equity and cash flows of Developers Mortgage Corporation (DMC) (a wholly owned subsidiary of Inter Savings Bank, fsb) for the years ended September 30, 1994 and 1993. These financial statements are the responsibility of DMC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Developers Mortgage Corporation for the years ended September 30, 1994 and 1993 in conformity with generally accepted accounting principles.

     As discussed in note 3 to the financial statements, DMC changed its method of accounting for income taxes as of October 1, 1992 to adopt the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

     The accompanying financial statements have been prepared assuming that Developers Mortgage Corporation will continue as a going concern. As described in note 2 to the financial statements, Aurora Service Corporation, the parent company of Inter Savings Bank, fsb, incurred a significant net loss for the year ended September 30, 1994 and is not in compliance with certain debt convenants associated with a note payable which makes the note payable at the option of the lender. Aurora Service Corporation has not received a waiver with respect to the debt convenants. These circumstances raise substantial doubt about DMC's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
November 23, 1994, except for note 2
  which is as of July 7, 1995 and note 11
  which is as of April 28, 1995

                        DEVELOPERS MORTGAGE CORPORATION

                            STATEMENTS OF OPERATIONS
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1993

                                                                        1994            1993
                                                                     -----------     ----------
Interest income:
  Mortgage loans held for sale.....................................  $ 1,083,745     $2,014,756
  Loans receivable.................................................       14,184         18,645
                                                                     -----------     ----------
                                                                       1,097,929      2,033,401
                                                                     -----------     ----------
Interest expense:
  Warehouse borrowings.............................................      933,885      1,575,576
  Other borrowings.................................................       67,267        108,758
                                                                     -----------     ----------
                                                                       1,001,152      1,684,334
                                                                     -----------     ----------
          Net interest income......................................       96,777        349,067
Provision for loan losses..........................................            0              0
                                                                     -----------     ----------
          Net interest income after provision for loan losses......       96,777        349,067
                                                                     -----------     ----------
Noninterest income:
  Gain on sale of servicing rights.................................      430,553      1,071,245
  Gain on sale of mortgage loans held for sale.....................    4,453,728      4,863,567
  Mortgage banking related fees....................................      563,837      1,227,745
                                                                     -----------     ----------
                                                                       5,448,118      7,162,557
                                                                     -----------     ----------
Noninterest expense:
  Compensation and benefits........................................    4,376,448      4,719,133
  General and administrative.......................................    1,464,466      1,256,696
  Occupancy........................................................      507,907        347,262
  Professional fees................................................       91,849         76,711
  Data processing..................................................       65,007         73,847
  Depreciation.....................................................       88,933         81,678
  Amortization of goodwill.........................................       59,970              0
                                                                     -----------     ----------
                                                                       6,654,580      6,555,327
                                                                     -----------     ----------
          Income (loss) before income tax expense..................   (1,109,685)       956,297
Income tax expense.................................................      150,405        292,034
                                                                     -----------     ----------
          Net income (loss)........................................  $(1,260,090)    $  664,263
                                                                     ===========     ==========

                See accompanying notes to financial statements.

                        DEVELOPERS MORTGAGE CORPORATION

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                         RETAINED
                                                        ADDITIONAL       EARNINGS           TOTAL
                                             COMMON      PAID-IN       (ACCUMULATED     STOCKHOLDER'S
                                             STOCK       CAPITAL         DEFICIT)           EQUITY
                                             ------     ----------     ------------     --------------
Balance at September 30, 1992..............   $400      $3,099,600     $          0      $   3,100,000
     Net income............................      0               0          664,263            664,263
                                              ----       ---------       ----------         ----------
Balance at September 30, 1993..............    400       3,099,600          664,263          3,764,263
     Net loss..............................      0               0       (1,260,090)        (1,260,090)
                                              ----       ---------       ----------         ----------
Balance at September 30, 1994..............   $400      $3,099,600     $   (595,827)     $   2,504,173
                                              ====       =========       ==========         ==========

                See accompanying notes to financial statements.

                        DEVELOPERS MORTGAGE CORPORATION

                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1993

                                                                    1994              1993
                                                                -------------     -------------
Cash flows from operating activities:
  Net income (loss)...........................................  $  (1,260,090)    $     664,263
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization............................        543,695           411,273
     Amortization of goodwill.................................         59,970                 0
     Gain on sale of servicing rights.........................       (430,553)       (1,071,245)
     Deferred income taxes....................................        400,107           101,689
     Proceeds from sales of mortgage loans held for sale......    310,246,727       389,351,235
     Purchases of mortgage loans held for sale................    (56,965,539)      (95,792,830)
     Originations of mortgage loans held for sale.............   (212,862,353)     (288,283,901)
     Gain on sale of mortgage loans held for sale.............     (4,453,728)       (4,863,567)
     Decrease in accrued expenses and other liabilities.......       (361,833)         (492,608)
     Decrease (increase) in accounts receivable...............        234,131           (62,128)
     Decrease (increase) in prepaid expenses and other
       assets.................................................        (91,948)          211,584
                                                                -------------     -------------
          Net cash provided by operating activities...........     35,058,586           173,765
                                                                -------------     -------------
Cash flows from investing activities:
  Net change in loans receivable..............................         62,467          (245,335)
  Purchases of property and equipment.........................        (43,093)          (30,971)
  Increase in real estate, net................................        (31,607)                0
  Purchases of servicing rights...............................       (256,896)         (647,402)
  Proceeds from sales of servicing rights.....................        787,569         3,481,328
  Acquisition of Evergreen, net of cash and cash equivalents
     acquired.................................................       (417,634)                0
                                                                -------------     -------------
          Net cash provided by investing activities...........        100,806         2,557,620
                                                                -------------     -------------
Cash flows from financing activities:
  Decrease in warehouse and other borrowings..................    (35,523,965)         (194,206)
  Repayment of subordinated debt..............................       (900,000)                0
  Repayment of note payable...................................       (287,132)       (1,699,485)
  Proceeds from issuance of note payable......................        100,000                 0
  Increase in due to parent company...........................      1,523,102                 0
                                                                -------------     -------------
          Net cash used by financing activities...............    (35,087,995)       (1,893,691)
                                                                -------------     -------------
          Net change in cash and cash equivalents.............         71,397           837,694
Cash and cash equivalents at beginning of year................        872,328            34,634
                                                                -------------     -------------
Cash and cash equivalents at end of year......................  $     943,725     $     872,328
                                                                =============     =============
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest.................................................  $   1,231,149     $   1,723,654
     Income taxes.............................................              0           292,034

                See accompanying notes to financial statements.

                        DEVELOPERS MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Developers Mortgage Corporation (DMC) is a wholly owned subsidiary of Inter Savings Bank, fsb (the Bank). Its principal business activities are mortgage loan origination and marketing.

     On September 30, 1992, the outstanding stock of DMC and a related company, Developers Service Corporation (Developers), was acquired by RFI, Inc. for $3,100,000. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the acquired assets and liabilities of Developers and DMC based on their estimated fair values. The combined net fair value of the assets and liabilities of Developers and DMC approximated the purchase price. Accordingly, no goodwill or other intangibles, except for the fair value of the acquired servicing rights, was recorded.

     On January 29, 1993, the assets and liabilities of Developers were merged into DMC and RFI, Inc. was renamed Developers Service Corporation. All financial information included herein has been restated as if the merger had been effective on September 30, 1992. Developers Service Corporation subsequently changed its name to Aurora Service Corporation (ASC).

     On November 17, 1993, ASC received approval to become a bank holding company. Effective October 31, 1993 ASC acquired all of the outstanding stock of the Bank. The Bank operates as a wholly owned subsidiary of ASC. Additionally, ASC contributed DMC to the Bank as a wholly owned operating subsidiary effective October 31, 1993.

     The Bank is a federally chartered savings bank with deposits insured by the Federal Deposit Insurance Corporation through the Savings Association Insurance Fund. The Bank and its subsidiaries are subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     Effective December 31, 1993, DMC acquired the common stock of Evergreen Mortgage, Inc. (Evergreen). Subsequent to the acquisition, Evergreen's operations were merged into DMC (see note 4).

NOTE 2.  CURRENT OPERATING ENVIRONMENT

     The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the year ended September 30, 1994, ASC incurred a net loss of $2,337,497 which reduced stockholders' equity to $1,427,407 at September 30, 1994. In addition, ASC is not in compliance and has not received waiver with respect to certain debt covenants of their note payable of $4,500,000 at September 30, 1994 which makes the note payable at the option of the lender. Accordingly, there is substantial doubt about ASC's and DMC's ability to continue as a going concern. ASC's and DMC's ability to continue in operation is dependent upon management's ability to achieve profitability. The financial statements do not include any adjustments that might result should ASC and DMC be unable to continue as a going concern.

     The debt covenants with which ASC is not in compliance with relate to the minimum earnings and return on assets expected from the consolidated Bank and the minimum amount of servicing to be performed by ASC.

     Management has attempted to address the earnings of the Bank, including the sale of certain operations and DMC as described in note 11.

     On April 29, 1993, the Bank entered into a Supervisory Agreement with the Office of Thrift Supervision (OTS) (the Supervisory Agreement). The Supervisory Agreement required the Bank to: (i) comply with certain laws and regulations and safe and sound banking practices; (ii) appoint a compliance officer who reported at least monthly to the Chairman of the Board of Directors and the managing officer of the Bank; (iii) refrain from purchasing any loans or loan participations unless prior approval was given in writing by the Regional Deputy Director of the OTS (the Deputy Director); (iv) develop new policies and procedures with

                        DEVELOPERS MORTGAGE CORPORATION
respect to the operations of the Board of Directors of the Bank; (v) analyze the Bank's staffing needs; (vi) develop a business plan and submit it to the OTS for approval; (vii) make no modification or deviation from its business plan without prior consent of the OTS; (viii) make certain changes to the Bank's loan origination, loan servicing policies and delinquency policies; (ix) adopt and/or amend its policies related to valuation allowances, asset classification, appraisal, mortgage lending, consumer lending and conflicts of interest; and (x) analyze and engage in strategic planning concerning the Bank's capital level and interest rate risk, and take certain other actions deemed necessary by the OTS.

     On August 29, 1994, the OTS terminated the majority of the provisions of the Supervisory Agreement. The Bank remains obligated under the Supervisory Agreement to refrain from purchasing any loans or loan participations (except from the Bank's own operating subsidiary) without prior approval of the Deputy Director. The Bank is also required to maintain its compliance activities and maintain compliance with certain laws, regulations and safe and sound banking practices.

     On July 7, 1995, the Bank entered into a new Supervisory Agreement (the Agreement) with the OTS, replacing the existing Supervisory Agreement. The
Agreement: (i) requires ASC to reimburse the Bank for certain common employee expenses; (ii) prohibits the Bank from engaging in any further transactions with the acquirer (see note 11) or affiliates of the acquirer unless approved by the Deputy Director; (iii) requires preparation of a revised annual business plan and quarterly comparisons with operating results; (iv) prohibits the Bank from purchasing any loans or loan participations, unless approved by the Deputy Director; (v) prohibits the sale or transfer of the Bank assets with a fair market value of $250,000 or more, except for one-to-four family residential loans to be sold on the secondary market; (vi) requires development of a contingency plan in the event of a default by the acquirer on its loan or the hold-back on the sale of DMC (the loan and hold-back have since been paid);
(vii) requires development and implementation of a commercial lending policy; and (viii) requires compliance with other regulations regarding maintenance of books and records, lending limits, transactions with affiliates, changes in management or their terms of employment and third party contracts. Although the Bank's management believes that these matters will be resolved, there is no assurance that any regulatory concerns will be resolved or that the terms of resolution will not unduly restrict the Bank. There is no assurance that the OTS will not pursue further enforcement action against the Bank or institution-affiliated parties of the Bank or require additional undertakings or commitments by the Bank that adversely affect the Bank's operations or business plans.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following sets forth the more significant accounting policies DMC follows in preparing and presenting its financial statements:

MATERIAL ESTIMATES

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the valuation allowance relating to deferred tax assets and the carrying value of purchased mortgage servicing rights.

LOANS RECEIVABLE

     Loans receivable are considered long-term investments and, accordingly, are carried at their unpaid principal balances less unearned discounts and net deferred loan fees.

                        DEVELOPERS MORTGAGE CORPORATION

     Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a nonaccrual basis, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management's judgment, principal is collectible.

     Loan origination fees and certain related direct costs are deferred and amortized to interest income using the interest method over the estimated terms of the loans.

MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale consist of fixed and adjustable rate single-family residential real estate loans carried at the lower of cost or market determined on an aggregate basis. DMC enters into mortgage origination commitment agreements as part of its normal mortgage origination operations in which the interest rate of the loan to be originated is locked in. As a hedge against the risk of changes in market rates for the loans to be originated, DMC enters into sales commitments to deliver the loans, or securities backed by the loans, to investors at specified yields. Realized and unrealized gains and losses on the sales commitments are recognized as part of the valuation of mortgage loans held for sale.

     Gain on sales of mortgage loans includes the aggregate gains (net of any losses) on sales of loans to the secondary market, which includes servicing release premiums, excess servicing fees, if any, and net gains/ losses from hedging activities. Such revenue is recognized when the loans are sold. Deferred origination fees are recognized at the time the related loans are sold.

     Excess servicing fees are recorded when mortgage loans are sold with servicing retained and represent the approximate present value of the actual servicing rate in excess of the normal servicing rate. Excess servicing fees are amortized over the estimated remaining life of the related loans. The carrying value of excess servicing fees is periodically evaluated for impairment which is recognized in the statement of operations during the period in which impairment occurs. The amounts capitalized and the amortization thereon is based, in part, on certain prepayment assumptions of the underlying loans. If, in the future, actual prepayments exceed the assumptions, adjustments to the carrying value may be required.

PURCHASED MORTGAGE SERVICING RIGHTS

     The cost of purchased mortgage servicing rights is capitalized and amortized over the estimated remaining life of the related loans proportionate to the estimated net servicing income. DMC monitors prepayment experience on the mortgage loans underlying its purchased servicing rights and, to the extent unanticipated mortgage prepayments occur, adjusts amortization on a prospective basis. To the extent that unanticipated mortgage prepayments result in the carrying value of purchased servicing rights exceeding estimated future net servicing income, a write-down of the purchased mortgage servicing rights asset would be made through a charge to current earnings.

     Gains or losses on sales of servicing rights are recognized when the servicing rights are sold based upon the difference between the selling price and the carrying amount of the related servicing rights sold.

REAL ESTATE

     Real estate owned or expected to be acquired in settlement of loans is recorded at the lower of the unpaid balance plus settlement costs or estimated fair value less selling costs at the time of foreclosure. After acquisition, costs of capital improvements made to facilitate sales are capitalized as incurred. Costs incurred for holding properties after the redemption period are expensed in the period incurred. The carrying value of individual properties is periodically evaluated and reduced to the extent cost exceeds estimated fair value less selling costs. Gains on the sales of such real estate are recorded at the time of closing.

                        DEVELOPERS MORTGAGE CORPORATION

GOODWILL

     Goodwill resulting from DMC's acquisition of Evergreen is being amortized on a straight-line basis over five years.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the related assets primarily using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lease term.

INCOME TAXES

     DMC files federal and state income taxes on a consolidated basis with its parent. Income taxes are allocated between DMC and the Bank under a tax sharing agreement whereby DMC is given an income tax benefit up to an amount equal to the net reduction in income taxes of its affiliates for the period. The computed tax payable or benefit receivable is recorded in the inter-company payable account.

     Deferred taxes are provided for temporary differences between the financial reporting carrying values and tax bases of DMC's assets and liabilities.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. DMC adopted SFAS No. 109 and elected to apply the provisions prospectively beginning October 1, 1992, the date DMC was acquired by ASC. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The effect of the application of SFAS No. 109 as of October 1, 1992, was to recognize a deferred tax asset of $501,795. This was recorded as a purchase accounting adjustment to reduce purchased servicing rights.

RECLASSIFICATIONS

     Certain amounts in the 1993 financial statements have been reclassified to conform to the 1994 presentation.

NOTE 4.  ACQUISITION OF EVERGREEN

     Effective December 31, 1993, DMC completed the acquisition of Evergreen for the purchase price of $600,000. Evergreen is a Bloomington, Minnesota based mortgage broker whose operations were merged into DMC's. Operations of Evergreen are included in the statement of operations since January 1, 1994.

     The purchase price was allocated as follows:

        Cash and cash equivalents.........................................  $182,366
        Accounts receivable...............................................    73,612
        Prepaid expenses..................................................    13,521
        Property and equipment............................................    90,519
        Goodwill..........................................................   399,800
        Accrued expenses..................................................   159,818
                                                                            --------
                                                                            $600,000
                                                                            ========

                        DEVELOPERS MORTGAGE CORPORATION

NOTE 5.  PURCHASED MORTGAGE SERVICING RIGHTS

     During 1994, DMC completed one bulk sale of mortgage servicing rights relating to approximately $46,000,000 of mortgage loans. The sale resulted in a gain of approximately $431,000.

     During 1993, DMC completed three bulk sales of mortgage servicing rights relating to approximately $205,398,000 of mortgage loans. The purchased servicing rights and capitalized excess servicing fees relating to these mortgage servicing rights were approximately $1,931,000 and $479,000, respectively, and resulted in gains of approximately $1,071,000.

     The 1993 sale amount includes mortgage servicing rights relating to approximately $88,385,000 of mortgage loans having a book value of approximately $1,361,000 which were committed for sale as of September 30, 1992. The sale resulted in a loss of approximately $80,000 which was recorded in DMC's 1992 financial statements.

     The following provides a summary of purchased servicing rights for the years ended September 30, 1994 and 1993:

                                                                     1994           1993
                                                                  ----------     ----------
    Balance, beginning of year..................................  $1,506,242     $3,620,864
    Purchases...................................................     256,896        647,402
    Less:
      Sales.....................................................    (369,702)    (1,930,634)
      Amortization..............................................    (454,762)      (329,595)
      SFAS No. 109 adoption.....................................           0       (501,795)
                                                                  ----------     ----------
    Balance, end of year........................................  $  938,674     $1,506,242
                                                                   =========      =========

     The amount of loans serviced for others by DMC aggregated $163,139,000 and $243,460,000 at September 30, 1994 and 1993, respectively.

NOTE 6.  COMMITMENTS

     DMC has entered into several noncancelable operating leases for office space and equipment. Future minimum lease payments under these leases are as follows:

        1995..............................................................  $419,432
        1996..............................................................   113,793
                                                                            --------
                                                                            $533,225
                                                                            ========

     Rent expense was $507,907 and $352,862 for the years ended September 30, 1994 and 1993, respectively.

     As described in note 11, DMC sold certain assets and operations subsequent to year end. As a result of this transaction future minimum lease payments included in the above schedule will be reduced by $307,964 and $113,793 in 1995 and 1996, respectively.

NOTE 7.  WAREHOUSE PAYABLE

     On April 22, 1994, the existing warehouse line of credit facility was modified whereby DMC's parent, the Bank, became the borrower under the line. Accordingly, DMC no longer recorded mortgage loans held for sale financed through the warehouse line on its financial statements. However, DMC recorded all interest income related to the mortgage loans held for sale and the interest expense related to the warehouse line under a loan participation agreement with the Bank. Interest on this line is payable monthly at prime plus 1/2% less any benefit from compensating balances with a bank that became a participant in this line. The compensating

                        DEVELOPERS MORTGAGE CORPORATION
servicing escrow balances, which are placed on deposit with the participating bank, after deductions to cover various service charges, allows the Bank to borrow at an effective rate of 2.5% on a pro rata portion of the line not to exceed $15 million. The compensating balances available to the Bank were approximately $1,900,000 at September 30, 1994 and averaged approximately $3,000,000 during 1994.

     On September 30, 1992, DMC entered into a $30 million warehouse line of credit facility which was renewed and increased to $40 million in July 1993. Interest on this line was payable monthly at prime plus 1% less credit received for excess compensating servicing escrow balances on deposit with a bank that became a participant in the line when it was renewed. The compensating servicing escrow balances were placed on deposit with the participating bank by ASC which, after deductions to cover various service charges, allowed DMC to borrow at an effective rate of 3% on a pro rata portion of the line not to exceed $15 million. The compensating balances available to DMC averaged approximately $4.7 million per month during 1993.

NOTE 8.  INCOME TAXES

     Federal and state income tax expense (benefit) for the years ended September 30, 1994 and 1993 is as follows:

                                                                      1994          1993
                                                                    ---------     --------
    Current:
      Federal.....................................................  $(183,121)    $141,106
      State.......................................................    (66,581)      49,239
                                                                    ---------     --------
              Total current.......................................   (249,702)     190,345
                                                                    ---------     --------
    Deferred:
      Federal.....................................................    329,500       75,399
      State.......................................................     70,607       26,290
                                                                    ---------     --------
              Total deferred......................................    400,107      101,689
                                                                    ---------     --------
              Total tax expense...................................  $ 150,405     $292,034
                                                                    =========     ========

     The actual income tax expense differs from the "expected" income tax expense (benefit) computed by applying the federal corporate tax rate to income
(loss) before income taxes as follows:

                                                                      1994          1993
                                                                    ---------     --------
    Statutory federal rate........................................  $(377,293)    $325,141
    State income taxes, net of federal benefit....................     (2,657)      49,849
    Change in deferred tax valuation allowance....................    533,199     (101,688)
    Other, net....................................................     (2,844)      18,732
                                                                    ---------     --------
                                                                    $ 150,405     $292,034
                                                                    =========     ========

                        DEVELOPERS MORTGAGE CORPORATION

     The tax effects of significant temporary differences that give rise to the deferred tax assets and liabilities at September 30, 1994 are as follows:

        Deferred tax assets:
          Intangible assets amortizable for tax...........................  $321,775
          Operating loss carryforwards....................................   262,048
          Purchased servicing rights......................................   127,300
          Other...........................................................    90,908
                                                                            --------
                  Total gross deferred tax assets.........................   802,031
        Valuation allowance...............................................   802,031
                                                                            --------
                  Net deferred tax assets.................................  $      0
                                                                            ========

     The valuation allowance for deferred tax assets as of September 30, 1994 was $802,031. The net change in the valuation allowance for the year ended September 30, 1994 was an increase of $533,199. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In 1994 DMC increased the valuation allowance to eliminate the net deferred tax asset because of the operating losses incurred in 1994.

     Income tax expense for the year ended September 30, 1993 differs from amounts payable because certain revenues are reported in the statement of operations in periods that are different from those in which they are subject to taxation. The principal timing difference between the statement of operations and taxable income involves the recognition of income received on certain assets.

NOTE 9.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     DMC is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate mortgages and to deliver mortgages and mortgage securities, recourse agreements in certain FNMA servicing agreements and requirements for pool advances to certain investors.

     DMC is at risk with respect to commitments to purchase and deliver mortgages to the extent that outstanding commitments are not filled, leaving DMC with either mortgages to sell without firm delivery commitments, or delivery commitments to fill without mortgages to deliver into them. DMC obtains delivery commitments to cover the origination commitments together with all closed mortgages pending delivery. DMC does not expect nonperformance by the counterparties to the mortgage delivery commitments.

     The contract or notional amounts of those instruments reflect the extent of involvement DMC has in these financial instruments. At September 30, 1994 and 1993 DMC had firm commitments outstanding to originate approximately $19,608,000 and $95,475,000, respectively, in mortgage loans. In relation to these origination commitments and DMC's mortgage loans held for sale, DMC had mandatory delivery commitments in the amount of approximately $4,470,000 and $38,600,000 and nonmandatory delivery commitments in the amount of approximately $15,138,000 and $32,643,000 at September 30, 1994 and 1993, respectively.

     DMC is at risk with respect to FNMA securities serviced with recourse to DMC in the event of mortgagor default of approximately $87,000 and $88,000 at September 30, 1994 and 1993, respectively. DMC is also at risk for the nonguaranteed portion of GNMA mortgage-backed securities serviced for investors. The nonguaranteed portion of the GNMA mortgage-backed securities is related to both VA non-bids, if any, and certain foreclosure costs on FHA loans which collateralize the GNMA mortgage-backed securities aggregat-

                        DEVELOPERS MORTGAGE CORPORATION
ing approximately $2,019,000 and $37,364,000 at September 30, 1994 and 1993, respectively. DMC is also required to submit to certain investors scheduled principal and interest payments regardless of actual collection of principal and interest from mortgagors. The mortgages underlying these securities carry either government or private mortgage insurance and are collateralized by the underlying properties. DMC does not expect losses due to claims on the securities for servicing and foreclosure losses to be material to DMC's financial position.

NOTE 10.  EMPLOYEE BENEFIT PLANS

     On October 1, 1993, ASC initiated an employee savings/profit sharing plan (the Plan). The Plan allows participants to contribute up to 11% of their salary on a tax-deferred basis pursuant to section 401(k) of the Internal Revenue Code. ASC matches the employee's contribution at the rate of 33 cents per dollar, with a maximum employer contribution of 5% of the employee's salary. During the year ended September 30, 1994 approximately $17,000 was expensed.

NOTE 11.  SALE OF BUSINESSES

     On November 30, 1994, DMC sold certain assets and operations for approximately $247,000. The assets sold included prepaid rent, miscellaneous employee receivables, and fixed assets of $116,504 for book value and the loan application pipeline for $130,000. This amount approximated 1% of loan applications. Additionally, the buyer assumed the continuing operations relating to DMC's operations in the state of Virginia including all employees, certain leases and operating expenses subsequent to the sale date of November 30, 1994. As a result of the transaction, DMC recorded a gain of $80,790, net of transaction costs.

     On March 31, 1995, the Bank entered into an agreement to sell the outstanding stock of DMC. The Bank was responsible for the severance for substantially all of DMC's employees who elected to leave upon completion of the sale. The sale was completed on April 28, 1995,

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................  iii
Prospectus Summary....................    1
Risk Factors..........................    5
The Company...........................   12
The Reorganization....................   12
Use of Proceeds.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Financial Data...............   18
Pro Forma Consolidated Balance
  Sheet...............................   19
Pro Forma Consolidated Statement of
  Operations..........................   21
Market Price of Securities............   25
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations.......................   26
Business..............................   43
Legal Proceedings.....................   59
Management............................   61
Certain Transactions..................   64
Principal Security Holders............   66
Description of Securities.............   67
Underwriting..........................   71
Legal Matters.........................   73
Experts...............................   74
Index to Financial Statements.........  F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                  A MAXIMUM OF
                                1,270,000 SHARES
                              OF COMMON STOCK AND
                           1,270,000 CLASS A WARRANTS
                          A MINIMUM OF 550,000 SHARES
                                OF COMMON STOCK


                        OFFERING PRICE: $     PER SHARE


                              $     PER WARRANT


                                   HOMEOWNERS
                                   FINANCIAL
                                     CORP.
                            ------------------------

                                   PROSPECTUS
                                            , 1996
                            ------------------------
                           TOLUCA PACIFIC SECURITIES
                                  CORPORATION
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*


        Filing fee -- Securities and Exchange Commission**................  $  6,945
                    NASD Filing Fee**.....................................  $  2,514
        Accountants' fee*.................................................  $360,000
        Legal fees and expenses*..........................................  $380,000
        Blue sky fees and expenses*.......................................  $ 75,000
        Printing and engraving expenses*..................................  $ 90,000
        Transfer Agent expenses*..........................................  $ 10,000
        Miscellaneous*....................................................  $ 25,541
                  TOTAL*..................................................  $950,000


---------------
 * Estimated.
** Non-refundable amount paid.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits

     The Exhibits filed with the Registration Statement are as follows:


 1.a   Revised Form of Underwriting Agreement
 1.b   Revised Form of Underwriter's Warrant
 3.a   Certificate of Incorporation of Company(1)
 3.b   Amendments to Certificate of Incorporation of Company(1)
 3.c   Certificate of Designations -- Series B Preferred Stock(2)
 3.d   Certificate of Designations -- Series C Preferred Stock*
 3.e   By-Laws of Company(1)
 5.a   Opinion and Consent of John B. Lowy, P.C.*
 6.a   The 1994 Incentive Stock Option Plan(1)
10.a   Acquisition Agreement with FIS(1)
10.b   Warehouse Credit Agreement with Franklin Federal Bancorp(1)
10.c   Servicing Loan Agreement with Franklin Federal Bancorp(1)
10.d   Lease Agreement-Dallas(1)
10.e   ISB Stock Purchase Agreement*
10.f   DMC Purchase and Sale Agreement*
10.g   Lease Agreement-Troy*
10.h   Agreement-FIS acquisition of HOFCA*
10.i   Barnett Bank Promissory Note*
10.j   ISB Loan Documents*
10.k   Voting Trust Agreement and Amendment*
10.1   Credit Agreement with First Bank National Association*
10.m   Warrant Agent Agreement*
10.n   Bank Escrow Agreement

21.a   Specimen of Common Stock Certificate*
21.b   Specimen of Class A Common Stock Purchase Warrant Certificate*
23.a   Consent of Wallace Sanders & Company, Certified Public Accountants
23.b   Consent of KPMG Peat Marwick LLP, Certified Public Accountants
23.d   Consent of John B. Lowy, P.C. (included in Exhibit 5.a)
24.e   Powers of Attorney*

---------------
 *  Previously filed.

(1) Previously filed as an Exhibit to the Company's Registration Statement on Form 10-SB, SEC File No. 0-25744, filed with the Commission on or about March 24, 1995, and incorporated herein by reference.


(2) Previously filed as an Exhibit to the Company's Annual Report on Form 10-KSB, SEC File No. 0-25744, filed with the Commission on or about April 26, 1996, and incorporated herein by reference.

     b. Financial Statement Schedules

     All schedules have been omitted because they are inapplicable or not required, or the information is included elsewhere in the financial statements or notes thereto.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Michigan, City of Troy, on the 25th day of October, 1996.


                                          HOMEOWNERS FINANCIAL CORP.

                                          By /s/  CHRISTIAN W. PFLUGER III

                                            ------------------------------------
                                            Christian W. Pfluger III, President,
                                            Chief Executive Officer

                                          By /s/  JOSEPH W. TRAXLER

                                            ------------------------------------
                                            Joseph W. Traxler, Treasurer
                                             (Principal
                                            Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


               SIGNATURES                             TITLE                        DATE
----------------------------------------  ------------------------------    -------------------
/s/  CHRISTIAN W. PFLUGER III                        Director                  October 25, 1996
----------------------------------------
Christian W. Pfluger III
*                                                    Director                  October 25, 1996
----------------------------------------
Henry B. Leshman
*                                                    Director                  October 25, 1996
----------------------------------------
Mori A. Schweitzer
*                                                    Director                  October 25, 1996
----------------------------------------
Leonard L. Rosen
*                                                    Director                  October 25, 1996
----------------------------------------
Stephen M. Savage
*By: /s/  CHRISTIAN W. PFLUGER III
     -----------------------------------
     Christian W. Pfluger III
     (Attorney-in-fact)

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                 NUMBERED
   NO.                                    DESCRIPTION                                      PAGE
             ----------------------------------------------------------------------    ------------
    1.a      Revised Form of Underwriting Agreement................................
    1.b      Revised Form of Underwriter's Warrant.................................
   10.n      Bank Escrow Agreement.................................................
   23.a      Consent of Wallace Sanders & Company, Certified Public Accountants....
   23.b      Consent of KPMG Peat Marwick LLP, Certified Public Accountants........